Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

LOWE’S COMPANIES, INC.,

ASP FLAG HOLDINGS LP

AND

ASP FLAG PARENT HOLDINGS, INC.

Dated as of August 19, 2025

5.8	Absence of Certain Developments.............................................	36
5.9	Taxes..........................................................................................	36
5.10	Real Property.............................................................................	39
5.11	Title to Assets............................................................................	41
5.12	Intellectual Property and Data Privacy......................................	41
5.13	Material Contracts......................................................................	44
5.14	Employee Benefit Plans.............................................................	47
5.15	Labor..........................................................................................	50
5.16	Litigation....................................................................................	52
5.17	Compliance with Laws; Permits................................................	52
5.18	Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions; Supply Chain Laws..................................................	53
5.19	Environmental Matters...............................................................	54
5.20	Insurance....................................................................................	54
5.21	Related Party Agreements..........................................................	55
5.22	Material Customers and Material Vendors................................	55
5.23	Product Liability,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,,	56
5.24	Brokers’ Fee...............................................................................	56
5.25	No Other Representations..........................................................	56
Article VI Representations and Warranties of Buyer........................................		56
6.1	Organization and Good Standing...............................................	56
6.2	Authorization; Binding Agreement............................................	57
6.3	Conflicts; Consents of Third Parties..........................................	57
6.4	Litigation....................................................................................	57
6.5	Brokers’ Fee...............................................................................	58
6.6	Sufficient Funds.........................................................................	58
6.7	Solvency.....................................................................................	58
Article VII Covenants............................................................................................		59
7.1	Access to Information................................................................	59
7.2	Conduct of the Business Pending the Closing...........................	60
7.3	Regulatory Approvals................................................................	63
7.4	Consents; Notification of Certain Matters; Further Assurances	66
7.5	Confidentiality...........................................................................	67

II

7.6	Indemnification, Exculpation and Insurance.............................	67
7.7	Publicity.....................................................................................	69
7.8	Employee Matters......................................................................	70
7.9	Tax Matters................................................................................	72
7.10	R&W Insurance Policy..............................................................	73
7.11	Section 280G..............................................................................	74
7.12	Acknowledgements by Buyer....................................................	75
7.13	Change of Name; Intellectual Property Matters........................	76
7.14	Termination of Management Consulting Agreement and Related Party Agreements..........................................................	77
7.15	Exclusivity.................................................................................	77
7.16	Financing Assistance.................................................................	77
7.17	Treatment of Existing Indebtedness...........................................	79
7.18	Real Estate Matters....................................................................	80
7.19	Specified Contract......................................................................	80
7.20	Schedule 7.20.............................................................................	81
Article VIII Conditions to Closing.......................................................................		81
8.1	Conditions Precedent to Obligations of Buyer, the Company and Seller...................................................................................	81
8.2	Conditions Precedent to Obligations of Buyer..........................	81
8.3	Conditions Precedent to Obligations of Seller and the Company....................................................................................	82
8.4	Frustration of Closing Conditions..............................................	83
Article IX Termination..........................................................................................		83
9.1	Termination of Agreement.........................................................	83
9.2	Effect of Termination.................................................................	84
Article X Miscellaneous.........................................................................................		85
10.1	Survival......................................................................................	85
10.2	Expenses....................................................................................	86
10.3	Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury............................................................................	86
10.4	Entire Agreement.......................................................................	87
10.5	Amendments and Waivers.........................................................	88
10.6	Notices.......................................................................................	88

III

10.7	Severability................................................................................	90
10.8	Binding Effect; Assignment.......................................................	90
10.9	No Third Party Beneficiaries.....................................................	91
10.10	Legal Representation.................................................................	91
10.11	Non-Recourse............................................................................	92
10.12	Specific Performance.................................................................	92
10.13	Release.......................................................................................	93
10.14	Counterparts...............................................................................	93

Exhibits
Exhibit A ........Agreed Principles
Exhibit B ........Net Working Capital Schedule

Annexes
Annex A..........Knowledge of Buyer
Annex B..........Certain Registered IP

iv

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 19, 2025, is entered into by and among: (i) Lowe’s Companies, Inc., a North Carolina corporation (“Buyer”); (ii) ASP Flag Parent Holdings, Inc., a Delaware corporation (the “Company”); and (iii) ASP Flag Holdings LP, a Delaware limited partnership (“Seller”).

W I T N E S E T H:

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of the Company, which consists of 1,100 shares of common stock of the Company, par value $0.01 per share (the “Shares”);

WHEREAS, Buyer desires to purchase all of the Shares from Seller, and Seller desires to sell all of the Shares to Buyer, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the respective boards of directors (or equivalent governing body) of the Company, Seller and Buyer have approved their entry into this Agreement and the consummation of the transactions contemplated hereby (as applicable) upon the terms and subject to the conditions set forth herein and the Transaction Documents.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

Definitions

1.1.Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“ABL Credit Agreement” means the ABL Credit Agreement, dated as of January 29, 2021 (as amended by the First Amendment to ABL Credit Agreement, dated as of February 10, 2021, the Second Amendment to ABL Credit Agreement, dated as of December 31, 2021, the Third Amendment to ABL Credit Agreement, dated as of March 31, 2023, the Fourth Amendment to ABL Credit Agreement, dated as of August 1, 2024, and the Fifth Amendment to ABL Credit Agreement, dated as of April 1, 2025, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of this Agreement), among, inter alios, ASP Flag Intermediate Holdings, Inc., FBM, the subsidiaries of FBM from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., in its capacity as administrative agent, together with its successors and assigns.

“Accrued Income Taxes” means an amount (which will not be less than zero) equal to the aggregate unpaid Income Tax liabilities of the Company Group as of the end of the Closing Date attributable to any Pre-Closing Tax Period (i) for which Tax Returns are not yet due (taking into account applicable extensions) and have not been filed or (ii) for which Tax Returns have been filed, but the amounts shown as due and owing on such Tax Returns have not been paid in full. The calculation of Accrued Income Taxes shall (a) be based on the past practices of the Company Group, including reporting positions, jurisdictions, elections and accounting and valuation methods, to the extent permitted by applicable Law (provided that such practices may be updated or modified to take into account changes in applicable Law pursuant to the OBBBA), (b) take into account any Company Tax Attributes and current Tax assets of the Company Group (other than the carryback of any net operating loss generated in a taxable period that includes the Closing Date) to the extent such Company Tax Attributes or Tax assets, as applicable, actually reduce (not below zero) taxable net income or the unpaid Tax liability, as applicable (and as determined on a jurisdiction-by-jurisdiction basis), to which they are relevant in a Pre-Closing Tax Period, (c) subject to clause (b) above, exclude any deferred Tax liabilities or assets, (d) include in taxable income any adjustment pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) and prepaid amounts and deferred revenue that in each case would not otherwise be included in taxable income on or prior to the Closing Date and (e) in the case of a Straddle Period, be determined in accordance with Section 7.9(d); provided that such calculation shall exclude any Taxes resulting from actions of Buyer, the Company, any Company Subsidiary or any of their respective Affiliates on the Closing Date after the Closing outside of the Ordinary Course of Business.

“Adjustment Escrow Amount” means $88,000,000, to be held and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement and pursuant to Section 3.2(c).

“Affiliate” of any Person means any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person; provided that, except as such term is used in Section 5.21, Section 7.3 (but, in the case of Section 7.3, solely with respect to the provision of information regarding Affiliates) and Section 7.14, (a) in no event shall the Company or any other member of the Company Group be considered an Affiliate of any portfolio company of any investment fund affiliated with, managed or advised by, or directly or indirectly controlled by, AS or CD&R and (b) in no event shall any portfolio company of any investment fund affiliated with, managed or advised by, or directly or indirectly controlled by AS or CD&R (other than the Company Group) be considered an Affiliate of AS or CD&R. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed M&A Amount” means, with respect to an acquisition of the type described in Section 7.2(b)(v) which has been undertaken with the prior written consent of Buyer, an amount (which has been agreed in writing between Buyer and Seller) representing the cash consideration for such acquisition which has been actually paid by a member of the Company Group prior to the Measurement Time (and which, for the avoidance of doubt, is not double counted in clause (i) of the definition of “Cash”).

“Agreed Principles” means the accounting methods, policies, principles, practices and procedures set forth on Exhibit A.

“Anti-Corruption Laws” means all applicable United States and foreign Laws prohibiting or relating to corruption and bribery, or that otherwise prohibit the improper giving of anything of value to a government or public official, including the U.S. Foreign Corrupt Practices Act of 1977 and the Corruption of Foreign Public Officials Act (Canada), in each case as amended, and the rules and regulations promulgated thereunder.

“Anti-Money Laundering Laws” means all applicable United States and foreign Laws prohibiting or relating to money laundering or terrorism financing or imposing obligations to conduct money laundering or terrorism financing due diligence, including 18 U.S.C. §§ 1956 and 1957, the Criminal Code of Canada Section 462.3 and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (PCMLTA), in each case as amended, and the rules and regulations promulgated thereunder.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act and any other United States or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“AS” means American Securities LLC.

“Business Day” means any day of the year other than (a) a Saturday, Sunday or federal holiday in the United States or (b) a day on which national banking institutions in New York, New York are required or authorized to close.

“Buyer Parties” means Buyer, any Affiliate of Buyer and their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns.

“Canadian Tax Act” means the Income Tax Act (Canada), as amended, and the rules and regulations promulgated thereunder.

“Cash” means, without duplication, the sum of (i) the aggregate amount of cash, cash equivalents and marketable securities of the Company Group calculated on a consolidated basis and determined in accordance with the Agreed Principles, wherever located in the world, including in Canada, plus (ii) the Cobalt Acquisition Amount, plus (iii) to the extent such amount is not included in the foregoing clause (i) (and, for the avoidance of doubt, without double counting of any amount included in the foregoing clause (i)), the Agreed M&A Amount. For the avoidance of doubt, Cash (a) shall include the amount of any cash and checks previously received by the Company Group or any of its respective banks and wires, transfers, drafts and deposits in transit, (b) shall be reduced by the amounts of any issued but uncleared checks, drafts and wire transfers by the Company Group, to the extent not taken into account in the calculation of Net Working Capital, and (c) shall exclude (A) security, escrow or similar deposits and (B) deposits or cash held as collateral in respect of outstanding insurance policies, leases, letters of credit or credit card receivables (other than any cash collateralization required pursuant to Section 2.3(a)(iv) and included in the Specified Cash Collateral Amount, which amount shall not result in a reduction to Cash). For the avoidance of doubt, “Cash” shall not include any amounts to the extent reflected in Net Working Capital.

“CD&R” means Clayton, Dubilier & Rice, LLC.

“Clayton Act” means the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Closing Cash” means Cash as of the Measurement Time.

“Closing Consideration” means the Enterprise Value, plus Estimated Cash, plus the Estimated Working Capital Adjustment (which may be a negative number), minus the Estimated Debt, minus the Estimated Transaction Expenses, minus the Adjustment Escrow Amount.

“Closing Debt” means Debt as of the Measurement Time.

“Closing Transaction Expenses” means Company Transaction Expenses that (a) are unpaid as of the Measurement Time or (b) in the case of Shared Expenses, to the extent any amounts comprising the Seller Portion of Shared Expenses were paid by Buyer or any of its Affiliates prior to the Measurement Time; provided that to the extent that any Shared Expenses in excess of the Seller Portion of Shared Expenses were paid by Seller or its Affiliates prior to the Measurement Time, such excess amount shall be treated as a reduction in Company Transaction Expenses for purposes of calculating the Closing Consideration.

“Closing Working Capital” means Net Working Capital as of the Measurement Time.

“Cobalt Acquisition Amount” means $18,250,000.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated pursuant thereto.

“Collective Bargaining Agreement” means any collective bargaining, works council, labor, voluntary recognition or similar agreement or Contract with any Union.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or similar plan subject to the laws of a jurisdiction outside of the United States, and each other retirement, supplemental retirement, pension, supplemental pension, savings, profit sharing, deferred compensation, bonus, incentive compensation, equity or equity-based compensation, sales commission, stock purchase, equity-based, severance, termination, supplemental unemployment benefit, employment, individual consulting, change in control, retention, employee loan, fringe benefit, vacation, disability, death benefit, flexible spending, medical, dental, life, accident, health or wellness spending account or other health and welfare or retiree medical or life insurance plan, policy, agreement, program, practice or arrangement sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by any member of the Company Group for any Company Service Provider or in respect of which the Company Group has or may have any obligation to contribute or other liability (whether actual or contingent), in each case, excluding any Multiemployer Plans and any statutory benefit plans maintained by a Governmental Body to which any member of the Company Group is required to contribute.

“Company Data” means all data maintained by or on behalf of any member of the Company Group, whether or not in electronic form.

“Company Group” means, collectively, the Company and each of the Company Subsidiaries.

“Company Service Provider” means any current or former director, officer, employee or individual independent contractor of any member of the Company Group.

“Company Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

“Company Tax Attributes” means, without duplication, (a) the deductible portion of all Company Transaction Expenses, (b) all deductions for compensation attributable to payments (including, for the avoidance of doubt, any payments in respect of options) by any member of the Company Group to, or the vesting of any stock (incentive or otherwise), or other incentive equity or payment right (including the exercise of any options) held by, any employee, former employee, service provider or member of the Company’s board of directors resulting from or related to the Transactions, including any sale bonuses, change in control payments, retention payments, synthetic equity payments or similar payments, (c) the amount of any employment Taxes with respect to the amounts in clause (b) above, and (d) all deductions resulting from the repayment of any loans or other obligations in connection with the Transactions, including all fees, expenses and interest (including amounts treated as interest for income Tax purposes), original issue discount, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments and any deductions for the capitalized and unamortized portion of any financing fees or expenses of any member of the Company Group; provided, however, that the calculation of Company Tax Attributes shall be done assuming that (i) the Company elected to treat 70% of the amount of any success-based fee as an amount that does not facilitate the transaction to the extent permitted by the safe harbor in Revenue Procedure 2011-29, (ii) amounts that are not economically borne by Seller (including the Closing Transaction Expenses) are excluded and (iii) amounts that are not deductible in a Pre-Closing Tax Period at a “more likely than not” or higher comfort level for U.S. federal Income Tax purposes are excluded.

“Company Transaction Expenses” means, without duplication, (a) the out-of-pocket costs, fees and expenses incurred by or that are otherwise payable by any member of the Company Group in connection with the Transactions (or the process conducted leading to the Transactions), including for investment bankers, third party consultants, legal counsel and other advisers (this clause (a), the “Specified Transaction Expenses”), (b) all management fees, consulting fees, advisory fees or other similar fees or other amounts payable by any member of the Company Group to CD&R, AS or any of their respective Affiliates under the Management Consulting Agreement or any other management agreement or other similar Contract (including in connection with the termination thereof in connection with the Transactions), (c) all stay, change in control, retention, transaction or similar bonuses (but, for the avoidance of doubt, not regular bonuses payable in the Ordinary Course of Business which are captured in Net Working Capital in accordance with the Agreed Principles) and all synthetic equity or severance payments payable by any member of the Company Group to any Company Service Provider (including the employer portion of any payroll, employment or similar Taxes payable by any member of the Company Group with respect thereto) in connection with consummation of the Transactions (but excluding any such bonuses or payments arising as a result of both (i) the consummation of the Transactions and (ii) the occurrence of one or more additional post-Closing events under so-called “double-trigger” provisions contained in any employment-related Contracts), (d) to the extent assessed at the Company Group level as of the Closing, the employer portion of any payroll, employment or similar Taxes payable by any member of the Company Group with respect to any payment or settlement of any equity or equity-based awards of Seller in connection with the consummation of the Transactions and (e) the Seller Portion of Shared Expenses. For the avoidance of doubt, any liability or obligation to the extent taken into account in the calculation of Net Working Capital or Debt shall not be considered a “Company Transaction Expense”.

“Contract” means any legally binding contract, agreement, indenture, note, bond, mortgage, loan, instrument, written lease, license, sublicense or sublease or other legally binding written agreement.

“Dark Lease Amount” means an amount in respect of the leases for branches that have been closed or are scheduled to be closed by the Company Group (also referred to as “dark leases”) set forth on Schedule 1.1(f) of the Company Disclosure Schedules (each, a “Dark Lease”) calculated as set forth thereon.

“Debt” means, without duplication, all monetary obligations (including accrued and unpaid interest related thereto, which, in the case of derivative instruments, shall be net of accrued and unpaid interest then due to the Company Group) of the Company Group (a) for borrowed money, (b) evidenced by notes (including the Senior Notes and the Marjam Seller Notes), bonds, debentures or mortgages, (c) (i) in respect of leases classified as capital or finance leases in accordance with the hierarchy set forth in Part I of the Agreed Principles and (ii) the Dark Lease Amount, (d) (i) the Specified Earnout Obligations, valued as set forth on Schedule 1.1(a) of the Company Disclosure Schedules, and (ii) all other earnouts, deferred purchase price payments, holdbacks or post-closing adjustments to purchase price (other than customary purchase price adjustments for working capital, net debt and transaction expenses), in each case, related to acquisitions consummated prior to the Closing, valued at the maximum amount that may be payable in respect thereof, (e) reimbursement obligations in respect of any letters of credit, bank guarantees, surety bonds, performance bonds and bankers acceptances, in each case, to the extent drawn upon or called, (f) under any interest rate, currency or other derivatives or hedging arrangements, to the extent payable if terminated, (g) under conditional sale or other title retention agreements, (h) any prepayment penalties, fees, premiums, make-whole amounts, breakage costs or other monetary obligations arising from or relating to any of the foregoing to the extent required to be paid in connection with the consummation of the Transactions, (i) any accrued but unpaid severance and retention bonuses with respect to any Company Service Provider (including the employer portion of any payroll, employment or similar Taxes with respect thereto), (j) any Accrued Income Taxes, (k) any Specified Tax Assessments, and (l) all obligations of the type referred to in clauses (a) through (h) of any Person the payment of which any member of the Company Group is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise or in respect of which any member of the Company Group has granted any Lien on any of its property or assets to secure the payment of such obligation.

Notwithstanding the foregoing, “Debt” does not include (i) intercompany obligations solely between or among the members of the Company Group, (ii) any letters of credit, performance bonds, bankers acceptances, indemnities and similar obligations, in each case, to the extent not drawn upon or called, (iii) deferred revenue and customer deposits, in each case to the extent included in Net Working Capital (but any long-term deferred revenue shall be specifically included as Debt), (iv) trade payables to the extent included in Net Working Capital, (v) any other liability or obligation to the extent taken into account in the calculation of Net Working Capital or Company Transaction Expenses, (vi) obligations arising from any financing, debt or other similar arrangements of Buyer or its Affiliates or (vii) all liabilities or obligations incurred at the direction of Buyer and its Affiliates. Any Specified Debt shall be calculated as the Debt Payoff Amount in respect thereof.

“Debt Financing” means any debt financing Buyer may arrange or utilize in connection with the Transactions.

“Debt Payoff Amount” means the amount necessary to pay off, satisfy and discharge in full the Specified Debt as of immediately prior to the Closing, including the aggregate principal amount of the Specified Debt, plus all accrued but unpaid interest, fees and other amounts payable thereon (including any premiums, penalties, make-whole amounts, breakage costs and any other fees, expenses or other obligations relating thereto) and, solely to the extent the issuer thereof does not permit an existing letter of credit of the Company or any Company Subsidiary to be rolled into Buyer’s financing arrangements or backstopped by a new letter of credit, the deposit of cash collateral in respect of any such existing letter of credit (such amount of cash collateral, the “Specified Cash Collateral Amount”), in each case, calculated as of the Closing Date assuming payment at the Closing.

“Enterprise Value” means $8,800,000,000.

“Environmental Law” means any applicable Law relating to pollution or the protection of the environment, natural resources or, as it relates to exposure to Hazardous Substances, human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any Person means each Person that is or was at any time treated as a single employer with such Person for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means JP Morgan Chase Bank N.A.

“Escrow Agreement” means the Escrow Agreement to be entered into among Buyer, Seller and the Escrow Agent on or prior to the Closing Date with respect to the Adjustment Escrow Amount, on terms and conditions reasonably acceptable to Seller and Buyer.

“Estimated Working Capital Adjustment” means (a) if the Estimated Working Capital exceeds the Net Working Capital Peg, the amount, if any, by which the Estimated Working Capital exceeds the Net Working Capital Peg, which amount shall be expressed as a positive number, (b) if the Estimated Working Capital is less than the Net Working Capital Peg, the amount, if any, by which the Net Working Capital Peg exceeds the Estimated Working Capital, which amount shall be expressed as a negative number, or (c) if the Estimated Working Capital is equal to the Net Working Capital Peg, zero.

“Existing Credit Agreements” means the First Lien Credit Agreement and the ABL Credit Agreement.

“Express Representations” means (a) the representations and warranties of Seller expressly and specifically set forth in Article IV (in each case, as qualified by the Company Disclosure Schedules) and the certifications expressly and specifically set forth in the certificate required to be delivered pursuant to Section 2.3(a)(ii), (b) the representations and warranties of the Company expressly and specifically set forth in Article V (in each case, as qualified by the Company Disclosure Schedules) and the certifications expressly and specifically set forth in the certificate required to be delivered pursuant to Section 2.3(a)(ii) and (c) the representations and warranties of Buyer expressly and specifically set forth in Article VI and the certifications expressly and specifically set forth in the certificate required to be delivered pursuant to Section 2.3(b)(i).
“FBM” means Foundation Building Materials, Inc., a Delaware corporation.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Final Cash Adjustment” means the amount, which may be positive or negative, equal to the Final Cash minus the Estimated Cash.

“Final Debt Adjustment” means the amount, which may be positive or negative, equal to the Final Debt minus the Estimated Debt.

“Final Transaction Expenses Adjustment” means the amount, which may be positive or negative, equal to the Final Transaction Expenses minus the Estimated Transaction Expenses.

“Final Working Capital Adjustment” means the amount, which may be positive or negative, equal to (i) if the Final Working Capital exceeds the Estimated Working Capital, the amount, if any, by which the Final Working Capital exceeds the Estimated Working Capital, which amount shall be expressed as a positive number, (ii) if the Final Working Capital is less than the Estimated Working Capital, the amount, if any, by which the Estimated Working Capital exceeds the Final Working Capital, which amount shall be expressed as a negative number, or (iii) if the Final Working Capital is equal to the Estimated Working Capital, zero.

“Financing Sources” means the Persons that have committed or will commit to provide or arrange the Debt Financing in connection with the Transactions and their respective Affiliates and the Representatives of such Persons or their respective Affiliates.

“First Lien Credit Agreement” means the First Lien Term Loan Agreement, dated as of January 29, 2021 (as amended by the First Amendment to First Lien Term Loan Agreement, dated as of February 10, 2021, the Second Amendment to First Lien Term Loan

Agreement, dated as of May 24, 2023, the Third Amendment to First Lien Term Loan Agreement, dated as of January 29, 2024, the Fourth Amendment to First Lien Term Loan Agreement, dated as of August 1, 2024, the Fifth Amendment to First Lien Term Loan Agreement, dated as of April 1, 2025, and the Sixth Amendment to First Lien Term Loan Agreement, dated as of May 6, 2025, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of this Agreement), among, inter alios, ASP Flag Intermediate Holdings, Inc., FBM, the subsidiaries of FBM from time to time party thereto, the lenders from time to time party thereto and Royal Bank of Canada, in its capacity as administrative agent, together with its successors and assigns.

“Fraud” means a claim for knowing and intentional Delaware common law fraud brought by a party hereto against a party hereto based on an Express Representation of such party; provided that at the time such representation was made (i) such representation was inaccurate, (ii) the party making the representation had actual knowledge (and not imputed or constructive knowledge) of the inaccuracy of such representation, (iii) the party making the representation had the intent to deceive another party hereto and (iv) the other party acted in reliance on such inaccurate representation and suffered damages as a result of such inaccuracy. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness.

“Fundamental Representations” means Section 4.1, Section 4.2, Section 4.3, Section 4.4(a)(i), Section 5.1, Section 5.2, Section 5.3(a)(i), Section 5.4, Section 5.5(a); Section 5.5(b), Section 5.21 (in the case of Section 5.21, as such representations and warranties relate to AS, CD&R and their respective Affiliates) and Section 5.24.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Body” means any domestic or foreign supranational, national, state, multi-state, provincial, territorial, municipal or other local government, any subdivision, agency, commission or authority thereof, any department, bureau, agency or instrumentality, or any quasi-governmental or private body exercising any regulatory or taxing authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any court, tribunal or arbitrator of competent jurisdiction.

“Hazardous Substance” means any substance or material defined, identified or regulated as “toxic” or “hazardous” or as a “pollutant” or “contaminant,” or terms of similar import, under any Environmental Law, including asbestos, asbestos-containing materials, polychlorinated biphenyls, per-and polyfluoroalkyl substances, petroleum, petroleum products and by-products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incidental License” means any (a) permitted use of confidential information in a written non-disclosure agreement entered into by a member of the Company Group in the

Ordinary Course of Business that does not grant an express license or covenant not to sue with respect to Intellectual Property; (b) non-exclusive license, assignment, covenant not to sue, or waiver of rights granted by any current or former employees of any member of the Company Group to a member of the Company Group solely in connection with their employment by a member of the Company Group; (c) non-exclusive click-wrap, shrink-wrap or off-the-shelf software license, or any other non-exclusive software license, in each case, that is generally commercially available (including software as a service) on standard terms with aggregate license, maintenance, support and other fees of less than $500,000 per annum; (d) licenses to open source software; (e) non-exclusive licenses contained in contracts with customers of any member of the Company Group that were entered into in the Ordinary Course of Business; and (f) non-exclusive licenses that are not material to the businesses of the Company Group and merely incidental to the transaction contemplated by the agreement containing such license, where the purpose of such agreement is something other than such license.

“Income Tax” means any Tax that is based on, or computed with respect to, net income or earnings, gross income or earnings, capital or net worth (and any franchise Tax or other Tax in connection with doing business imposed in lieu thereof, but excluding any sales, use, goods and services, real or personal property transfer or other similar Taxes) and any related penalties or interest.

“Information Systems” means all information technology and computer systems, networks, firmware, hardware and software that are owned, controlled or used by any member of the Company Group.

“Intellectual Property” means all intellectual property and proprietary rights of any kind in any jurisdiction, whether registered or unregistered, including all rights arising from or in respect of the following: (a) patents and applications therefor, including continuations, divisionals, continuations-in-part or reissues of patent applications and patents issuing thereon; (b) inventions (whether or not patentable or reduced to practice); (c) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof; (d) copyrights and registrations and applications therefor, works of authorship and mask work rights; (e) software and technology; (f) social media handles and accounts; (g) design rights; (h) database rights and rights in and to data; (i) trade secrets, know-how and rights in and to confidential information; (j) all rights to obtain and rights to apply for or claim priority to any of the foregoing; and (k) all rights to sue or recover damages and costs for infringement or misappropriation of any of the foregoing.

“Interest Rate” means the rate of interest published from time to time by The Wall Street Journal, Eastern Edition, as the “prime rate” at large U.S. money center banks during the period from the date that payment is due to the date of payment.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“ISDA Agreements” means the (a) ISDA Master Agreement and Schedule, dated as of November 11, 2024, between FBM and Bank of America, N.A., (b) ISDA Master Agreement and Schedule, dated as of September 18, 2024, between FBM and U.S. Bank

National Association, (c) ISDA Master Agreement and Schedule, dated as of April 18, 2024, between FBM and The Toronto-Dominion Bank and (d) ISDA Master Agreement and Schedule, dated as of April 27, 2021 (as amended by that certain Amendment Agreement, dated as of April 16, 2024), between FBM and Deutsche Bank AG.

“Knowledge of Buyer” means the actual knowledge (and not imputed or constructive knowledge), after due inquiry of their direct reports with primary authority with respect to the applicable matter, of any of the Persons listed on Annex A hereto.

“Knowledge of the Company” means the actual knowledge (and not imputed or constructive knowledge), after due inquiry of their direct reports with primary authority with respect to the applicable matter, of any of the Persons listed on Schedule 1.1(b) of the Company Disclosure Schedules under the caption “Knowledge of the Company”.

“Law” means any applicable foreign, federal, state, provincial, municipal or local law (statutory, common or otherwise), statute, code, ordinance, rule, regulation or Order of any Governmental Body.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings or any investigation, examination or audit (in each case, whether civil, criminal or administrative and whether public or private) by or before a Governmental Body.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, easement, rights-of-way, right of first refusal or first offer, purchase option, restriction on transfer of title, encroachment, servitude or other encumbrances of any kind.

“Lookback Date” means August 1, 2022.

“Management Consulting Agreement” means that certain Management Consulting Agreement, dated as of January 29, 2021 by and between AS and FBM, as supplemented by that certain Side Letter to the Management Consulting Agreement, dated as of January 30, 2024 by and among AS, FBM and CD&R, in each case as may be subsequently amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of this Agreement.

“Marjam Leases” means the leases listed on Schedule 1.1(c) of the Company Disclosure Schedules.

“Marjam Seller Notes” means the unsecured promissory notes made between the Company and each of the following Persons, each as amended and restated on August 22, 2023, and as may be subsequently amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of this Agreement: (a) Bull MB37 OP Holdings Inc.; (b) Bull JB25 OP Holdings Inc.; (c) Marjam International, LLC; (d) Marjam of Northfork, Inc.; and (e) Rewe Street Partners, L.P.

“Material Adverse Effect” means any effect, change, event, occurrence, development, state of facts, matter or circumstance (any such item, an “Effect”) that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities, rights, properties or results of operations of the Company Group, taken as a whole; provided, however, that none of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be a Material Adverse Effect: (a) conditions generally affecting the economy of the United States generally, including changes in the credit, debt, capital or financial markets (including changes in interest or exchange rates) or the economy of any region or country in which any member of the Company Group conducts business; (b) any change generally affecting the industries in which any member of the Company Group conducts business; (c) any acts of god, disasters, emergencies, calamities, epidemics, pandemics, disease outbreaks (including COVID-19, SARS-CoV-2 virus or any mutation or variation thereof (“COVID-19”)) or similar events, or global, national or regional political or social actions or conditions, including hostilities, military actions, political instability, acts of terrorism or war or any escalation or worsening of any such hostilities, military actions, political instability, acts of terrorism or war whether commenced before or after the date hereof (each event in this clause (c), a “Public Emergency”); (d) any failure, in and of itself, by any member of the Company Group to meet any internal or published projections, budgets, forecasts or revenue or earnings predictions for any period (it being understood that the facts or occurrences giving rise to such failure may be taken into account in determining whether there has been or will be, a Material Adverse Effect); (e) compliance with, or any action expressly required to be taken by any member of the Company Group under, the terms of this Agreement (excluding the requirement that the Company Group comply with the terms of Section 7.2, except to the extent Buyer has unreasonably withheld its consent under Section 7.2); (f) the announcement of the execution of this Agreement, including the effects of the Transactions on relationships with customers, suppliers, Governmental Bodies, employees or other third-party relationships (provided that this clause (f) shall not apply to the representations and warranties set forth in Section 4.4, Section 5.3 and Section 5.14(j)); (g) any change in Law or GAAP or in the authoritative interpretation thereof, in each case, after the date hereof; (h) any breach, violation or non-performance by Buyer or any of its Affiliates of its obligations under this Agreement; or (i) any action taken or omitted to be taken by the Company or any other member of the Company Group at the written request of Buyer, unless, in the cases of clauses (a), (b), (c) or (g) above, such Effect has or would reasonably be expected to have a disproportionate impact on the financial condition, business, assets, liabilities, rights, properties or results of operations of the Company Group, taken as a whole, relative to other participants in the industries in which any member of the Company Group conducts business (in which case, only the incremental disproportionate impact shall be taken into account in determining whether there has been a Material Adverse Effect).

“Measurement Time” means 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date; provided that, in the case of (i) Closing Cash, Closing Transaction Expenses and Closing Debt, it means as of immediately prior to the Closing and (ii) matters relating to Taxes, it means as of the end of the Closing Date.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“Net Working Capital” means the consolidated current assets of the Company Group minus the consolidated current liabilities of the Company Group, in each case using solely those line items set forth in the Net Working Capital Schedule and, in each case, as determined in accordance with the Agreed Principles. For the avoidance of doubt, (a) “Net Working Capital” shall not include (i) any amounts to the extent reflected in Closing Cash, Closing Debt or Closing Transaction Expenses, (ii) any intercompany receivables, payables or loans of any kind or nature solely between or among any members of the Company Group or (iii) any income or deferred Tax assets or liabilities and (b) “Net Working Capital” shall include accrued but unpaid bonuses, commissions and incentive compensation to the extent not captured within Debt.

“Net Working Capital Peg” means $937,800,000.

“Net Working Capital Schedule” means the example statement of Net Working Capital set forth on Exhibit B for illustrative purposes.

“OBBBA” means Public Law No. 119-21, enacted on July 4, 2025, as H.R. 1 during the 119th Congress and formally titled “An Act to Provide for Reconciliation Pursuant to Title II of H. Con. Res. 14” (commonly referred to as the One Big Beautiful Bill Act).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment, ruling, settlement or arbitration award, in each case, of, or entered by or with, a Governmental Body.
“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Company Group consistent with past practice, taken as a whole.

“Organizational Documents” means the charter, memorandum, certificate of incorporation, certificate of formation, articles of association, bylaws, limited liability company agreement, stockholders agreement or other similar document of a Person, as may be amended, restated or otherwise modified from time to time.

“Owned IP” means all Intellectual Property owned or purported to be owned by any member of the Company Group.

“Permit” means any approvals, authorizations, consents, licenses, permits, registrations, clearances or certificates of a Governmental Body.

“Permitted Liens” means (a) with respect to real property, all non-monetary title defects, exceptions, restrictions, easements, rights of way, encumbrances or other similar Liens of record which would be disclosed by a current survey, title commitment, or policies of title insurance for the applicable real property and which do not materially impact the value of the applicable real property or interfere with, and are not violated by, the occupancy or use of any real property for the purposes for which it is currently used in connection with the operation of any member of the Company Group; (b) Liens securing liabilities which are reflected or reserved against in the Latest Balance Sheet to the extent so reflected or reserved; (c) Liens for Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings (provided that adequate reserves have been established for such disputed amounts in accordance with GAAP); (d) statutory landlords’, mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts not due; (e) zoning, building code, entitlement and other similar land use restrictions which do not materially interfere with the occupancy or use of any real property for the purposes for which it is currently used in connection with the operation of any member of the Company Group; (f) title of a fee owner or ground lessor under a capital or operating lease of which a member of the Company Group is lessee; (g) non-exclusive licenses in Intellectual Property granted to customers, suppliers or other partners in the Ordinary Course of Business; (h) Liens that will be (and to the extent they actually are) released in connection with the Closing (including Liens securing the Existing Credit Agreements); (i) transfer restrictions under applicable securities Laws; (j) Liens set forth on Schedule 1.1(d) of the Company Disclosure Schedules; and (k) such other imperfections in title, charges, easements, restrictions and encumbrances of record with respect to the Real Property which would not be material to the Company Group, taken as a whole, or materially interfere with the occupancy or use of any real property for the purposes for which it is currently used in connection with the operation of any member of the Company Group.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Information” means all information that identifies or relates to an identified or identifiable person or could reasonably be used to identify an individual person, in addition to any definition for “personal information” or any similar term provided by applicable Law (e.g., “personal data,” “personal information,” “personally identifiable information” or “PII”).
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, including the portion of any Straddle Period ending on the Closing Date.

“Privacy Laws” means all applicable Laws relating to the Processing of any Personal Information.

“Privacy Requirements” means all applicable (a) Privacy Laws, (b) Company Group policies, notices and contractual obligations relating to privacy, data security, data protection, and the Processing of any Personal Information, (c) Payment Card Information Data Security Standards (to the extent applicable) and (d) industry standards or self-regulatory frameworks binding on the Company Group relating to privacy, data security, data protection, and the Processing of Personal Information.

“Processing” means the receipt, collection, compilation, use, storage, combination, sharing, safeguarding, disposal, erasure, destruction, disclosure or transfer.

“Product Liability” means, with respect to any product marketed, distributed or sold by any member of the Company Group prior to the Closing, any liability resulting from actual or alleged harm, injury, damage or death to Persons, property or business, irrespective of the legal theory asserted.

“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.

“Related Claim” means any claims, causes of action or Legal Proceedings (whether at law or in equity, based upon contract, tort, statute or otherwise) that are based upon, arise out of or relate to this Agreement or the negotiation, execution, performance, breach, interpretation, construction, validity or enforcement of this Agreement (including any claim, cause of action or Legal Proceeding based upon, arising out of or related to any representation or warranty made or alleged to be made in or in connection with, or as an inducement to enter into, this Agreement).

“Related Party Leases” means the Marjam Leases and the Unified Leases.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, migration, emitting, escaping or emptying into or upon the indoor or outdoor environment.

“Representatives” means, with respect to any Person, such Person’s Affiliates, equityholders, partners, members, officers, directors, employees, consultants, agents, attorneys, accountants, advisors, financing sources and other representatives.

“Sanctioned Person” means any Person, organization or vessel that is the subject or target of Sanctions, including by being (a) listed on any Sanctions-related list of designated persons such as the OFAC Specially Designated Nationals and Blocked Persons List, the EU Consolidated List of Persons, the UK Consolidated List of Financial Targets and other relevant lists, (b) part of a government of a Sanctioned Territory, (c) owned or controlled 50% or more in the aggregate by Person(s) described in clause (a) or (b) of this definition, (d) located, resident or operating within, or organized under the laws of, a Sanctioned Territory or (e) otherwise targeted by restrictions or prohibitions under Sanctions.

“Sanctioned Territory” means a country or territory that is the subject or target of comprehensive Sanctions, including Cuba, Iran, North Korea, Syria, Crimea and the separatist-controlled portions of the Donetsk and Luhansk regions of Ukraine.

“Sanctions” means all applicable Laws relating to economic, financial or trade sanctions, export control laws or embargoes administered or enforced by the United States (including by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, the United Kingdom or Canada.

“Seller Parties” means Seller, any Affiliate of Seller and their officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns.

“Seller Partnership Agreement” means that certain Second Amended and Restated Limited Partnership Agreement of Seller, dated as of January 30, 2024, by and among Seller and the other parties named therein.

“Seller Portion of Shared Expenses” means 50% of the Shared Expenses.

“Seller Profits Interests” means the Class B Units and the Class W Units of Seller granted under Seller’s 2021 Equity Incentive Plan that are held by Company Service Providers.

“Senior Notes” means the 6.00% Senior Notes due 2029 issued by FBM, as issuer, under the Senior Notes Indenture.

“Senior Notes Indenture” means the Indenture, as amended, for FBM’s $400,000,000 aggregate principal amount of 6.00% Senior Notes due 2029, dated February 10, 2021, by and among FBM, the guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee.

“Shared Expenses” means (a) all fees, costs and expenses of the insurance broker(s), underwriter(s) or insurer(s) incurred in connection with acquiring any D&O Insurance pursuant to Section 7.6, (b) all Transfer Taxes and (c) all fees, costs and expenses of the Escrow Agent.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.

“Specified Amount” has the meaning set forth in Schedule 7.20 of the Company Disclosure Schedules.

“Specified Debt” means the Debt set forth in Schedule 1.1(e) of the Company Disclosure Schedules.

“Specified Earnout Obligations” means the earnout obligations set forth on Schedule 1.1(a)(i) of the Company Disclosure Schedules.

“Specified Tax Assessments” means any monetary obligations with respect to any assessments set forth on Schedule 5.9(c) of the Company Disclosure Schedules which assessments have not been fully paid or resolved as of the Measurement Time (whether or not then due and payable); provided that the amount of any such assessment shall be reduced based on written correspondence from the applicable Taxing Authority received prior to the Closing Date that such assessment is less than the amount set forth on Schedule 5.9(c) of the Company Disclosure Schedules.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Supply Chain Laws” means all Laws relating to human rights or transparency in supply chains, including relating to forced, bonded, indentured, compulsory, exploitative prison, trafficked, slave or child labor, or other modern slavery, trafficking, forced or child labor, including the Uyghur Forced Labor Prevention Act and other laws administered by U.S. Customs and Border Protection, the California Transparency and Supply Chains Act of 2010, the U.S. Conflict Minerals Rule and Canadian Bill S-211.

“Tax” or “Taxes” means: (a) all federal, state, local, foreign or other taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital stock, sales, use, ad valorem, escheat, personal property, value added, import, export, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, disability, excise, duty, severance, stamp, occupation, real property, alternative minimum, estimated taxes and any other charges in the nature of a tax of any kind whatsoever; and (b) all interest, penalties, fines and additions to tax imposed in connection with any item described in clause (a) of this definition.

“Tax Return” means any return, declaration, form, report or statement filed with or required to be filed with any Taxing Authority with respect to any Tax (including any schedules, attachments and supplements thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company Group.

“Taxing Authority” means the IRS and any other Governmental Body exercising any authority to impose, assess or collect any Tax or any other authority exercising Tax regulatory authority.

“Transaction Documents” means this Agreement, the Company Disclosure Schedules, the Escrow Agreement and all other agreements, documents and instruments contemplated by this Agreement or the foregoing or otherwise executed and delivered in connection with the transactions contemplated by this Agreement.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer Taxes” means any real property transfer, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Taxing Authority or other Governmental Body in connection with the Transactions, including any payments made in lieu of any such Taxes or governmental charges that become payable in connection with the Transactions.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Unified Leases” means the leases set forth on Schedule 1.1(g) of the Company Disclosure Schedules.

“Union” means any labor organization, union or works council representing one or more current or former employees of any member of the Company Group.

“WARN Act” means the Worker Adjustment and Retraining Notification Act and any similar non-U.S., state, provincial or local Law, as amended, and the rules and regulations promulgated thereunder.

“Willful Breach” means a deliberate act or a deliberate failure to act (which act or failure to act constitutes in and of itself a material breach of any representation, warranty, covenant or agreement set forth in this Agreement) with the actual knowledge that the taking of such act or failure to act would cause, or would reasonably be expected to result in, a material breach of this Agreement.

1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term                        Section
Acquisition Proposal                7.15
Additional Contract                7.4(a)
Adjustment Escrow Account            3.2(c)
Agreed Closing Statement Form        3.1
Agreement                    Preamble
Audited Financial Statements            5.6(a)
Balance Sheet Date                5.6(a)
Buyer                        Preamble
Buyer Arrangements                7.11
Buyer Calculations                3.3(c)
Buyer Documents                6.2
Buyer Plans                    7.8(b)
Closing                    2.2
Closing Date                    2.2
Closing Statement                3.3(a)
COBRA                    5.14(d)
Company                    Preamble
Company Disclosure Schedules        Article IV
Company Documents                5.2
Company Group IP                5.12(a)
Company Group Registered IP        5.12(a)
Company Pension Plan            5.14(e)
Confidentiality Agreement            7.5
Continuing Employee                7.8(a)
Covered D&O Matters            7.6(a)
COVID-19                    1.1 (in definition of Material Adverse Effect)
D&O Insurance                7.6(d)
Dark Lease                    1.1 (in definition of Dark Lease Amount)
Data Room                    1.3(a)(xiii)
Designated Contacts                7.1(a)
Dispute Notice                3.3(b)
Disputed Item                    3.3(c)
Effect                        1.1(in definition of Material Adverse Effect)
Environmental Permits            5.19
Equitable Exceptions                4.2
Estimated Cash                3.1
Estimated Debt                3.1
Estimated Statement                3.1
Estimated Transaction Expenses         3.1

Term                        Section
Estimated Working Capital            3.1
Final Cash                    3.3(d)
Final Debt                    3.3(d)
Final Transaction Expenses            3.3(d)
Final Working Capital                3.3(d)
Financial Statements                5.6(a)
First Extended Termination Date        9.1(b)(i)
Funds Flow Memorandum            3.1
Indemnitees                    7.6(a)
Initial Termination Date            9.1(b)(i)
Interim Financial Statements            5.6(a)
Intermediate Holdings                5.6(c)
Invoice                        3.2(b)
Latest Balance Sheet                5.6(a)
Leased Real Property                5.10(a)
Legal Challenge                8.2(f)
Legal Restraint                8.1(a)
Material Contracts                5.13(a)
Material Customers                5.22(a)
Material Real Property Lease            5.13(a)(xxi)
Material Vendors                5.22(b)
Maximum Amount                7.6(d)
Net Negative Purchase Price Adjustment    3.3(e)
Amount
Net Positive Purchase Price Adjustment    3.3(e)
Amount
Neutral Accountant                3.3(c)
Non-Parties                    10.11
Non-U.S. Plan                    5.14(h)
OFAC                        1.1 (in definition of Sanctions)
OSHA                        5.15(g)
Owned Real Property                5.10(b)
Parachute Payment Waiver            7.11
Primary Indemnitor                7.6(a)
Privileged Communications            10.10(b)
Processing                    5.12(c)
Projections                    7.12(b)
Public Emergency                1.1(in definition of Material Adverse Effect)
R&W Insurance Policy            7.10
Real Property Lease                5.10(a)
Registered IP                    5.12(a)
Related Party Agreement            5.21
Released Parties                10.13
Releasing Parties                10.13

Term                        Section
Secondary Indemnitors            7.6(b)
Section 280G Approval            7.11
Section 280G Vote                7.11
Solvent                    6.7(b)
Specified Documents                10.4
Specified Transaction Expenses     1.1(in definition of Company Transaction Expenses)
Termination Date                9.1(b)(i)
Waived 280G Benefits            7.11
Waiving Parties                10.10(a)
Weil                        10.10(a)

1.3    Other Definitional and Interpretive Matters.

(a)    Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)    Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The word “day” shall mean “calendar day” unless “Business Day” is expressly identified.

(ii)    Dollars. Any reference in this Agreement to “$” shall mean U.S. dollars. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Exhibits or the Company Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in the Company Disclosure Schedules) is or is not material for purposes of this Agreement.

(iii)    Exhibits/Schedules. The Exhibits and the Company Disclosure Schedules annexed hereto or referred to herein are an integral part of this Agreement and hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule of the Company Disclosure Schedules shall be deemed to have been disclosed on each other Schedule of the Company Disclosure Schedules, in which it is reasonably apparent on the face of such disclosure that the information is required to be included in such other Schedule of the Company Disclosure Schedules. Disclosure of any item on any Schedule of the Company Disclosure Schedules shall not constitute an admission, indication, acknowledgment or representation that such item or matter is material or establish any standard of materiality (and, in particular, the inclusion of any item in the Company Disclosure Schedules shall not, in and of itself and solely by virtue of such inclusion, be a basis for taking such item into account in determining if such item would reasonably be expected to have a Material Adverse Effect or whether there has been a Material Adverse Effect) or be deemed to constitute an acknowledgment or representation that any such matter is required to be disclosed. No disclosure on a Schedule of the Company Disclosure Schedules relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission, indication, acknowledgment or representation that a breach or violation exists or has actually occurred. Matters reflected in the Company Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedules and the Company may, at its option, include in the Company Disclosure Schedules items that are not material in order to avoid any misunderstanding. To the extent any such additional matters are included, they are included for informational purposes and do not necessarily include other matters of a similar nature. Any capitalized terms used in any Schedule of the Company Disclosure Schedules or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a table of contents, the division of this Agreement or the Company Disclosure Schedules into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement or the Company Disclosure Schedules. All references in this Agreement or the Company Disclosure Schedules to any “Section” or “Article” are to the corresponding Section or Article of this Agreement or the Company Disclosure Schedules, as applicable, unless otherwise specified.

(vi) Herein. The words “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii) Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation or warranty, (B) such item is otherwise specifically set forth on the balance sheet or financial statements or (C) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(ix) And/Or. Unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”).

(x)    Amendments. Unless expressly indicated otherwise, references to a particular statute or regulation shall include all rules and regulations thereunder and any successor statute, rule or regulation, in each case, as amended or otherwise modified from time to time.

(xi)    Person. References to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Body, Persons succeeding to the relevant functions of such Person).

(xii)    Written. References to “written” or “in writing” shall include in electronic form.

(xiii)    Made Available. Whenever the words “made available” or similar words are used to describe any document or information provided by any member of the Company Group to Buyer, such words shall mean that such document or information were posted to the electronic data room maintained by or on behalf of the Company Group for “Project Rock” hosted by Datasite (the “Data Room”) and to which Buyer and its Representatives have access, but only if so posted and made available in the Data Room by and through 5 p.m. Eastern Time on the date that is one Business Day prior to the execution and delivery of this Agreement.

(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

ARTICLE II

SALE AND PURCHASE OF THE SHARES; CLOSING

2.1    Sale and Purchase of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, all of the Shares, free and clear of all Liens (other than restrictions relating to the transferability of securities under applicable securities Laws).

2.2    Closing. The consummation of the sale and purchase of Shares (the “Closing”) shall take place remotely, via electronic exchange of signatures and other Closing deliverables on a date to be specified by the parties, which date shall be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) unless another date and time are agreed to by Seller and Buyer in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

2.3    Closing Deliveries of the Parties.

(a)    Deliveries by Seller. At or prior to the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i)    Stock Certificates. Stock certificates representing all of the Shares (if the Shares are certificated) duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, or (if the Shares are not certificated) duly executed instruments of assignment and transfer reasonably satisfactory to Buyer for all of the Shares to evidence the sale, assignment, transfer, conveyance and delivery thereof to Buyer;

(ii)    Closing Certificate. A certificate, dated as of the Closing Date, signed by an authorized officer of each of the Company and Seller as to the satisfaction of the conditions relevant to such Person set forth in Section 8.2(a) through Section 8.2(f);

(iii)    IRS Form W-9. A valid and properly completed IRS Form W-9 (or appropriate substitute forms) executed by Seller; provided that, in the event Seller fails to deliver such certification, the sole recourse of Buyer shall be to withhold on payments of Closing Consideration to the extent required by Law and to the extent that Seller does not deliver an acceptable alternative certification exempting Seller from such withholding;

(iv)    Payoff/Release Documents. (A) Customary “payoff letters” or redemption and discharge documentation, as applicable, with respect to the Specified Debt and customary documentation necessary to release any and all guarantees provided by the Company Group of the obligations under the Specified Debt and any and all Liens on the Shares and the assets of the Company Group securing the obligations under the Specified Debt and to roll any and all existing letters of credit of the Company Group issued and outstanding under the ABL Credit Agreement into Buyer’s existing financing arrangements or backstop such issued and outstanding letters of credit with new letters of credit (or, to the extent any issuer thereof does not permit any such existing issued and outstanding letter of credit to be so rolled or backstopped, to cash collateralize each such letter of credit) and (B) customary documentation to terminate and satisfy all payment obligations under the ISDA Agreements, terminated in accordance with Section 7.17 herein;

(v)    Escrow Agreement. A counterpart of the Escrow Agreement, duly executed by Seller and the Escrow Agent; and

(vi)    Resignations. Duly executed written resignations (or other evidence of removal), effective as of the Closing, of each of the Company Group’s directors or officers designated in writing by Buyer to Seller no later than five Business Days prior to Closing.

(b)    Deliveries by Buyer. At or prior to Closing, Buyer will deliver or cause to be delivered to Seller or the applicable Person:

(i) Closing Certificate. A certificate, dated as of the Closing Date, signed by an authorized officer of Buyer as to the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b);

(ii) Closing Payments. The Closing payments described in Section 3.2; and

(iii) Escrow Agreement. A counterpart of the Escrow Agreement, duly executed by Buyer.

ARTICLE III

Purchase Price

3.1    Estimated Purchase Price. No later than three Business Days prior to the Closing Date, Seller shall provide Buyer with a written statement in a format reasonably acceptable to Buyer (such form, the “Agreed Closing Statement Form”), reflecting Seller’s good faith estimate of (a) Closing Cash (the “Estimated Cash”), (b) Closing Working Capital (the “Estimated Working Capital”), (c) Closing Debt (the “Estimated Debt”), (d) Closing Transaction Expenses (the “Estimated Transaction Expenses”), (e) the resulting calculation of Closing Consideration and (f) the Specified Amount, and with respect to each of the foregoing, identifying all components and sub-components thereof (the “Estimated Statement”), together, in each case, with all reasonable supporting documentation for each such calculation. The Estimated Statement, and the components thereof, shall be prepared based upon the books and records of the Company Group and in accordance with the Agreed Principles and this Agreement, including the definitions of Closing Cash, Closing Working Capital, Closing Debt, Closing Transaction Expenses, Specified Amount and Closing Consideration. At least seven Business Days prior to the Closing Date, Seller shall deliver to Buyer a preliminary Estimated Statement for information purposes only (which shall not be considered the Estimated Statement for any purpose hereunder). Buyer shall have the right to comment on the preliminary Estimated Statement no later than three Business Days after its receipt, which comments Seller will consider in good faith (with no obligation of acceptance), and the Estimated Statement (as it may have been modified by Seller after considering any comments from Buyer) shall be binding on Seller, on the one hand, and Buyer, on the other hand, for purposes of this Section 3.1 and shall be used to determine the Closing Consideration. The calculation of the Closing Consideration will not include any Cash or other assets of any Affiliate of Seller that is not a member of the Company Group. No later than one Business Day after receipt of the Estimated Statement, Buyer and Seller shall agree upon a detailed funds flow memorandum in Excel format (including all underlying calculations, formulas and amounts therein) setting forth all payments to be made by or on behalf of the parties hereto at Closing in accordance with this Agreement (the “Funds Flow Memorandum”).

3.2    Closing Date Payments by Buyer.

(a)     Payments in respect of Shares. At the Closing, Buyer shall pay, or cause to be paid directly to Seller, by wire transfer of immediately available funds to an account or accounts designated in writing by Seller at least three Business Days prior to the Closing, an aggregate amount of cash equal to the Closing Consideration less the Additional Deposit Amount.
(b)    Payments in respect of Company Transaction Expenses. Seller shall use commercially reasonable efforts to obtain from each recipient of Specified Transaction Expenses or Shared Expenses incurred by Seller, the Company or any of their respective Affiliates and deliver to Buyer, at least three Business Days prior to the Closing, a written invoice for the full amount of such Specified Transaction Expenses and Shared Expenses incurred by Seller or any of its Affiliates owed to such recipient (each, an “Invoice”). At the Closing, Buyer shall pay, or cause to be paid, on behalf of the Company Group, (i) the Specified Transaction Expenses and (ii) any portion of the Shared Expenses that remain unpaid as of immediately prior to the Closing, in each case to the applicable recipients as set forth on the Estimated Statement and the applicable Invoice by wire transfer of immediately available funds to such Persons; provided that if Buyer has not received an Invoice for any Specified Transaction Expense or Shared Expense at least three Business Days prior to the Closing Date in accordance with the first sentence of this Section 3.2(b), but such Specified Transaction Expense or Shared Expense, as applicable, is reflected in the Closing Consideration, Buyer shall pay, or cause to be paid, such Specified Transaction Expense or Shared Expense, as applicable, promptly following Buyer’s receipt of such Invoice and, to the fullest extent possible, at the Closing in accordance with the Funds Flow Memorandum. In the case of any Company Transaction Expenses that are compensation payments to Company Service Providers that are payable at Closing in accordance with the terms of the applicable Company Benefit Plan or Contract, Buyer shall pay, or cause to be paid, at the Closing, the amount of such Company Transaction Expenses by wire transfer of immediately available funds to the Company for further distribution by the Company (or its designee) to the applicable Company Service Provider through the next administratively practicable payroll following the Closing.

(c)    Payments in respect of Adjustment Escrow Amount. At the Closing, Buyer shall deliver to the Escrow Agent an amount equal to the Adjustment Escrow Amount, by wire transfer of immediately available funds to such bank account designated in writing by the Escrow Agent (the “Adjustment Escrow Account”), to be held in the Adjustment Escrow Account and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement and this Agreement. Buyer and Seller acknowledge and agree that all fees, costs, expenses and other charges of the Escrow Agent shall be Shared Expenses.

(d)    Payments in respect of Debt. At the Closing, Buyer shall pay or cause to be paid, or deposit or cause to be deposited, on behalf of the Company Group, the Debt Payoff Amount by wire transfer of immediately available funds to the Persons or bank accounts as specified in the “payoff letters” or redemption, termination or other documentation delivered pursuant to Section 2.3(a)(iv) and Section 7.17 providing payoff, redemption or termination instructions with respect to the Specified Debt, in each case in accordance with Section 2.3(a)(iv) and Section 7.17.

(e)    Payments in respect of Additional Deposits. At the Closing, Buyer shall deliver or cause to be delivered, on behalf of Seller, the deposits set forth in Schedule 3.2(e) of the Company Disclosure Schedules (such amount, the “Additional Deposit Amount”).

3.3    Adjustment to Closing Consideration.

(a)    As promptly as practicable, but no later than 90 days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a statement, substantially in the format of the Agreed Closing Statement Form (the “Closing Statement”), setting forth: (i) Closing Cash; (ii) Closing Working Capital; (iii) Closing Debt, (iv) Closing Transaction Expenses and (v) Specified Amount, together, in each case, with all reasonable supporting documentation for each such calculation. The Closing Statement, and the components thereof, shall be prepared based upon the books and records of the Company Group and in accordance with the Agreed Principles and this Agreement, including the definitions of Closing Cash, Closing Working Capital, Closing Debt, Closing Transaction Expenses and Specified Amount. If Buyer fails to timely deliver the Closing Statement, then the Estimated Statement shall be conclusive, final and binding on all parties.

(b)    Until the Closing Statement is finally determined in accordance with this Section 3.3, Seller and its advisors shall have the right, upon reasonable notice to Buyer, to reasonable access to the Company Group’s books and records, appropriate staff members, its auditor(s) (subject to the execution of customary work paper access letters) and such other information or personnel of each member of the Company Group as Seller shall reasonably request in order to review the Closing Statement and seek to resolve any disagreement included in a Dispute Notice. The Closing Statement (and the computation of Closing Cash, Closing Working Capital, Closing Debt, Closing Transaction Expenses and Specified Amount) delivered by Buyer to Seller shall be conclusive and binding on all parties unless Seller, prior to the 30th day following Seller’s receipt of the Closing Statement, delivers a written notice to Buyer that Seller disagrees with such calculation and specifying in reasonable detail those items as to which Seller disagrees (any such notice, a “Dispute Notice”). Seller shall be deemed to have agreed with all other items contained in the Closing Statement, and the calculation of Closing Cash, Closing Working Capital, Closing Debt, Closing Transaction Expenses or Specified Amount, as applicable, delivered pursuant to Section 3.3(a) that are not the subject of a Dispute Notice.

(c)    If a Dispute Notice is duly delivered pursuant to Section 3.3(b), Seller and Buyer shall, during the 30 days following such delivery, consult in good faith on the items set forth in the Dispute Notice that are disputed between the parties (such items, “Disputed Items”) in order to determine, as may be required, the amount of Closing Cash, Closing Working Capital, Closing Debt, Closing Transaction Expenses and Specified Amount, as applicable. If during such period, Seller and Buyer are unable to reach such agreement, they shall promptly thereafter cause BDO USA, P.C. or, if such accounting firm is unwilling or unable to serve, such other nationally recognized and independent accounting firm, consulting or professional services firm with significant experience acting as an expert related to purchase price adjustment disputes relating to transactions of a similar nature, on which Seller and Buyer mutually agree, which agreement shall not be unreasonably withheld, as the case may be (the “Neutral Accountant”), to review the Disputed Items for the purpose of calculating Closing Cash, Closing Working Capital, Closing Debt, Closing Transaction Expenses and Specified Amount, as applicable. Each party hereto agrees to execute, if requested by the Neutral Accountant, a customary engagement letter and shall cooperate with the Neutral Accountant and promptly provide, and the Company shall provide, and cause its subsidiaries to provide, all documents and information reasonably requested by the Neutral Accountant during the term of its engagement. Buyer and Seller shall each submit to the Neutral Accountant their respective calculations of Closing Cash, Closing Working Capital, Closing Debt, Closing Transaction Expenses and Specified Amount as set

forth on the Closing Statement or Dispute Notice, as applicable (Seller’s calculations, the “Seller Calculations” and Buyer’s calculations, the “Buyer Calculations”). Neither Buyer nor Seller shall have or conduct any communication, either written or oral, with the Neutral Accountant without the other party either being present (or having waived or declined its right to be present) or receiving a concurrent copy of any written communication. Buyer and Seller shall instruct the Neutral Accountant (i) to make a determination solely with respect to the Disputed Items as soon as practicable and in any event within 30 days after its retention; provided that the Neutral Accountant may not assign a value to any particular item greater than the greatest value for such item, or less than the lowest value for such item, claimed by Buyer or Seller in the Closing Statement or Dispute Notice, (ii) to make such determination in accordance with this Section 3.3 and based solely on the applicable definitions of Closing Cash, Closing Working Capital, Closing Debt, Closing Transaction Expenses and Specified Amount and the Agreed Principles (i.e., not on the basis of an independent review) and shall not otherwise have any authority to interpret any provision of this Agreement, (iii) to act only as an expert and not as an arbitrator and (iv) not to conduct any independent investigation. The Neutral Accountant shall be instructed by Buyer and Seller to issue a detailed report within 30 days from its engagement by the parties, that sets forth its final determination of the Disputed Items, following which the parties shall make any required payments in accordance with Sections 3.3(e)-(h); provided that any failure of the Neutral Accountant to strictly conform to any deadline or time period contained within this Section 3.2 shall not render the determination of the Neutral Accountant invalid and shall not be a basis for seeking to overturn any determination rendered by the Neutral Accountant. The determination of Closing Cash, Closing Working Capital, Closing Debt, Closing Transaction Expenses and Specified Amount and the resulting calculation of the Closing Consideration by the Neutral Accountant in accordance with this Agreement will be final, conclusive and binding (absent manifest error, in which case, the report shall be sent back to the Neutral Accountant for correction) upon the parties hereto and will not be subject to appeal or further review, and an Order may be entered in respect thereof in any court of competent jurisdiction, subject to Section 10.3 and the comparable provisions of the Escrow Agreement. Any engagement fees incurred in connection with the appointment of the Neutral Accountant shall initially be paid 50% by Buyer and 50% by Seller; provided that such engagement fees shall be reallocated following the final determination of the Neutral Accountant such that the aggregate fees, costs and expenses of the Neutral Accountant shall be paid by (A) Buyer in the proportion that the aggregate dollar amount of such Disputed Items so submitted that are successfully disputed by Seller (as finally determined by the Neutral Accountant) bears to the aggregate dollar amount of such items so submitted and (B) Seller in the proportion that the aggregate dollar amount of such Disputed Items so submitted that are unsuccessfully disputed by Seller (as finally determined by the Neutral Accountant) bears to the aggregate dollar amount of such items so submitted. For example, if (x) the total amount of the unresolved Disputed Items submitted to the Neutral Accountant for resolution in accordance with the terms of this Section 3.3 is $1,000, (y) the aggregate amount of the unresolved Disputed Items resolved by the Neutral Accountant in favor of Seller is $600 and (z) the total amount of fees, expenses and costs of the Neutral Accountant in connection with such dispute is $100, then Buyer shall bear $60 of such amount and Seller shall bear $40 of such amount.

(d)    The Closing Cash, Closing Debt, Closing Transaction Expenses, Closing Working Capital and Specified Amount as finally determined in accordance with Sections 3.3(a)-(c) shall be the “Final Cash”, “Final Debt”, “Final Transaction Expenses”, “Final Working Capital” and “Final Specified Amount”, respectively.

(e)    The “Purchase Price Adjustment” will be an amount, which may be positive or negative, equal to (1) the Final Cash Adjustment, plus (2) the Final Working Capital
Adjustment, minus (3) the Final Debt Adjustment, minus (4) the Final Transaction Expenses Adjustment. The Final Specified Amount shall not be a component of the Purchase Price Adjustment but shall instead be paid as set forth in Section 2 of Schedule 7.20 of the Company Disclosure Schedules.

(f)    Subject to Section 3.3(j), if the Purchase Price Adjustment is a positive number (the “Net Positive Purchase Price Adjustment Amount”), then within three Business Days after the Purchase Price Adjustment (and components thereof) has been finally determined, (i) Buyer shall pay, or cause to be paid, an amount equal to the lesser of (A) the Net Positive Purchase Price Adjustment Amount and (B) the Adjustment Escrow Amount in cash to Seller and (ii) the parties shall deliver a joint written instruction to the Escrow Agent to distribute all of the Adjustment Escrow Amount to Seller in accordance with the Escrow Agreement. The parties hereto acknowledge and agree that, for the avoidance of doubt, in no event shall Buyer’s liability pursuant to this Section 3.3(f) exceed the Adjustment Escrow Amount.

(g)    Subject to Section 3.3(j), if the Purchase Price Adjustment is a negative number (the absolute value of such number, the “Net Negative Purchase Price Adjustment Amount”), then within three Business Days after the Purchase Price Adjustment (and components thereof) has been finally determined, the parties shall deliver a joint instruction to the Escrow Agent to pay to Buyer an amount equal to the lesser of (A) the Net Negative Purchase Price Adjustment Amount and (B) the Adjustment Escrow Amount in cash to Buyer. If any portion of the Adjustment Escrow Amount remains after such payment to Buyer, then the parties shall deliver a joint written instruction to the Escrow Agent to distribute such remaining amount to Seller in accordance with the Escrow Agreement. The parties hereto acknowledge and agree that any Net Negative Purchase Price Adjustment Amount shall be satisfied solely and exclusively out of the Adjustment Escrow Amount, and for the avoidance of doubt, in no event shall Seller’s liability pursuant to this Section 3.3(g) exceed the Adjustment Escrow Amount.

(h)    If the Purchase Price Adjustment is zero, then within three Business Days after the Purchase Price Adjustment (and components thereof) has been finally determined, the parties shall deliver a joint written instruction to the Escrow Agent to distribute the Adjustment Escrow Amount to Seller in accordance with the Escrow Agreement.

(i)    The allocation of the Closing Consideration, any potential Purchase Price Adjustment in favor of Sellers pursuant to Section 3.3(f), any release of any amounts from the Adjustment Escrow Amount to Seller or any other amounts payable to Seller pursuant to this Agreement shall be allocated by Seller to any direct and indirect equityholders of Seller, including any holders of Seller Profits Interests, in accordance with applicable Law, the Organizational Documents of Seller and any Contracts or other agreements governing or otherwise applicable to the allocation of such amounts, and neither Buyer nor any other Buyer Party shall have any responsibility for, or any liability related to, the allocation of any such amount among any direct or indirect equityholders of Seller, including any holders of Seller Profits Interests.

(j)    In the event that the Buyer Calculations, as submitted to the Neutral Accountant, provide on their face for an amount of Closing Consideration that is less than the amount of Closing Consideration paid by Buyer to Seller at the Closing, then within five Business Days following the delivery of each of the Buyer Calculations and Seller Calculations to the Neutral Accountant, Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Adjustment Escrow Account an amount (so long as it is a positive number) equal to (x) the Adjustment Escrow Amount minus (y) an amount sufficient to cover the maximum possible payment to Buyer if all Disputed Items are determined by the Neutral Accountant in favor of Buyer (to the fullest extent claimed by Buyer) (it being understood that no amount shall be released from the Adjustment Escrow Account if the amount calculated pursuant to this sentence is zero or a negative number). For the avoidance of doubt, under no circumstances shall any amount be released from the Adjustment Escrow Account pursuant to this Section 3.3(j) if doing so would leave insufficient funds in the Adjustment Escrow Account for Buyer to recover in full a Net Negative Purchase Price Adjustment Amount determined by calculating Final Cash, Final Debt, Final Transaction Expenses and Final Working Capital using the Buyer’s Calculations for each Disputed Item submitted to the Neutral Accountant. Any amounts paid pursuant to this Section 3.3(j) shall reduce Buyer’s liability pursuant to Section 3.3(f), which shall be capped at the Adjustment Escrow Amount less the amount so released pursuant to this Section 3.3(j).

(k)    Buyer acknowledges and waives any actual or potential conflict of any Company staff members assisting Seller and its advisors as described in this Section 3.3 and will not, and will cause the Company and the Company Subsidiaries to not, prevent such access by Seller and its advisors.

(l)    Any payment under this Section 3.3 shall be treated as an adjustment to the Closing Consideration for Tax purposes.

3.4    Withholding. Buyer, the Company, and their respective Affiliates shall be entitled to deduct and withhold (without duplication) from any and all payments made under this Agreement such amounts that are required to be deducted and withheld with respect to the making of such payments under the Code or under any provisions of state, local or foreign Law. Except with respect to payments in the nature of compensation to be made to current or former directors, officers, employees and consultants, each of Buyer, the Company, and their respective Affiliates, as applicable, shall use commercially reasonable efforts to provide the applicable payee with notice of such party’s intention to withhold prior to any such withholding, and take into account any certificate or other document provided by such recipient regarding withholding or deduction that is or may be imposed with respect to this Agreement; provided that Buyer and its Affiliates shall not be required to incur any unreimbursed costs or expenses in connection with the foregoing. To the extent that such amounts are so withheld and timely paid over to the proper Taxing Authority, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction or withholding was made.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the disclosure schedule delivered to Buyer prior to the execution of this Agreement (the “Company Disclosure Schedules”), Seller hereby represents and warrants to Buyer that:

4.1    Organization. Seller is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted, is duly qualified or authorized to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to have such power and authority or to be so qualified, authorized or in good standing would not, individually or in the aggregate, reasonably be expected to prevent or materially delay Seller’s performance under this Agreement or the other applicable Transaction Documents or the consummation of the Transactions contemplated hereby and thereby.

4.2    Authorization; Valid and Binding Agreement. Seller has all requisite power and authority to execute and deliver this Agreement and any Transaction Documents to which Seller is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement by Seller and any Transaction Documents to which Seller is or will be a party and the consummation by Seller of the Transactions has been duly authorized by all necessary action, and no other proceedings on the part of Seller and no additional approvals are necessary to authorize the execution, delivery and performance of this Agreement and any Transaction Documents to which Seller is or will be a party and the consummation of the Transactions. This Agreement has been, and each Transaction Document to which Seller is or will be a party when executed will be, duly and validly executed and delivered by Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each such other Transaction Document will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and (b) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Equitable Exceptions”).

4.3    Ownership of Capital Stock. Seller is the record and beneficial owner of all of the Shares, free and clear of any and all Liens (other than restrictions arising under the Organizational Documents of the Company or restrictions relating to the transferability of securities under applicable securities Laws). Seller has the power, authority and legal capacity to sell, transfer, assign and deliver the Shares to Buyer, as provided in this Agreement, and such delivery will convey to Buyer good and marketable title to such Shares, free and clear of any and all Liens (other than restrictions arising under the Organizational Documents of the Company or restrictions relating to the transferability of securities under applicable securities Laws). Except for the Shares, Seller does not own, beneficially or of record, any other equity securities of the Company. The Transactions constitute an “Exit Transaction” under and as defined in the Seller Partnership Agreement.

4.4    Conflicts; Consents of Third Parties.

(a)    Except as set forth on Schedule 4.4(a) of the Company Disclosure Schedules, none of the execution and delivery by Seller of this Agreement or the Transaction
Documents to which Seller is or will be a party, the consummation by Seller of the Transactions or compliance by Seller with any of the provisions hereof will (i) violate any provision of the Organizational Documents of Seller; (ii) with or without notice or lapse of time, or both, conflict with, or result in any violation of or default under, require consent, notice or waiver under, give rise to a right of termination or cancellation or other adverse consequence under, any provision of any Contracts (excluding sales orders and purchase orders) to which Seller or any member of the Company Group is a party or any Permit held by Seller or any member of the Company Group; (iii) violate or result in the breach of any Law or Order applicable to Seller or any member of the Company Group or by which any of the properties or assets of Seller or any member of the Company Group are bound; or (iv) result in the imposition of any Lien on any property or asset of Seller or any member of the Company Group, other than, in the case of clauses (ii)-(iv), such conflicts, violations, defaults, terminations, cancellations breaches or Liens that would not, individually or in the aggregate, reasonably be expected to (A) be material to the Company Group taken as a whole or (B) prevent or materially delay Seller’s performance under this Agreement or the other applicable Transaction Documents or the consummation of the Transactions contemplated hereby and thereby.

(b)    No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, or action by, any Governmental Body is required on the part of Seller in connection with the execution and delivery by Seller of this Agreement or the Transaction Documents to which Seller is or will be a party, the compliance by Seller with any of the provisions hereof, or the consummation by Seller of the Transactions, except for (i) the applicable requirements of the HSR Act; and (ii) any other consent, waiver, approval, Order, Permit or authorization the failure of which to be obtained, or declaration or filing the failure of which to be made, would not, individually or in the aggregate, reasonably be expected to (A) be material to the Company Group taken as a whole or (B) prevent or materially delay Seller’s performance under this Agreement or the other applicable Transaction Documents or the consummation of the Transactions contemplated hereby and thereby.

4.5    Litigation. As of the date of this Agreement, there are no Legal Proceedings pending or, to Seller’s knowledge, threatened against Seller, at law or in equity, or before or by any Governmental Body which would reasonably be expected to prevent or materially delay Seller’s performance under this Agreement or the consummation of the Transactions contemplated hereby. As of the date of this Agreement, Seller is not subject to any unsatisfied Order that, individually or in the aggregate, would reasonably be expected to prevent or materially delay Seller’s performance under this Agreement or the other applicable Transaction Documents or the consummation of the Transactions.

4.6    Seller Profits Interests. Except as would not reasonably be expected to be material to the Company Group, taken as a whole, the applicable threshold amount for each grant of Seller Profits Interests was not less than the liquidation value of Seller on the applicable grant date, as reasonably determined by the board of managers of Seller. Except as would not reasonably be expected to be material to the Company Group, taken as a whole, each Company Service Provider who holds a Seller Profits Interest made a timely and valid election under Section 83(b) of the Code with respect to such Seller Profits Interest and, to the extent required under applicable Law, each Company Service Provider who holds a Seller Class A Unit or Class

N Unit made a timely and valid election under Section 83(b) of the Code with respect to such Seller Class A Unit or Class N Unit.

4.7    Exclusivity of Representations. Buyer acknowledges and agrees that the Express Representations made by Seller are the exclusive representations and warranties made by Seller. Seller hereby disclaims any other express or implied representations or warranties by Seller, at law or in equity, whether written or oral. As acknowledged and agreed by Buyer in Section 7.13, other than the Express Representations made by Seller, Seller is not, directly or indirectly, whether orally or in writing, making any representations or warranties regarding any information, documents or material made available to Buyer in any “data rooms,” management presentations, due diligence or in any other form in expectation of the Transactions contemplated hereby.

4.8    No Other Representations. Except for the Express Representations made by Buyer, Seller acknowledges and agrees that: (a) no Person is making or has made any representation or warranty, expressed or implied, at law or in equity, in respect of Buyer or any of its Affiliates; (b) no officer, manager, director, agent, Affiliate, advisor, employee, service provider or other Representative of Buyer has any authority, express or implied, to make any representations, warranties or agreements by or on behalf of Buyer not specifically set forth in the Express Representations made by Buyer and subject to the limitations set forth in herein and therein; and (c) it is not relying upon and has not relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Buyer and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person. Seller specifically disclaims any obligation or duty by Buyer and its Affiliates to make any disclosures of fact not required to be disclosed pursuant to the Express Representations made by Buyer.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Company Disclosure Schedules, the Company hereby represents and warrants to Buyer that:

5.1    Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or authorized to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Buyer true, correct and complete copies of the Organizational Documents of each member of the Company Group in effect as of the date of this Agreement. No member of the Company Group is in violation in any material respect of any of the provisions of its Organizational Documents.

5.2    Authorization of Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents executed or to be executed by the Company in connection with the consummation of the Transactions (the “Company Documents”), to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and each of the Company Documents, the performance of its obligations hereunder and thereunder, and the consummation by the Company of the Transactions have been duly authorized by the board of directors of the Company, and no other action or proceeding on the part of the Company, the board of directors of the Company or the Company’s shareholder (including Seller) is necessary to authorize the execution, delivery and performance of this Agreement and each of the Company Documents and the consummation of the Transactions. This Agreement and the Company Documents have been duly and validly executed and delivered by the Company, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and the Company Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforceability thereof may be limited by the Equitable Exceptions.

5.3    Conflicts; Consents of Third Parties.

(a)    Except as set forth on Schedule 5.3(a) of the Company Disclosure Schedules, none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions hereof will (i) violate any provision of the Organizational Documents of any member of the Company Group; (ii) with or without notice or lapse of time, or both, conflict with, or result in any violation of or default under, require consent, notice or waiver under, give rise to a right of termination or cancellation under, any provision of any Contracts (including the Existing Credit Agreements, the Senior Notes Indenture and the Marjam Seller Notes but excluding sales orders and purchase orders) to which any member of the Company Group is a party or any Permit held by any member of the Company Group; (iii) violate or result in the breach of any Law or Order applicable to any member of the Company Group or by which any of the properties or assets of any member of the Company Group are bound; or (iv) result in the imposition of any Lien on any property or asset of any member of the Company Group, other than, in the case of clauses (ii)-(iv) (except with respect to the Specified Debt (it being understood and agreed that the Specified Debt shall be paid off, redeemed and/or defeased at the Closing)), such conflicts, violations, defaults, terminations, cancellations, breaches or Liens that would not, individually or in the aggregate, reasonably be expected to (A) be material to the Company Group taken as a whole or (B) prevent or materially delay the Company’s performance under this Agreement or the Company Documents or the consummation of the Transactions contemplated hereby and thereby.

(b)    No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, or action by, any Governmental Body is required on the part of any member of the Company Group in connection with the execution and delivery by the Company of this Agreement or the Company Documents, the compliance by the Company with any of the provisions hereof, or the consummation by the Company of the Transactions, except for (i) the applicable requirements of the HSR Act; and (ii) any other consent, waiver, approval, Order, Permit or authorization the failure of which to be obtained, or declaration or filing the failure of which to be made, would not, individually or in the aggregate, reasonably be expected to (A) be material to the Company Group taken as a whole or (B) prevent or materially delay the Company’s performance under this Agreement or the Company Documents or the consummation of the Transactions contemplated hereby and thereby.

5.4    Capitalization. The authorized capital stock of the Company consists of 1,100 shares of common stock, par value $0.01 per share, of which (i) 1,000 shares are designated as common stock and (ii) 100 shares are designated as Class B common stock. The Shares constitute the only outstanding equity interests of the Company and are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, rights of first refusal or purchase rights. None of the Shares are subject to a vesting schedule, repurchase rights or a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. There are no outstanding options, warrants, stock appreciation rights, phantom stock, convertible securities, subscription rights, conversion rights, exchange rights or other equity agreements or arrangements to which the Company is a party, or by which the Company is bound, relating to the issuance or sale of any equity interests in the Company, and the Company does not have any outstanding obligations to repurchase, redeem or otherwise acquire any equity interests in the Company. There are no bonds, debentures, notes or other indebtedness for which the holders thereof have the right to vote on any matter on which the shareholders of the Company may vote (or which are convertible into any voting interests in the Company) (other than pursuant to an exercise of remedies pursuant to the Specified Debt in accordance with the terms thereof (it being understood and agreed that the Specified Debt shall be paid off, redeemed and/or defeased at the Closing)). There are no declared and unpaid dividends on any capital stock of the Company. The Company is not party to, or bound by, any voting trust, proxy or other Contract with respect to the voting, redemption, sale, transfer or other disposition of any equity interests in the Company.

5.5    Company Subsidiaries.

(a)    Schedule 5.5(a) of the Company Disclosure Schedules sets forth the name of each of the Company Subsidiaries, and, with respect to each Company Subsidiary: (i) the jurisdiction in which it is incorporated or organized; and (ii) the number and class of shares or other equity interests thereof duly issued and outstanding, the names of all holders thereof and the number of shares of stock or membership interests held by each such holder, in each case, as of the date hereof. Each of the Company Subsidiaries is a duly organized and validly existing corporation or other entity in good standing to the extent such concepts are recognized under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate (or similar entity) power and authority to own, lease and operate its properties and to carry on its business in all material respects as now being conducted. Each of the Company Subsidiaries is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing to the extent such concepts are recognized under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    The outstanding shares or other equity interests of each of the Company Subsidiaries are validly issued, fully paid and non-assessable, to the extent such concepts are applicable to such equity interests, and have not been issued in violation of any applicable securities Laws or any preemptive rights, rights of first refusal or purchase rights, and all such shares or other equity interests represented as being owned by the Company or any Company Subsidiary are owned by it free and clear of any Liens, other than (i) Liens securing Debt under the Existing Credit Agreements and the Marjam Seller Notes (ii) Liens relating to the transferability of securities under applicable securities Laws and (iii) Liens created by acts of Buyer or any of its Affiliates. There is no outstanding option, warrant, call, right, pledge, put, purchase right, subscription right, conversion right or exchange right or Contract to which any of the Company Subsidiaries is a party that requires, and there are no convertible securities of any of such Company Subsidiaries outstanding which upon conversion would require, the issuance, redemption, repurchase or other acquisition of any shares of capital stock or other securities of any of such Company Subsidiaries or other securities convertible into shares of capital stock or other equity interests of any of such Company Subsidiaries. No Company Subsidiary is a party to any voting trust, proxy or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the capital stock of such Company Subsidiary. Except as set forth on Schedule 5.5(b) of the Company Disclosure Schedules, neither the Company nor any of the Company Subsidiaries owns any stock, partnership interest, joint venture interest or other equity ownership interest in any Person other than a Company Subsidiary.

(c)    The Company makes the representations and warranties set forth on Schedule 5.9(c) of the Company Disclosure Schedules.

5.6    Financial Statements.

(a)    The Company has made available to Buyer true, correct and complete copies of (i) audited consolidated balance sheets of FBM and its subsidiaries as at December 31, 2024 and December 31, 2023 and the related audited consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity and cash flows for the fiscal years then ended, together with the notes thereof (collectively, the “Audited Financial Statements”); and (ii) the unaudited consolidated balance sheet of FBM and its subsidiaries (the “Latest Balance Sheet”) as of June 30, 2025 (the “Balance Sheet Date”) and the related unaudited consolidated statements of operations, of FBM and its subsidiaries for the six month period then ended (the foregoing clauses (ii) and (iii), the “Interim Financial Statements” and, collectively with the Audited Financial Statements, the “Financial Statements”). With the exception of the absence of normal year-end audit adjustments (none of which are expected to be material) and footnotes in the Interim Financial Statements, the Financial Statements fairly present in all material respects the consolidated financial position, results of operations and cash flows of FBM and its subsidiaries as at the dates and for the periods indicated therein, in accordance with GAAP.

(b)    The Company has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorization and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences. Since the Balance Sheet Date, there has been no (A) material weakness or significant deficiency regarding the accounting practices, procedures, methodologies or methods of the Company or its accounting controls that has not been remediated or (B) to the Knowledge of the Company, (x) fraud by any employee of the Company in relation to the preparation of the Financial Statements or implementing such internal accounting controls used by the Company or (y) any written claim or allegation regarding any of the foregoing.

(c)    Each of the Company and ASP Flag Intermediate Holdings, Inc. (“Intermediate Holdings”) (i) has no assets, liabilities or obligations of any nature other than (A) the Specified Debt, as applicable, (B) for cash and cash equivalents and Tax assets and liabilities, (C) in the case of the Company, equity interests of Intermediate Holdings, and in the case of Intermediate Holdings, equity interests of FBM, (D) indirect ownership of FBM (and its subsidiaries) and any distributions relating thereto (none of which such distributions were retained by the Company or Intermediate Holdings), (E) those incident to its formation and to holding equity interests of Intermediate Holdings, FBM or any of its subsidiaries, as applicable, (F) those arising pursuant to its Organizational Documents, (G) opening and maintaining bank accounts and filing Tax returns, (H) those arising pursuant to this Agreement and the other Transaction Documents or the Transactions or (I) those that are, individually and in the aggregate, immaterial in nature and (ii) (y) does not engage, and prior to the Closing, will not have engaged in, any business activities other than those incidental to its direct or indirect ownership interests in members of the Company Group (other than activities that are immaterial in nature), including pursuant to this Agreement, and (z) does not have, and prior to the Closing, will not have had any employees.

5.7    No Undisclosed Liabilities. Except as set forth on Schedule 5.7 of the Company Disclosure Schedules, the Company Group has no liabilities of any kind (whether known or unknown, absolute or contingent, liquidated, due, accrued or not, or otherwise), other than liabilities: (i) reflected in or reserved against on the Latest Balance Sheet or in the notes thereto; (ii) incurred in the Ordinary Course of Business after the Balance Sheet Date (none of which is a liability in respect of any breach of Contract, breach of warranty, tort or violation of Law or Order); (iii) that have been discharged or paid off in full since the Balance Sheet Date; or (iv) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.8    Absence of Certain Developments.

(a)    Between December 31, 2024 and the date hereof, there has not been a Material Adverse Effect.

(b)    Between the Balance Sheet Date and the date hereof, (i) the Company Group has operated in the Ordinary Course of Business and (ii) no member of the Company Group has taken any action set forth in Sections 7.2(b)(iii), (iv), (v), (vi), (xii), (xvii), (xviii) or, with respect to any of the foregoing, (xxi), which would be prohibited if it were taken after the date hereof and prior to the Closing without the consent of Buyer.

5.9    Taxes.

(a)    The Company and each of the Company Subsidiaries has duly and timely filed or caused to be filed all material Tax Returns and reports required to have been filed (taking into account any extensions of time to file) and has duly and timely paid in full or caused to be paid all material Taxes required to have been paid by or with respect to it that are due and payable (whether or not shown on any Tax Return) except Taxes (or any requirement to file Tax Returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which the Company or such Company Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP. Neither the Company nor any Company Subsidiary has claimed or received any material refund of Taxes or any material Tax-related subsidy, credit, or other incentive to which it was not entitled.

(b) Neither the Company nor any of the Company Subsidiaries has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign Tax law), in either case that would be binding upon the Company or any of the Company Subsidiaries after the date hereof.

(c)    Except as set forth on Schedule 5.9(c) of the Company Disclosure Schedules, there are no past, pending, ongoing or threatened material Tax audits, exams, claims, disputes, examinations or other proceedings by any Taxing Authority against the Company or any of the Company Subsidiaries. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any of the Company Subsidiaries.

(d)    Neither the Company nor any of the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) any change in or improper use of a method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of applicable Tax Law) entered into on or prior to the Closing Date, (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (v) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(e)    The unpaid Taxes of each of the Company and the Company Subsidiaries (i) did not, as of the Balance Sheet Date, exceed the amount of the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the face of the balance sheet of such entity as of such date (rather than in the notes thereto) and (ii) will not, as of the close of the Closing Date, exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such entity in preparing and filing Tax Returns.

(f)    The Company and each of the Company Subsidiaries have timely withheld and paid to the appropriate Taxing Authority all material Taxes required to be withheld and paid under applicable Law, and the Company and each of the Company Subsidiaries have complied in all material respects with all applicable information reporting and backup withholding requirements.

(g)    Neither the Company nor any of the Company Subsidiaries has any liability for material Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of applicable Tax Law), (ii) as a transferee or successor or (iii) pursuant to any Contract (other than a commercial Contract entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), except for liabilities arising as between members of any affiliated, consolidated, combined, unitary or similar group of which the Company is or was the common parent.

(h)    There is no waiver or agreement currently in effect extending the statute of limitations for the assessment or payment of any material Tax of, or with respect to, the Company or any of the Company Subsidiaries that will remain in effect as of the Closing.

(i)    Neither the Company nor any of the Company Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise maintains an office or other fixed place of business in a jurisdiction other than the jurisdiction in which it is organized. No written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns asserting that the Company or any of the Company Subsidiaries is or may be subject to taxation in that jurisdiction.

(j)    Neither the Company nor any of the Company Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution of stock intended to qualify for Tax-free treatment under Section 355 or Section 361 of the Code (or any corresponding or similar provision of applicable Tax Law) within the two year period ending on the date of this Agreement.

(k)    Neither the Company nor any of the Company Subsidiaries is, or has been, a party to or otherwise bound by any Tax sharing agreement, Tax indemnity obligation or similar Contract relating to Taxes (including any advance pricing agreements, closing agreements or other agreements with any Taxing Authority), other than such an agreement or arrangement solely between or among the Company and any of its wholly owned Company Subsidiaries and customary commercial contracts entered into in the Ordinary Course of Business, the principal subject of which is not Taxes.

(l)    Neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” or “reportable transaction” as defined in Section 6707A of the Code (or any corresponding provisions of applicable Tax Law, including, for greater certainty, Section 237.3 or Section 237.4 of the Canadian Tax Act).

(m)    There are no Liens for Taxes on any assets of the Company or any of the Company Subsidiaries (other than Permitted Liens).

(n)    The Company is and has been at all times since its formation properly treated for all U.S. federal Income Tax purposes as a corporation. Each of the Company Subsidiaries is, and has been at all times since its formation (or acquisition, if later), classified for U.S. federal Income Tax purposes as set forth in Schedule 5.9(n) of the Company Disclosure

Schedules, which accurately reflects the U.S. federal Income Tax classification of each such entity.
(o)    The Company and each of the Company Subsidiaries has complied, in all material respects, with Laws regarding escheatment or abandoned or unclaimed property.

(p)    All material transactions entered into by or among the Company and the Company Subsidiaries have been made or entered into in accordance with arm’s length principles and are in compliance in all material respects with any applicable provisions of Law regarding transfer pricing, including Section 482 of the Code and the Treasury Regulations thereunder and section 247 of the Canadian Tax Act. The Company and each of the Company Subsidiaries has properly and in a timely manner documented its transfer pricing methodologies in material compliance with the Code, the Treasury Regulations and any other applicable provision of Law.

(q)    The Shares do not derive their value principally from, and have not at any time in the past sixty months derived their value principally from, one or any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties, (iii) timber resource properties and (iv) options in respect of, or interests in or, for civil law purposes, rights in, any of the foregoing whether or not the property exists (all within the meaning of the Canadian Tax Act).

(r)    There are no circumstances existing that are reasonably expected to result in application of Sections 15, 17, 78, 79, 79.1, 80 to 80.04 or 160 of the Canadian Tax Act (or any similar provision under any applicable Canadian provincial Law) to any member of the Company Group.

(s)    The Company and all Company Subsidiaries, as applicable, maintained at all times, and continue to maintain, all books and records required to be maintained in compliance with applicable Law, in all material respects.

5.10    Real Property.

(a)    Schedule 5.10(a)(i) of the Company Disclosure Schedules sets forth a materially accurate list, as of August 14, 2025, of all real property leased, subleased (as subtenant), licensed or otherwise occupied by any member of the Company Group or used in connection with the business (the “Leased Real Property”), including the street address and the name of the landlord, tenant, subtenant (if applicable), under the applicable Real Property Lease, the current monthly rental and commencement date and expiration date thereof. Except as set forth on Schedule 5.10(a)(ii), in all material respects, the Company has made available to Buyer true, complete and correct copies of each of the leases, subleases, licenses, concessions and other agreements, including all guaranties, amendments, extensions, supplements and modifications thereto, with respect to each Leased Real Property (each, a “Real Property Lease” and, collectively, the “Real Property Leases”), and each Real Property Lease is in writing. Subject to the Equitable Exceptions, the applicable member of the Company Group has a valid, binding and enforceable leasehold interest under each of the Real Property Leases, which Real Property Leases are in full force and effect, free and clear of all Liens (other than Permitted Liens) and, to the Knowledge of the Company, enforceable against the other party or parties thereto. Except as set forth on Schedule 5.10(a)(iii) of the Company Disclosure Schedules, with respect to each

Real Property Lease: (i) there are no existing defaults thereunder by any member of the Company Group (as applicable) or the lessor thereof; (ii) no event has occurred which (with notice, lapse of time or both) would constitute a breach or default thereunder by any member of the Company Group (as applicable) or any other party thereto; (iii) the rent due thereunder has been fully paid as and when due and no rental payments thereunder have been deferred, in each case of clauses (i)-(iii), except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole; (iv) no member of the Company Group has assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered any Real Property Lease or Leased Real Property or any interest therein; and (v) as of August 14, 2025, there are no other parties occupying, or with a right to occupy, the Leased Real Property (other than the rights of the applicable landlord as set forth in the applicable Real Property Lease). Except as set forth on Schedule 5.10(a)(iv) of the Company Disclosure Schedules or with respect to the sublease of any Dark Leases, as of the date of this Agreement no member of the Company Group is obligated to pay any material commission or similar fee to any broker with respect to any real property transaction that is due and remains unpaid. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole, excluding any claimed terminations as a result of counter-party default, each member of the Company Group has performed all of its obligations pursuant to any Contract under which it has terminated any leases, subleases, license or other occupancy contractual obligations for real property that are no longer in effect and has no continuing material liability with respect to such terminated contractual obligations, and no member of the Company Group has received a notice of default regarding any such terminated contractual obligations. No capital improvements have been installed by or on behalf of the Company Group at any Leased Real Property that would be reasonably likely to require the Company Group to expend more than $250,000 with respect to any individual location or $10,000,000 in the aggregate with respect to any Leased Real Property to remove such capital improvements in satisfaction of its surrender obligations under the applicable Real Property Leases.

(b)    Schedule 5.10(b)(i) of the Company Disclosure Schedules sets forth a true, correct and complete list, as of the date hereof, of all real property owned by any member of the Company Group, by address and assessor’s parcel number (or its local equivalent tax identification number) together with all buildings and other structures, facilities or improvements presently or hereafter located thereon or attached or appurtenant thereto (the “Owned Real Property”), and the applicable member of the Company Group owns marketable, good and valid title in fee simple to each Owned Real Property, free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 5.10(b)(ii) of the Company Disclosure Schedules, no member of Company Group (i) has leased or granted any Person the right to use or occupy all or any part of any Owned Real Property or (ii) has granted any Person an option, right of first offer or right of first refusal to purchase any Owned Real Property or any portion thereof or interest therein. No member of Company Group is a party to any agreement or option to purchase any real property or interest therein.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole, neither the operation of any member of the Company Group on the Real Property nor such Real Property, including the improvements thereon, violate in any material respect any applicable lease. Except as set forth on Schedule 5.10(c) of the Company Disclosure Schedules and except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole, the Owned Real Property is, and to the Knowledge of the Company, the Leased Real Property is, in good operating condition and repair (normal wear and tear excepted) and otherwise suitable for the conduct of the business therein as currently being used or as used within the previous 12 months, is free from material structural, physical and mechanical damage or defects (or conditions reasonably expected to cause the same) and is maintained in a manner consistent with industry standards generally followed with respect to similar properties, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole. The Company has not deferred any maintenance, repairs or replacements that are the Company’s responsibility under the applicable Real Property Lease cost to complete would be reasonably expected to exceed $200,000 for any individual location, or $10,000,000 in the aggregate.

(d)    Except as set forth on Schedule 5.10(d) of the Company Disclosure Schedules, to the Knowledge of the Company, there is no pending or contemplated special assessment or reassessment of any parcel included in the Real Property that would result in a material increase in the real property taxes or other similar charges payable by the Company or any member of the Company Group. As of the date of this Agreement, neither the Company nor any member of the Company Group has received any written notice that remains pending or unresolved of any pending or threatened condemnation Legal Proceeding relating to the Real Property or any Legal Proceeding to change or redefine the zoning or land use classification for all or any portion of the Real Property.

5.11    Title to Assets. A member of the Company Group owns and has good and valid title to, or a valid leasehold interest in, all material machinery, equipment and other items of tangible personal property and assets or used in the current operation of the business of the Company Group, in each case free and clear of all Liens other than Permitted Liens. Except for acquisitions and dispositions by any member of the Company Group in the Ordinary Course of Business, the assets, properties and rights owned, leased and/or licensed by the members of the Company Group are all the assets, properties and rights used in the operation of the business of the Company Group as conducted at the Balance Sheet Date. With respect to the material machinery, equipment and other tangible property and assets owned, leased or used by the Company Group, such assets are in good working order and good operating condition (normal wear and tear excepted), in each case, subject to ongoing repairs or refurbishments in the Ordinary Course of Business and obsolescence.

5.12    Intellectual Property and Data Privacy.

(a)    Schedule 5.12 of the Company Disclosure Schedules sets forth a true, correct and complete list, as of the date hereof, of all of the following Intellectual Property included in the Owned IP that is material to the applicable business of the member of the Company Group that owns such Intellectual Property: issued patents, patent applications, registered trademarks, trademark applications, registered copyrights, copyright applications and registered domain names (“Registered IP”). Each member of the Company Group owns or has a valid license to use all material Intellectual Property used or held for use in, or otherwise necessary for, the conduct of its respective business in all material respects. The Registered IP is subsisting and, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole, is valid and enforceable. No material Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole, all fees due to, and all documents, powers and other filings required to be filed with, a Governmental Body with respect to the Registered IP have been fully and timely paid and filed for the purposes of filing, prosecuting, obtaining grant of, perfecting, maintaining and enforcing each item of Registered IP. A member of the Company Group holds sole and exclusive right, title and interest in and to all material Owned IP, free and clear of all Liens other than Permitted Liens.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole: (i) to the Knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Owned IP; (ii) the Company Group’s businesses do not currently infringe, misappropriate or otherwise violate, and since the Lookback Date have not infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person; and (iii) none of the members of the Company Group is, or has since the Lookback Date been, involved in any proceeding, or received or given any written notice of any threatened claim, alleging any of the foregoing, or challenging the ownership, use, validity or enforceability of any Owned IP.

(c)    Each member of the Company Group has taken commercially reasonable measures, substantially consistent with the industry in which the members of the Company Group operate, to protect the confidentiality of all material trade secrets included in the Owned IP. Except as set forth on Schedule 5.12(c) of the Company Disclosure Schedules or as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole, each of the former and current employees, consultants, independent contractors and other Persons involved in the creation or development of any material Owned IP has executed and delivered to the Company Group a binding and enforceable written agreement pursuant to which each such Person has (i) presently assigned to the applicable member of the Company Group all of such Person’s rights, titles and interests in and to all such Intellectual Property (to the extent such rights, titles and interests do not automatically vest in such member of the Company Group as a matter of applicable Law) and (ii) agreed to maintain the confidentiality of the Company Group’s trade secrets and other confidential information.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole, since the Lookback Date no member of the Company Group has disclosed or delivered to any escrow agent or any other Person, other than employees or software development contractors of a member of the Company Group who are subject to confidentiality obligations, any source code that is Owned IP, and no other Person has any right to, contingent or otherwise, access or use any such source code.

(e)    Since the Lookback Date, no member of the Company Group has used open source software in any manner that would reasonably be expected to, with respect to any software included in the Owned IP, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof or (iv) create, or purport to create, obligations for any member of the Company Group with respect to any material Intellectual Property owned by any of them.

(f)    Each member of the Company Group is in all material respects in compliance with all applicable licenses and other agreements governing its use of Intellectual Property owned by a third party, including all licenses to open source software used by the Company Group.

(g)    Each member of the Company Group is in compliance in all material respects with all applicable Laws with respect to its use of artificial intelligence, machine learning or predictive analysis models or systems.

(h)    Each member of the Company Group has, since the Lookback Date, materially complied with all Privacy Requirements. Each member of the Company Group has implemented and maintained industry standard measures, including implementing and monitoring compliance with written policies and procedures, designed to protect the confidentiality, integrity, availability and security of Personal Information and other Company Data in its possession or under its control. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole, (i) each current officer or employee has received training regarding data protection that is designed to be relevant to each such current officer or employee’s role and responsibility within the business of the Company Group and such current officer or employee’s access to Personal Information and the Information Systems and (ii) each member of the Company Group has performed commercially reasonable penetration tests and vulnerability scans of its Information Systems, and has timely addressed and remediated all material findings, or those of similar severity, identified therein relating to the integrity, availability and security of the Information Systems. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole, none of the Information Systems contains any material vulnerability (including a “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry)) or any other code or corruptant materially adversely affecting the use, functionality or performance of the Information Systems. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole, the Information Systems constitute all the information technology and computer systems, networks, firmware, hardware and software necessary to the conduct of the business of the Company Group as currently conducted.

(i)    Since the Lookback Date, there have not been any material failures, breakdowns or continued substandard performance of any Information Systems. Since the Lookback Date, there has been no actual or reasonably suspected material unauthorized access, use, or disclosure of, or other material breach involving any Personal Information in the possession or control of the Company Group or other Company Data (to the extent maintained by any member of the Company Group), and no member of the Company Group has provided or, to the Knowledge of the Company, been required under Privacy Requirements to provide, notification to a third party of any breach of data privacy or data security. Since the Lookback Date, no member of the Company Group has received any written notice of, or been subject to, any Legal Proceedings alleging any violation of, or failure to comply with, any Privacy Requirements by any member of the Company Group, nor has the Company Group received notice that any such Legal Proceeding is currently pending. To the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Proceeding. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole, no member of the Company Group has any outstanding data subject request or outstanding Order for the rectification or erasure of Personal Information. Each member of the Company Group has taken commercially reasonable steps to ensure that any third parties that process, access or store Personal Information on behalf of such member of the Company Group implement and maintain measures designed to protect such Personal Information against unauthorized access, use or disclosure. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole, the consummation of the Transactions by the Company Group will comply with Privacy Requirements.

5.13    Material Contracts.

(a)    Schedule 5.13(a) of the Company Disclosure Schedules sets forth, as of the date hereof, a true, correct and complete list of all of the following Contracts (excluding Company Benefit Plans, sales orders and purchase orders) that are currently in effect (or under which there are surviving obligations) and to which a member of the Company Group is a party or by which it is bound or to which any of its properties or assets are subject, in each case, as of the date of this Agreement (collectively, (A) all Contracts required to be included in Schedule 5.13(a) of the Company Disclosure Schedules, and any such Contracts that may be entered into after the date hereof that, if in existence as of the date hereof, would have been required to be listed in Schedule 5.13(a) of the Company Disclosure Schedules and (B) all Contracts with a Governmental Body, regardless of whether required to be included in Schedule 5.13(a) of the Company Disclosure Schedules, the “Material Contracts”):

(i)    Contracts pursuant to which the Company Group taken as a whole may be entitled to receive or obligated to pay more than $25,000,000 in any fiscal year;

(ii)    Contracts with Material Customers;

(iii)    Contracts with Material Vendors;

(iv)    Contracts for the sale of (A) any of the assets, operating business or properties of a member of the Company Group, in each case, for consideration in excess of $1,500,000 (other than sales or dispositions of inventory, fleet or obsolete equipment in the Ordinary Course of Business) or (B) Contracts for the sale of any equity securities (other than any sale of equity securities in connection with the Transactions) of a member of the Company Group;

(v)    Contracts for any acquisition made by a member of the Company Group since January 29, 2021 of any operating business, material assets, properties or the share capital or other equity securities of any other Person, in each case, for consideration in excess of $50,000,000 (other than acquisitions of inventory and assets in the Ordinary Course of Business);

(vi)    Contracts (A) pursuant to which any member of the Company Group has continuing purchase price adjustment, earnout or other contingent payment obligations or (B) with continuing indemnification obligations owed by a member of the Company Group to another Person (other than customary indemnification obligations relating to assumed liabilities and fundamental representations), in each case of clause (A) and (B) in connection with any merger or other business combination or any acquisition or disposition of a business or Person;

(vii)    Contracts under which any member of the Company Group has made any advance, loan, extension of credit or capital contribution to, or other investment in, another Person, except for travel and other business advances in the Ordinary Course of Business;
(viii)    Contracts in which a member of the Company Group is a party in a joint venture, strategic alliance or general or limited partnership;

(ix)    Contracts pertaining to any member of the Company Group’s membership or participation in any cooperative, association or purchasing organization;

(x)    Contracts that are Collective Bargaining Agreements;

(xi)    Contracts containing any covenant restricting or limiting in any material respect the ability of a member of the Company Group to compete in any business with any Person or in any geographic area or during any period of time or any Contract containing any “non-solicitation” (whether of customers or employees) or “no-hire” provision that restricts any member of the Company Group;

(xii)    Contracts containing (A) any exclusive supply or distribution rights, (B) any “most favored nation” status or (C) any rights of first refusal, rights of first negotiation or similar rights with respect to any products or service;

(xiii)    Contracts relating to the incurrence, assumption or guarantee, or the advance, lending or granting, of Debt (other than (A) advances to employees for expenses, in the Ordinary Course of Business and in amounts less than $1,500,000 in the aggregate, (B) finance leases and (C) transactions with customers on credit, in the Ordinary Course of Business);

(xiv)    Contracts imposing or otherwise creating a Lien on any material assets or material properties of any member of the Company Group, other than Permitted Liens;

(xv)    Contracts which involve the expenditure by a member of the Company Group, or would result in payments to a member of the Company Group, of more than $10,000,000 in the aggregate in any 12 month period that are not terminable by member of the Company Group without penalty on notice of 180 days or less;

(xvi)    Contracts containing minimum purchase commitments in excess of $1,000,000 in any 12 month period or commitments to meet all of the purchase requirements of any customer of any member of the Company Group;

(xvii)    Contracts relating to any interest rate swap, derivatives or hedging transaction;

(xviii)    Contracts with a Governmental Body involving payments in excess of $100,000 individually;

(xix)    Contracts that prohibit the payment of dividends or distributions in respect of capital stock of other equity securities of any member of the Company Group, the pledging of the capital stock or other equity securities or assets of any member of the Company Group or the issuance of guarantees by any member of the Company Group;

(xx)    Contracts involving any resolution or settlement of any actual or threatened Legal Proceeding that (A) includes a value of greater than $1,000,000 or (B) imposes nonmonetary obligations (other than compliance with confidentiality, non-disparagement and other similar customary provisions that do not place any material restrictions on the business of any member of the Company Group);

(xxi)    Contracts under which any member of the Company Group leases or otherwise has usage rights for any equipment or other items of tangible personal property for which the annual rental exceeds $500,000;

(xxii)    Contracts requiring a capital commitment or capital expenditure (including any series of related expenditures) or the acquisition or construction of fixed assets in excess of $2,000,000 individually or of $10,000,000 in the aggregate;

(xxiii)    Real Property Leases for (1) office space (other than office space that is ancillary to the primary use) or a fabrication, assembly or manufacturing facility or (2) any Leased Real Property with annual revenue for the last 12 months in excess of $29,000,000 (each such Real Property Lease, a “Material Real Property Lease”);

(xxiv)    Contracts pursuant to which any member of the Company Group (A) grants a license to any material Owned IP to any other Person or (B) receives a license to any Intellectual Property of any other Person (in each case of clause (A) and (B), other than Incidental Licenses);

(xxv)    Contracts with home construction companies with an annual spend of more than $2,000,000 individually; and

(xxvi)    Related Party Agreements.

(b)    A true, correct and complete copy of each Material Contract (other than Contracts with a Governmental Body that are not required to be included in Schedule 5.13(a) of the Company Disclosure Schedules) as of the date hereof has been made available to Buyer. Each Material Contract is a legal, valid and binding obligation of the applicable member of the Company Group and, to the Knowledge of the Company, of each counterparty thereto, is in full force and effect and enforceable by the applicable member of the Company Group in accordance with its terms, subject to the Equitable Exceptions, except for such failures to be legal, valid and binding or in full force and effect that would not, individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole. No member of the Company Group, nor to the Knowledge of the Company, any other party thereto, is in breach of, or in default under, nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a breach of or default under, any such Material Contract, except for such breaches and defaults that would not reasonably be expected to be material to the Company Group taken as a whole. No party to a Material Contract in effect as of the date hereof has, since January 1, 2025, exercised any termination rights with respect thereto or provided or received written notice of any intention to terminate any such Material Contract or is currently involved in any material dispute with respect to any such Material Contract.

(c)    Except as set forth on Schedule 5.13(c) of the Company Disclosure Schedules, no member of the Company Group is party to or otherwise bound by any material oral Contracts.

5.14    Employee Benefit Plans.

(a)    Schedule 5.14(a) of the Company Disclosure Schedules sets forth a true, correct and complete list, as of the date hereof, of each material Company Benefit Plan and each material compensation or benefit plan, policy, agreement, program, practice or arrangement sponsored, maintained, contributed to or required to be contributed to by Seller for any Company Service Provider (in each case, other than any statutory benefit plan required pursuant to applicable Law, provided that the benefits provided do not exceed benefits required to be provided pursuant to applicable Law). The Company has made available to Buyer true, correct and complete copies of each material Company Benefit Plan, including any amendments thereto (and, with respect to any unwritten material Company Benefit Plan, a written summary of such Company Benefit Plan), together with the following in respect of each material Company Benefit Plan, to the extent applicable: (i) any (A) trust agreement, insurance, annuity or other funding arrangements and (B) any record-keeping or service provider agreements, (ii) the most recent summary plan description (with all summaries of material modifications), (iii) the most recent IRS determination, advisory or opinion letter, if any, (iv) the most recent financial statements, asset statements and actuarial or other valuation reports prepared with respect thereto, (v) the most recent annual report (including on Form 5500), annual information return, investment information summary and similar reports required to be filed with the IRS or any Governmental Body with respect thereto and (vi) all material non-routine, written communications with a Governmental Body relating thereto during the two years prior to the date of this Agreement.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole, all Company Benefit Plans (and any related trust or other funding vehicles) have been established, operated, invested, funded, maintained and administered in accordance with their terms and applicable Laws, and there are no lawsuits pending or, to the Knowledge of the Company, threatened against any of the Company Benefit Plans.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole, (i) no Company Benefit Plan or fiduciary or administrator thereof has, to the Knowledge of the Company, taken any action, or failed to take any action, which action or failure would reasonably be expected to subject any member of the Company Group or any Company Service Provider to any liability for breach of any fiduciary duty, or for any prohibited transaction (as defined in Section 4975 of the Code), with respect to or in connection with any Company Benefit Plan, (ii) all contributions, premiums, payments and remittances required to be made with respect to each Company Benefit Plan have been made on or before their due dates and within the applicable time required by the Company Benefit Plan and applicable Law or properly accrued in accordance with GAAP and nothing has occurred, and no condition exists with respect to any Company Benefit Plan, that would result in any material Tax, penalty or other liability of the Company Group and (iii) other than routine claims for benefits, there are no Legal Proceedings, audits or investigations that are pending or, to the Knowledge of the Company, threatened, against any Company Benefit Plan.

(d)    Except as set forth on Schedule 5.14(d) of the Company Disclosure Schedules, no Company Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than (i) continuation coverage required under Section 4980B(f) of the Code and similar non-U.S., state, provincial or local employment standards Law (“COBRA”), (ii) for continuation of benefits through the remainder of the month in which a termination of employment occurs or (iii) under a Company Benefit Plan set forth on Schedule 5.14(a) of the Company Disclosure Schedules requiring the Company Group to pay or subsidize COBRA premiums for an employee (or the employee’s beneficiaries or dependents) following such employee’s termination of employment).

(e)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole, (i) all Company Benefit Plans that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) have received or applied for a favorable determination letter and (ii) the IRS has not taken any action to revoke such qualification and, to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter or application therefor relating to any Company Pension Plan that would reasonably be expected to result in the revocation of, or otherwise adversely affect, the qualification of such Company Pension Plan.

(f)    Except as set forth on Schedule 5.14(f) of the Company Disclosure Schedules and except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole, (A) no member of the Company Group or any of its ERISA Affiliates has, within the past six years, sponsored, maintained or contributed to, or been obligated to contribute to, or has had any actual or contingent liability with respect to, (i) a single employer plan which is subject to Section 412 or 430 of the Code or Section 302 or Title IV of ERISA and (ii) a Multiemployer Plan and (B) no member of the Company Group sponsors, maintains, contributes to, or is obligated to contribute to (i) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA, (ii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA, (iii) a “registered pension plan” as such term is defined in subsection 248(1) of the Canadian Tax Act, (iv) a “multi-employer plan” as such term is defined in subsection 147.1(1) of the Canadian Tax Act, (v) a “retirement compensation arrangement” as such term is defined in subsection 248(1) of the Canadian Tax Act, (vi) an “employee life and health trust” as such term is defined in subsection 248(1) of the Canadian Tax Act or (vii) a “deferred profit sharing plan” as such term is defined under subsection 147(1) of the Canadian Tax Act. No Company Benefit Plan is intended to be or has ever been found or alleged by a Governmental Body to be a “salary deferral arrangement” within the meaning of subsection 248(1) of the Canadian Tax Act.

(g)    With respect to any Multiemployer Plan or multiple employer welfare arrangement, in each case as required to be set forth on Schedule 5.14(f) of the Company Disclosure Schedules, as applicable, (i) all contributions required to be made by the Company

Group or, to the Knowledge of the Company, any of its ERISA Affiliates to any such plan have been accurately and timely made, (ii) none of the Company Group or, to the Knowledge of the Company, any of its ERISA Affiliates has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, (iii) no event has occurred or, to the Knowledge of the Company, is reasonably expected to occur that would result in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) by the Company Group or any of its ERISA Affiliates from any Multiemployer Plan, (iv) no Multiemployer Plan is “insolvent” (as defined in Section 4245 of ERISA) or has been determined to be in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA) and (v) to the extent available to the Company as of the date hereof, the Company has provided a copy of the notice under Section 101(l) of ERISA pertaining to its estimated withdrawal liability under Title IV of ERISA for the most recently completed plan year.

(h)    No material Tax penalties or additional material Taxes have been imposed or, to the Knowledge of the Company, would be reasonably expected to be imposed on any Company Service Provider, and no acceleration of material Taxes has occurred or, to the Knowledge of the Company, would be reasonably expected to occur with respect to any Company Service Provider, in each case as a result of a failure to comply with Section 409A of the Code with respect to any Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. No Company Service Provider is entitled to receive any gross-up or additional payment in connection with the Tax required by Section 409A or Section 4999 of the Code.

(i)    With respect to any Company Benefit Plan for the benefit of a Company Service Provider or dependent thereof who performs services or who is employed outside of the United States (a “Non-U.S. Plan”), except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole, (i) if required to have been approved or registered by any non-U.S. Governmental Body (or permitted to have been approved or registered to obtain any beneficial Tax or other status), such Non-U.S. Plan has been so approved, registered or timely submitted for approval or registration, no such approval or registration has been revoked (nor has revocation been, to the Knowledge of the Company, threatened) and to the Knowledge of the Company, no event has occurred since the date of the most recent approval, registration or application therefor that is reasonably likely to affect any such approval, registration or increase the costs relating thereto, (ii) if intended to be funded and/or book reserved, such Non-U.S. Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, (iii) apart from any general indemnity in favor of the trustees given by any member of the Company Group under the governing documents of such Non-U.S. Plan, no member of the Company Group has given any indemnity, undertaking or guarantee in respect of such Non-U.S. Plan, (iv) the financial statements of such Non-U.S. Plan accurately reflect such Non-U.S. Plan’s liabilities and accruals for contributions required to be paid to such Non-U.S. Plan, in accordance with applicable generally accepted accounting principles consistently applied and (v) the assets of each Non-U.S. Plan that provide any pension, superannuation, retirement (including on early retirement) or death benefits (including in the form of a lump sum) are sufficient to satisfy its respective liabilities (current and contingent) as of the date of this Agreement.

(j)    Except as set forth on Schedule 5.14(j) of the Company Disclosure Schedules, neither the execution of this Agreement nor the consummation of the Transactions, alone or together with any other event, would result in (i) an entitlement of any Company Service Provider to any compensation or benefit, (ii) the increase in the amount of compensation or benefits payable under, or an acceleration of the timing of payment, funding or vesting of any compensation or benefits under any of the Company Benefit Plans, (iii) any material breach or violation of or material default under any Company Benefit Plan or (iv) an amount that would be received by any “disqualified individual” (as defined in Section 280G(c) of the Code) that constitutes an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

5.15    Labor.

(a)    Schedule 5.15(a)(i) of the Company Disclosure Schedules sets forth a true, correct and complete list as of the date hereof of each Collective Bargaining Agreement to which the Company Group is a party or is otherwise bound. The Company Group is in compliance in all material respects with each Collective Bargaining Agreement. Except as set forth on Schedule 5.15(a)(ii) of the Company Disclosure Schedules, there is no Union that, pursuant to applicable Law or under any Collective Bargaining Agreement, must be notified, consulted or with which negotiations would need to be conducted in connection with the Transactions. Since the Lookback Date, there has not been, nor is there pending or, to the Knowledge of the Company, threatened, any strike, concerted work stoppage, concerted work slowdown or lockout against any member of the Company Group.

(b)    Except as set forth on Schedule 5.15(b) of the Company Disclosure Schedules, since the Lookback Date and as of the date hereof, there are no and have not been any unfair labor practice charges or labor grievances pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of any member of the Company Group against the Company Group, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole. As of the date of this Agreement, to the Knowledge of the Company, there are no current or threatened labor organizing activities in progress with respect to any employees of any member of the Company Group. To the Knowledge of the Company, no Person has applied to have any member of the Company Group declared a common or related employer pursuant to applicable Canadian Law.

(c)    Except as set forth on Schedule 5.15(c)(i) of the Company Disclosure Schedules or as would not reasonably be expected to be material to the Company Group, taken as a whole, each member of the Company Group is in material compliance with all Laws respecting labor, labor relations and employment, including those related to hiring, background checks, wages, pay equity or transparency, hours, collective bargaining and labor relations, classification of independent contractors and employees, equal employment opportunity, employee document retention, employee notices, plant closing and mass layoff, health and safety, employment eligibility verification, immigration, child labor, discrimination, harassment, retaliation, accommodations, disability rights or benefits, paid leave entitlements, affirmative action, workers’ compensation, unemployment insurance, employment and reemployment rights of members of the uniformed services, secondment, employee leave issues and the payment of social security and other Taxes. Except as set forth on Schedule 5.15(c)(ii) of the Company Disclosure Schedules, between the Lookback Date and the date hereof, no allegation, charge or complaint of sexual, unlawful or other similar harassment, discrimination or material misconduct has been alleged in writing, filed or is pending or, to the Knowledge of the Company, has been threatened in writing, against a director or officer of the Company Group or any other Company Service Provider at the level of Vice President or above, in such Person’s capacity as such.

(d)    Schedule 5.15(d) of the Company Disclosure Schedules sets forth a true, correct and complete list of all employees of the Company Group as of August 13, 2025 with the following information, in each case to the extent permitted under applicable Law: (i) name (or, if not permitted under applicable Law, employee identification number); (ii) title or position; (iii) part-time vs. full-time status; (iv) exempt vs. non-exempt classification; (v) whether paid on a salaried, hourly or other basis; (vi) current base salary or wage rate; (vii) current target cash incentive compensation; (viii) start date; (ix) date of birth; (x) work location (city, state or province and country); (xi) Union status (and, if applicable, identification of Union); (xii) an indication of whether or not such employee is on a leave of absence; and (xiii) whether the employee is working pursuant to an employer-sponsored non-immigrant visa, and, if so, the category and expiration date of such visa.

(e)    To the Knowledge of the Company, all current employees of the Company Group providing services in the U.S. are either U.S. citizens or are legally entitled to work in the U.S. under the Immigration Reform and Control Act of 1986, as amended, and the rules and regulations promulgated thereunder, and any other U.S. immigration Laws relating to the employment of non-U.S. citizens applicable in the state in which such Persons are employed, except as would not reasonably be expected to be material to the Company Group, taken as a whole. Since the Lookback Date and as of the date of this Agreement, to the Knowledge of the Company, the Company has not been the subject of a material audit or proceeding from the U.S. Department of Homeland Security, including Homeland Security Investigations or Immigration and Customs Enforcement (or any predecessor thereto, including the U.S. Customs Service or the Immigration and Naturalization Service) or any other material immigration-related enforcement proceeding with respect to the Company’s employees. To the Knowledge of the Company, all Company Service Providers located in Canada are either Canadian citizens or are legally entitled to work in Canada, and each member of the Company Group is compliant with all terms and conditions of any work permits and labor market impact assessment confirmations. Since the Lookback Date and as of the date hereof, no material audit by a Governmental Body is pending or, to the Knowledge of the Company, threatened in respect of any Company Service Provider located in Canada.

(f)    Except as set forth on Schedule 5.15(f) of the Company Disclosure Schedules, (i) all current Company Service Providers (except those located in Canada) are terminable at will by a member of the Company Group upon not more than 30 days’ notice and without material cost or penalty to any member of the Company Group exceeding 12 months’ base salary and (ii) in the case of current Company Service Providers located in Canada, are not subject to any agreement as to length of notice or severance payment required to terminate their employment, other than as required by applicable Law. There is no officer, executive or key employee of any member of the Company Group who has indicated in writing an intention to terminate his, her or their employment with such member of the Company Group. Since the Lookback Date, no member of the Company Group has effectuated a “plant closing” or “mass lay-off” (in each case as defined in the WARN Act).

(g)    As of the date of this Agreement there are no charges pending or, to the Knowledge of the Company, threatened against any member of the Company Group under applicable occupational safety and health legislation (“OSHA”). As of the date of this Agreement, each member of the Company Group has complied in all material respects with any orders issued under OSHA and there are no appeals of any orders under OSHA currently outstanding.

(h)    Except as would not reasonably be expected to be material to the Company Group, taken as a whole, there are no outstanding assessments, penalties, fines, liens, charges, surcharges or other amounts due or owing by any member of the Company Group pursuant to any workplace safety and insurance legislation, and no member of the Company Group has been reassessed in any material respect under such legislation during the Lookback Date and, to the Knowledge of the Company, no audit of any member of the Company Group is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no pending or, to the Knowledge of the Company, threatened claims which may materially adversely affect any member of the Company Group’s accident cost experience in respect of the business of any member of the Company Group.

5.16    Litigation. Except as set forth on Schedule 5.16 of the Company Disclosure Schedules, since the Lookback Date there have been no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company, any of the Company Subsidiaries or any of their respective officers or directors, in such Person’s capacity as such, or any of its assets, properties or rights which would, individually or in the aggregate, reasonably be expected to (a) be material to the Company Group taken as a whole or (b) prevent or materially delay the Company’s performance under this Agreement or the other applicable Transaction Documents or the consummation of the Transactions contemplated hereby and thereby; provided that to the extent any of the representations or warranties in this Section 5.16 pertain to Legal Proceedings that relate to the execution, delivery, performance or consummation of this Agreement or the Transactions contemplated hereby, such representations and warranties are made only as of the date hereof. No member of the Company Group is subject to any Order that would, individually or in the aggregate, reasonably be expected to (i) be material to the Company Group taken as a whole or (ii) prevent or materially delay the Company’s performance under this Agreement or the other applicable Transaction Documents or the consummation of the Transactions contemplated hereby and thereby; provided that to the extent any of the representations or warranties in this Section 5.16 pertain to Orders that relate to the execution, delivery, performance or consummation of this Agreement or the Transactions contemplated hereby, such representations and warranties are made only as of the date hereof.

5.17    Compliance with Laws; Permits.

(a)    Since the Lookback Date, except as set forth on Schedule 5.17(a) of the Company Disclosure Schedules: except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole, (i) each member of the Company Group has been in compliance with all Laws applicable to its respective business or operations and (ii) to the Knowledge of the Company, no member of the Company Group has made any false statement, or omission, in any materials or information provided to any Governmental Body or in any Legal Proceeding.

(b)    Since the Lookback Date, except as set forth on Schedule 5.17(b) of the Company Disclosure Schedules: (i) each member of the Company Group has had (and does have) all Permits which are required for the operation of its respective business as conducted at such time, and since the Lookback Date, such Permits have been in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole and except for any expirations or terminations of such Permits in accordance with their terms in the Ordinary Course of Business, (ii) no member of the Company Group has been (or is) in default or violation of any term, condition or provision of any Permit to which it is a party, except for such default or violation that would not, individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole and (iii) no member of the Company Group has received any written notice or, to the Knowledge of the Company is aware of any internal or external allegation from any Governmental Body threatening to revoke or suspend any Permit, except as has been resolved without any material adverse action or Order against any member of the Company Group.

5.18    Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions; Supply Chain Laws.

(a)    In the past five years, no member of the Company Group, nor any director, officer or, to the Knowledge of the Company, employee acting for or on behalf of such member of the Company Group, has directly or indirectly, violated or taken any action that would cause a member of the Company Group to be in violation of Anti-Corruption Laws or Anti-Money Laundering Laws. To the Knowledge of the Company, none of the funds held by any member of the Company Group or invested into any member of the Company Group have been derived, or are alleged to have been derived, from criminal or unlawful activity.

(b)    In the past five years, no member of the Company Group, nor any director, officer or, to the Knowledge of the Company, employee acting for or on behalf of such member of the Company Group has (i) violated any Sanctions or engaged in any transaction that evades or circumvents Sanctions, (ii) been or is a Sanctioned Person, (iii) participated in any agreement, transaction or dealing with or for the benefit of a Sanctioned Person or Sanctioned Territory in violation of Sanctions or (iv) exported, re-exported or otherwise transferred any good, technology or software or rendered any service in violation of Sanctions.

(c)    In the past five years, no member of the Company Group, nor any director, officer or, to the Knowledge of the Company, employee, vendor or supplier acting for or on behalf of such member of the Company Group, has violated or taken any action that would cause a member of the Company Group to be in violation of Supply Chain Laws.

(d)    The Company Group maintains policies and procedures designed to ensure compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(e)    There are no, and in the past five years have not been any, Legal Proceedings or written notice of other allegations, or findings, penalties, prosecutions, convictions, enforcement, resolutions, or settlements in any jurisdiction in which the Company Group conducts business relating to, or in connection with, an actual, suspected or alleged violation by a member of the Company Group of Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions or Supply Chain Laws. To the Knowledge of the Company, as of

the date hereof, there are no facts or circumstances that could reasonably be expected to form the basis for any such violation.

5.19    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or as set forth on Schedule 5.19 of the Company Disclosure Schedules, (a) the operations of each member of the Company Group are, and since the Lookback Date have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws to operate its business as presently conducted (“Environmental Permits”); (b) none of the members of the Company Group is subject to any pending, or to the Knowledge of the Company, threatened Legal Proceedings or written or, to the Knowledge of the Company, oral notices alleging that a member of the Company Group may be in violation of or have liability under any Environmental Law or any Environmental Permit; (c) none of the members of the Company Group is subject to any Order arising under Environmental Law; and (d) there has been no Release of Hazardous Substances by any member of the Company Group or, to the Knowledge of the Company, by any other Person at, on, under or from any Owned Real Property or Leased Real Property or any other real property previously owned by any member of the Company Group that has resulted in, or would reasonably be expected to result in, any member of the Company Group incurring liability under Environmental Law. The Company has provided to Buyer true, correct and complete copies of all material environmental reports, data, studies audits, assessments or evaluations in its possession or reasonable control and all correspondence with environmental regulators pertaining to matters that could reasonably be expected to result in any member of the Company Group incurring material liabilities under Environmental Laws.

5.20    Insurance. All of the insurance policies and binders maintained by, or for the benefit of, a member of the Company Group are valid, legal, binding and enforceable in accordance with their terms and in full force and effect in all material respects. Except as set forth on Schedule 5.20 of the Company Disclosure Schedules or as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group taken as a whole, with respect to each such insurance policy or binder, (a) none of the members of the Company Group is in material breach or material default (including any such breach or default with respect to the payment of premiums or the giving of notice of claims) and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or material default, or permit termination or modification, under any such policy, (b) since the Lookback Date, none of the members of the Company Group received a written notice of cancellation, termination, material adverse amendment to, non-renewal or rejection of coverage, or threatening any of the foregoing, other than in connection with ordinary renewals, (c) to the Knowledge of the Company, no insurer providing insurance to the Company Group has been declared insolvent or placed in receivership, conservatorship or liquidation, (d) all premiums that are due and payable have been paid, (e) there are no pending material claims by any member of the Company Group as to which the insurers denied or disputed liability or reserved their rights in respect of (and have informed the applicable member of the Company Group of such decision in writing) and (f) to the Knowledge of the Company, there have not been any claims threatened under any such insurance policy that have not been noticed to the applicable insurer thereunder.

5.21    Related Party Agreements. Except (a) for the Management Consulting Agreement, the Marjam Seller Notes, the Related Party Leases, the Transaction Documents, (b) for advances to employees in the Ordinary Course of Business in amounts not exceeding $1,500,000 in the aggregate, (c) for employment arrangements entered into in the Ordinary Course of Business, (d) for participation by employees, officers and directors in any Company Benefit Plans, (e) for any commercial agreements entered into in the Ordinary Course of Business by any portfolio company of any investment fund affiliated with, managed or advised by, or directly or indirectly controlled by AS or CD&R or (f) as otherwise set forth on Schedule 5.21 of the Company Disclosure Schedules, none of AS, CD&R or any of their respective Affiliates, any present or, since the Lookback Date and as of the date hereof, former, director or officer of any member of the Company Group, any owner of more than 1% of the Shares, any portfolio company of any investment fund affiliated with, managed or advised by, or directly or indirectly controlled by AS, CD&R or any Affiliate of any of the forgoing (i) is a party to any Contract or other commitment or transaction to which a member of the Company Group is a party or by which any of their respective assets or properties is bound, (ii) has a material interest in any such Contract, commitment or transaction or (iii) owns or otherwise holds any rights, property or assets utilized in the conduct of the business of the Company Group (each such Contract a “Related Party Agreement”).

5.22    Material Customers and Material Vendors.

(a)    Schedule 5.22(a) of the Company Disclosure Schedules sets forth a true, correct and complete list, as of the date hereof, of the 20 largest customers (the “Material Customers”) of the Company Group (measured by revenue for the fiscal year ended December 31, 2024). Except as set forth on Schedule 5.22(a) of the Company Disclosure Schedules no member of the Company Group has (i) as of the date hereof, received any written or, to the Knowledge of the Company, oral notice in the last 12 months that any such Material Customer plans to terminate its relationship with or materially decrease the amount of business done with any member of the Company Group, (ii) been involved in any dispute with any Material Customer, the adverse effect of which would, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole or (iii) to the Knowledge of the Company, been subject to an investigation or regulatory enforcement due to the actions or inactions of a Material Customer; provided that the fact that any particular Contract or commitment with any Material Customer is scheduled to expire shall not, in and of itself, constitute notice of any of the foregoing matters.

(b)    Schedule 5.22(b) of the Company Disclosure Schedules sets forth a true, correct and complete list, as of the date hereof, of the 20 largest vendors (the “Material Vendors”) of the Company Group (measured by aggregate spend for the fiscal year ended December 31, 2024). Except as set forth on Schedule 5.22(b) of the Company Disclosure Schedules, no member of the Company Group has (i) as of the date hereof, received any written notice or, to the Knowledge of the Company, oral in the last 12 months that any such Material Vendor plans to terminate its relationship with or materially decrease the amount of business done with any member of the Company Group, (ii) been involved in any dispute with any Material Vendor, the adverse effect of which would, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole or (iii) to the Knowledge of the Company, been subject to an investigation or regulatory enforcement due to the actions or inactions of a Material Vendor; provided that the fact that any particular Contract or commitment with any Material Vendor is scheduled to expire shall not, in and of itself, constitute notice of any of the foregoing matters.

5.23    Product Liability. Since the Lookback Date, no material Product Liability claim has been made against any member of the Company Group arising from (a) services rendered by or on behalf of the business of the Company Group or (b) the sale, distribution, erection or installation of any product, good, component or other item manufactured, sold or delivered by or on behalf of the Company Group. Except as set forth on Schedule 5.23 of the Company Disclosure Schedules, since the Lookback Date, no member of the Company Group has conducted a recall or similar event of (i) any products sold by or on behalf of the Company Group (or any components contained in or a part of such products) or (ii) any products developed by or on behalf of the Company Group (or any components contained in or a part of such products). To the Knowledge of the Company, no third party has conducted a recall of any such products. No member of the Company Group has any plans to conduct a recall of any such products and, to the Knowledge of the Company there are no (A) third-party plans to conduct a recall of any such products or (B) threatened involuntary recalls of any such products.

5.24    Brokers’ Fee. Except as set forth on Schedule 5.24 of the Company Disclosure Schedules, none of the members of the Company Group (a) has, directly or indirectly, entered into any agreement with any Person that would obligate any member of the Company Group to pay or (b) is otherwise liable for any portion of any commission, brokerage fee, “finder’s fee”, investment banker fee or other similar commission or fee in connection with the Transactions.

5.25    No Other Representations. Except for the Express Representations made by Buyer, the Company acknowledges and agrees that: (a) no Person is making or has made any representation or warranty, expressed or implied, at law or in equity, in respect of Buyer or any of its Affiliates; (b) no officer, manager, director, agent, Affiliate, advisor, employee, service provider or other Representative of Buyer has any authority, express or implied, to make any representations, warranties or agreements by or on behalf of Buyer not specifically set forth in the Express Representations made by Buyer and subject to the limitations set forth in herein and therein; and (c) it is not relying upon and has not relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Buyer and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person. The Company specifically disclaims any obligation or duty by Buyer and its Affiliates to make any disclosures of fact not required to be disclosed pursuant to the Express Representations made by Buyer.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller and the Company that:

6.1    Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to prevent or materially delay Buyer’s performance under this Agreement or the other applicable Transaction Documents or the consummation of the Transactions contemplated hereby and thereby.

6.2    Authorization; Binding Agreement. Buyer has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Buyer in connection with the consummation of the Transactions (the “Buyer Documents”), to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and the Buyer Documents by Buyer, the performance of its obligations hereunder and thereunder, and the consummation by Buyer of the Transactions have been duly authorized by all necessary action on behalf of Buyer, and no other corporate or stockholder action on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement and each of the Buyer Documents and the consummation of the Transactions. This Agreement has been, and each of the Buyer Documents will when executed be, duly and validly executed and delivered by Buyer, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Buyer Document when so executed and delivered will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability thereof may be limited by the Equitable Exceptions.

6.3    Conflicts; Consents of Third Parties. None of the execution and delivery by Buyer of this Agreement or the Buyer Documents, the consummation by Buyer of the Transactions, the performance of Buyer’s obligations under this Agreement or the Buyer Documents or compliance by Buyer with any of the provisions hereof or thereof will (i) violate or conflict with any provision of the Organizational Documents of Buyer; (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, require consent, notice or waiver under, or give rise to a right of termination or cancellation or other adverse consequence under, any provisions of any Contracts to which Buyer is a party or any Permit held by Buyer; or (iii) violate or conflict with, or result in the breach of any Law or Order applicable to Buyer or by which any of the properties or assets of Buyer are bound; other than, in the case of clauses (ii) and (iii), such conflicts, violations, defaults, terminations, cancellations or breaches that would not reasonably be expected to prevent or materially delay Buyer’s performance under this Agreement or the other applicable Transaction Documents or the consummation of the Transactions contemplated hereby and thereby. No consent, waiver, approval, Order, Permit or authorization of, or declaration to or filing with, or notification to, or action by, any Person or any Governmental Body is required on the part of Buyer in connection with the execution and delivery by Buyer of this Agreement or the Buyer Documents, the performance of Buyer’s obligations under this Agreement or the Buyer Documents, the compliance by Buyer with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby and thereby, except for (i) the applicable requirements of the HSR Act and (ii) any other consent, waiver, approval, Order, Permit or authorization the failure of which to be obtained, or declaration or filing the failure of which to be made, would not reasonably be expected to prohibit or restrain the ability of Buyer to consummate the Transactions.

6.4    Litigation. As of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of Buyer, threatened, at law or in equity, or before or by any Governmental Body, against Buyer or any material portion of its properties or assets which would, individually or in the aggregate, reasonably be expected to materially impair the ability of Buyer to consummate the Transactions. As of the date of this Agreement, Buyer is not subject to any unsatisfied Order that, individually or in the aggregate, would reasonably be expected to materially and adversely affect Buyer’s performance under this Agreement or the consummation of the Transactions.

6.5    Brokers’ Fee. Except for Goldman Sachs & Co. LLC and Centerview Partners LLC, Buyer (a) has not, directly or indirectly, entered into any agreement with any Person that would obligate Buyer to pay or (b) is not otherwise liable for any portion of any commission, brokerage fee, “finder’s fee”, investment banker fee or other similar commission or fee in connection with the Transactions.

6.6    Sufficient Funds. Buyer will have available to it at the Closing sufficient funds consisting of cash on hand or other sources of immediately available funds (including available lines of credit) to enable it to satisfy all of Buyer’s payment obligations under this Agreement (whether payable on or after the Closing). The obligations of Buyer under this Agreement are not subject to any conditions regarding Buyer’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions contemplated hereby. The obligations of Buyer under this Agreement are not subject to any conditions regarding Buyer’s, its respective Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

6.7    Solvency.

(a)    On and as of the Closing Date, and immediately after giving effect to the purchase and sale of Shares and the consummation of the other Transactions, and the making of the payments contemplated by this Agreement, assuming the accuracy of the Company’s representations and warranties set forth in Section 5.6, Buyer and the Company Group will be Solvent. No transfer of property is being made by Buyer and no obligation is being incurred by Buyer in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer.

(b)    For purposes of this Agreement, “Solvent” means, when used with respect to the Company Group, means that, as of any date of determination:

(i)    the fair saleable value (determined on a going concern basis) of the assets of Buyer and the Company Group shall be greater than the total amount required to pay their liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(ii)    Buyer and the Company Group shall be able to pay their debts, obligations and liabilities in the Ordinary Course of Business as they become due; and

(iii)    Buyer and the Company Group shall not have unreasonably small capital for the operation of the businesses in which they are engaged or proposed to be engaged thereafter.

ARTICLE VII

COVENANTS

7.1    Access to Information.

(a)    Prior to the Closing or earlier termination of this Agreement, the Company shall provide Buyer and its Representatives, upon reasonable advance written notice (but no later than one Business Day prior to the requested date of access) to a senior officer of FBM designated by Seller, with reasonable access during normal business hours to the books and records, employees, offices and other premises of the Company Group; provided that (i) any such access and activities shall be conducted in a manner not to interfere with the business or operations of the Company Group and (ii) without the prior written consent of the Company, which may be withheld for any reason in the sole and absolute discretion of the Company, Buyer and its Representatives shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company Group. Notwithstanding anything herein to the contrary, no member of the Company Group shall be required to provide such access or disclose any information to Buyer and its Representatives if doing so would reasonably be expected to, based on the advice of counsel, (A) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (B) violate any Law which any member of the Company Group is subject to; provided that the Company shall, and shall cause the other members of the Company Group to, use commercially reasonable efforts to provide such access or information in a way so as not to jeopardize such attorney-client privilege, work product doctrine or similar privilege or violate such applicable Law. All requests for such access shall be directed to such Person as the Company may designate in writing from time to time (collectively, the “Designated Contacts”). Other than the Designated Contacts and the Persons set forth on Schedule 7.1(a) of the Company Disclosure Schedules, prior to the Closing, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), neither Buyer, its Affiliates or their respective Representatives shall contact any known employee, contractors, supplier, customer, landlord or other material business relation of any member of the Company Group, other than contact made in the ordinary course of business that is unrelated to the Transactions.

(b)    For a period of seven years after the Closing, Buyer shall cause the Company Group to (i) provide Seller and its Representatives, upon reasonable advance written notice, reasonable access during the Company Group’s normal business hours to the appropriate officers, books and records (including all electronic data related thereto) of the Company Group, solely to the extent pertaining to the period prior to the Closing, and (ii) permit Seller and its Representatives to make copies (at Seller’s sole cost and expense) of any such books and records, in each case as reasonably requested by Seller to the extent necessary for the preparation of insurance claims, financial statements, regulatory filings, Tax Returns of Seller or its Affiliates in respect of periods ending on or prior to the Closing, or in connection with any Legal Proceedings; provided that in connection with any Legal Proceedings to which Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates (including, following the

Closing, the Company Group), on the other hand, are adverse parties, Buyer shall not be required to provide access to any such officers, books or records pursuant to this Section 7.1(b) that are pertinent to such Legal Proceeding. Buyer agrees to cause the Company to hold all the books and records of the Company Group existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven years from the Closing Date or such longer time as may be required by Law.

7.2    Conduct of the Business Pending the Closing.

(a)    Prior to the Closing or earlier termination of this Agreement, except (i) as required by applicable Law, (ii) as otherwise expressly provided by this Agreement or (iii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause the Company Group to, use commercially reasonable efforts to conduct the business of the Company Group only in the Ordinary Course of Business; provided that actions or inactions that a reasonably prudent operator of a business in similar circumstance in the industries in which the Company Group operates would take or omit to take in response to the occurrence of any Public Emergency shall, in each case, be considered to have been taken in the Ordinary Course of Business for purposes of this Section 7.2 (subject to, in the case of this proviso, reasonable notice to and consultation with Buyer in advance of taking such actions or refraining from taking such actions to the extent reasonably practicable).

(b)    Prior to the Closing or earlier termination of this Agreement, except (i) as required by applicable Law, (ii) as otherwise expressly provided by this Agreement, (iii) with the prior written consent of Buyer (which consent, other than in respect of clause (v) below, shall not be unreasonably withheld, delayed or conditioned) or (iv) as set forth in Schedule 7.2(b) of the Company Disclosure Schedules, the Company shall not and shall cause the Company Group not to:
(i)    mortgage, pledge or subject to any Lien any material assets, except Permitted Liens;

(ii)    incur or guarantee any Debt of the type set forth in (1) clause (a) of the definition thereof, other than borrowings under any existing revolving credit facility in the Ordinary Course of Business, (2) clause (b) of the definition thereof, (3) clause (c) of the definition thereof, other than capital or finance leases in the Ordinary Course of Business and substantially consistent with the capital expenditure plan set forth in Schedule 7.2(b)(xiv) of the Company Disclosure Schedules, or (4) clause (f) of the definition thereof;

(iii)    sell, assign or transfer any material assets, other than sales or transfers of aged or obsolete equipment in the Ordinary Course of Business (it being understood that transfers of Intellectual Property are addressed in clause (iv) below);

(iv)    sell, license, abandon or otherwise dispose of any material Intellectual Property, other than (A) non-exclusive licenses granted to customers, suppliers and other partners in the Ordinary Course of Business or (B) with respect to abandonments, cancellations or lapses of immaterial or obsolete Intellectual Property in the Ordinary Course of Business;

(v)    acquire any Person, or acquire any material assets constituting an operating business or line of business;

(vi)    amend its Organizational Documents;

(vii)    (A) issue, sell, pledge or transfer any of its equity securities or warrants, options or other rights to acquire its equity securities, (B)  purchase, redeem, cancel or otherwise acquire any of its equity securities or (C) split, combine, consolidate, subdivide, reduce, reclassify or redesignate any of its equity securities;

(viii)    declare, pay or set aside dividends or distributions (other than (A) cash dividends or cash distributions made prior to the Measurement Time, in each case that do not materially impair the operation of the business of the Company Group in the Ordinary Course of Business or (B) dividends or distributions solely among members of the Company Group made in the Ordinary Course of Business);

(ix)    adopt a plan or agreement of liquidation, dissolution, merger, consolidation, restructuring, reclassification, recapitalization or other reorganization;

(x)    (A) amend or modify any Material Contract in a manner that is adverse in any material respect to the Company Group, (B) voluntarily terminate any Material Contract or permit any Material Contract to expire (except automatic expirations that occur by the operation of the terms of any such Material Contract or terminations or expirations that are not adverse in any material respect to the Company Group) or (C) enter into or renew any Material Contract, except (1) entry into or renewal of any Material Contract of the type described in Section 5.13(a)(i), Section 5.13(a)(ii), Section 5.13(a)(iii), Section 5.13(a)(xv) or Section5.13(a)(xxiv) in the Ordinary Course of Business and (2) renewal of any Material Real Property Lease in the Ordinary Course of Business and on arm’s-length terms, in each case of clauses (1) and (2), so long as such Material Contract is not referenced in any other sub-section of Section 5.13(a);

(xi)    make any capital investment in, or any loan or advance (other than advances for reimbursable Ordinary Course of Business expenses or advances of expenses to directors and employees pursuant to the Organizational Documents of a member of Company Group or existing indemnification agreements) to, any other Person (other than any member of the Company Group) outside the Ordinary Course of Business;

(xii)    enter into any transaction with any of its directors or executive officers outside the Ordinary Course of Business except as otherwise permitted by Section 7.2(b)(xiii);

(xiii)    except as required by the terms of any existing Collective Bargaining Agreement or Company Benefit Plan as in effect on the date of this Agreement or amended in compliance with this Agreement (or any plan, policy, agreement, Contract, program, practice or arrangement that would be considered a Company Benefit Plan or Collective Bargaining Agreement if it were in existence on the date of this Agreement that is established in compliance with this Agreement), (A) grant any loan to, increase the compensation or benefits of, or grant or pay any bonus, cash incentive, profit-sharing, equity or equity based award (including synthetic equity) or similar payment to any Company Service Provider; (B) grant or pay (or otherwise increase) any severance, change in control, retention, termination or similar compensation or benefits to any Company Service Provider; (C) amend, adopt, establish, agree to establish, enter into or terminate any material Company Benefit Plan (or any plan, policy, agreement, Contract, program, practice or arrangement that would be considered a material Company Benefit Plan if it were in existence on the date of this Agreement), other than (1) immaterial amendments that do not materially increase liabilities under such Company Benefit Plan and (2) renewals of Company Benefit Plans that are health and welfare benefit plans in the Ordinary Course of Business that do not increase costs of any such plan by more than 15%; (D) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Benefit Plan or Collective Bargaining Agreement; (E) hire, promote or terminate any employee of the Company Group (other than a termination for cause), except for the hiring, promotion or termination of employees in the Ordinary Course of Business (including to fill vacancies) where such action does not relate to an employee whose annual base salary is (or would be) $250,000 or above; (F) engage or terminate any individual independent contractor, other than (1) the engagement of an individual independent contractor on an at-will basis or pursuant to an independent contractor agreement that is terminable at will or upon no more than 30 days’ notice with no liability (other than any liability for compensation or fees owed for services rendered prior to the date of such termination), (2) the termination of an individual independent contractor for cause or due to a material breach under the applicable independent contractor agreement or (3) where such action does not relate to individual independent contractors whose annual fees are (or would be) $250,000 or above individually; (G) implement any “plant closing,” “mass layoff” or similar action that triggers notice obligations under the WARN Act; (H) take any action that could result in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) by the Company Group or any of its ERISA Affiliates from any Multiemployer Plan; or (I) enter into, amend or terminate any Collective Bargaining Agreement (or any Contract that would be considered a Collective Bargaining Agreement if it were in existence on the date of this Agreement) or otherwise recognize or certify a Union as the bargaining representative for any employees of the Company Group; provided that the Company Group may renegotiate any Collective Bargaining Agreement in effect on the date of this Agreement that is scheduled to expire in accordance with its terms within the three-month period following the date of this Agreement in the Ordinary Course of Business on terms substantially identical to such Collective Bargaining Agreement (provided that any increases in compensation and benefits for employee subject to such Collective Bargaining Agreement do not exceed a maximum cumulative total of 3% per annum);

(xiv)    make any capital expenditures (or incur any obligations or liabilities in respect thereof) (A) in 2025 in excess of 120% of the applicable line item of the capital expenditure plan set forth in Schedule 7.2(b)(xiv) of the Company Disclosure Schedules or (B) in 2026 in excess of 1.5% of forecasted 2026 revenues plus capital expenditures set forth in such plan not expended in 2025;

(xv)    form any subsidiary or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

(xvi)    enter into any new line of business or abandon or discontinue an existing line of business;

(xvii)    change any of its cash management or accounting practices or methods, except as may be required in order to comply with changes in GAAP or applicable Law;

(xviii)    (A) make, change or revoke any material election with respect to Taxes; (B) adopt or change (or request any Governmental Body to change) any material aspect of any method of accounting for Tax purposes; (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with any Governmental Body; (D) settle, compromise or surrender any material Tax claim, audit or assessment for an amount in excess of reserves therefor on the financial statements of the Company and the Company Subsidiaries; (E) file any material amended Tax Return; (F) affirmatively surrender any right to claim a material Tax refund; or (G) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment; in the case of clauses (A) and (B), except as required by a change in applicable Law or as updated or modified to take into account changes in applicable Law pursuant to the OBBBA;

(xix)    acquire any ownership interest in any real property, or sell or dispose of any Owned Real Property;

(xx)    settle, compromise, withdraw from or initiate any Legal Proceeding (A) for an amount in excess of $1,000,000 individually, or $5,000,000 in the aggregate, or (B) involving the imposition on any member of the Company Group of any non-monetary relief or the making by any member of the Company Group of any admissions of liability or responsibility;

(xxi)    except as set forth in Schedule 7.2(b)(xxi) (and in each such case, on arm’s length terms), assign, sublease, transfer or otherwise grant another Person the right to occupy any Material Real Property Lease other than any Dark Lease; or

(xxii)    otherwise agree or enter into an agreement or otherwise commit to do any of the foregoing.

(c)    Notwithstanding anything to the contrary contained herein, during the period from the date hereof until the Closing, each member of the Company Group shall be permitted to utilize any and all available Cash, in each case in such amounts as the applicable member of the Company Group shall deem necessary, appropriate or desirable in its sole discretion, to (A) at any time pay Company Transaction Expenses; (B) at any time repay outstanding Debt; and (C) declare, pay or set aside cash dividends or other cash distributions to Seller, in the case of clauses (A), (B) and (C), so long as such amounts are paid prior to the Measurement Time, are not included in Closing Cash and do not materially impair the operation of the business of the Company Group in the Ordinary Course of Business.

7.3    Regulatory Approvals.

(a)    Subject to the terms and conditions of this Agreement and subject to Section 7.3(d), each of the parties shall, and shall cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the Transactions as promptly as practicable, including (i) preparing and filing all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or Orders from all Governmental Bodies, (ii) contesting, defending and appealing any threatened or pending Legal Proceeding or Order that would adversely affect the ability of any party hereto to consummate, or would otherwise delay the consummation of, the Transactions and (iii) taking any other actions as may be necessary, proper or advisable to effect the expiration or termination of the waiting period (and any extension thereof) applicable to the Transactions under the HSR Act at the earliest practicable date, and in any event before the Termination Date (including seeking early termination of the waiting period under the HSR Act, if available).

(b)    In furtherance and not in limitation of the foregoing, unless otherwise mutually agreed by the parties, each of Buyer and, where applicable, each of Seller and the Company undertakes and agrees to make, or cause to be made, with respect to the Transactions no later than 15 Business Days after the date hereof, an appropriate filing of a Notification and Report Form pursuant to the HSR Act. Each of the parties shall, and if applicable shall cause its Affiliates to, respond as promptly as practicable to any inquiries or requests received from any Governmental Body pursuant to the HSR Act and supply any additional information or documentation that may be requested. In the event that any party receives a request for information or documentary material from any Governmental Body with respect to the Transactions pursuant to the HSR Act, such party will use, and if applicable shall cause its Affiliates to use, reasonable best efforts to respond as promptly as practicable and (if applicable) to certify compliance with any such request for information or documentary material. Buyer acknowledges and agrees that it shall pay and be solely responsible for the payment of all filing fees owing to a Governmental Body in connection with compliance with this Section 7.3.

(c)    Further, Buyer shall, following consultation with and considering in good faith the views of Seller, have the sole right to control and direct the process by which the parties seek to avoid or eliminate impediments under the HSR Act or any other Antitrust Law, including by (i) directing the strategy and making final determinations related to the review or investigation of the Transactions by any Governmental Body and (ii) determining whether to commit to or enter into any agreement (including any voluntary timing agreement) with any Governmental Body to not consummate the Transactions for any period of time, or to stay, toll or extend, directly or indirectly, any applicable waiting period under the HSR Act or any other Antitrust Laws, or to pull and refile any filing made under the HSR Act or any other Antitrust Laws; provided, however, that Buyer shall not enter into any such timing agreement with any Governmental Body that would have the effect of delaying the consummation of the Transactions beyond the Termination Date; provided, further, that, in the event that Buyer is required to contest, defend or appeal any threatened or pending Legal Proceeding or Order that would adversely affect the ability of any party hereto to consummate, or would otherwise delay the consummation of, the Transactions, Buyer shall, following consultation with and considering in good faith the views of Seller, have the sole right to direct and control in its discretion all communications, strategy and defense of this Agreement and the Transactions with respect to any such Legal Proceeding or Order. Subject to the foregoing, each of the parties shall, and shall cause its Affiliates to, cooperate in all respects with each other to prepare any filing or submission made with any Governmental Body in connection with the Transactions and regarding any investigation or other inquiry by any Governmental Body in connection with the Transactions, which shall include (i) furnishing to the other parties such necessary information and reasonable assistance as the other parties may request in connection with the foregoing, (ii) promptly informing the other parties of any communication with any Governmental Body regarding any of the Transactions and (iii) providing outside counsel for the other parties with copies of all filings made by such party, all written correspondence between such party (and its Affiliates or advisors) with any Governmental Body and any other written information supplied by such party and such party’s Affiliates or advisors to a Governmental Body or received from such a Governmental Body in connection with the Transactions. Notwithstanding the obligations set forth in this Section 7.3(c) or elsewhere in this Agreement, each party may withhold such documents or other information (or portions thereof) deemed competitively sensitive in the good faith discretion of the party’s outside antitrust counsel, or to comply with contractual arrangements or applicable Law. Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 7.3(c) as “outside counsel only” and any such materials shall not be shared with employees, officers, manager, or directors or their equivalents of the receiving party without written approval of the providing party. Each party hereto shall, subject to applicable Law, permit counsel for the other parties to review in advance, and consider in good faith the views of the other parties in connection with, any proposed substantive written communication to any Governmental Body in connection with the Transactions. The parties agree not to participate, or to permit their Affiliates or advisors to participate, in any pre-arranged meeting or discussion, either in person or by telephone or video conference, with any Governmental Body in connection with the Transactions unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Body, gives the other parties the opportunity to attend and participate.

(d)    Further, and without limiting the generality of the rest of this Section 7.3, Buyer shall, and shall cause its Affiliates to, use reasonable best efforts to take any and all steps and actions necessary, proper, or advisable to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Body with respect to the Transactions and to avoid any suit or proceeding under the Antitrust Laws that would otherwise have the effect of preventing or delaying the Closing beyond the Termination Date (and, for the avoidance of doubt, so as to avoid an in-depth or second phase review by any relevant Governmental Body). Without limiting the foregoing, and notwithstanding anything herein to the contrary, Buyer acknowledges and agrees that its and its Affiliates’ obligations under this Section 7.3 include (i) proposing, negotiating, offering to commit to and effect (and if such offer is accepted, committing to and effecting), by order, consent decree, hold separate orders or otherwise, the sale, divestiture, license or other disposition of any assets, properties, products, product lines, services, businesses or rights of Buyer or its Affiliates or, effective as of the Closing, the Company Group or any interest or interests therein, (ii) terminating, amending or modifying any Contract or other business relationship of Buyer or its Affiliates or, effective as of the Closing, the Company Group and (iii) taking or committing to take any action that limits Buyer’s or its Affiliates’ freedom of action with respect to, or its ability to retain, any of the assets, properties, products, product lines, services or businesses of Buyer or its Affiliates, or effective as of the Closing, the Company Group or any interest or interests therein (any of the foregoing, a “Remedy Action”); provided, however, that Seller and the Company acknowledge and agree that neither Buyer nor any of its Affiliates shall be required to, and Buyer’s obligation to use reasonable best efforts shall not be deemed or construed to require Buyer or its Affiliates to (and Seller and the members of the Company Group shall not, without the prior written consent of Buyer), proffer, consent to or agree to or effect any Remedy Action (A) (x) with respect to any assets, properties, products, product lines, services or businesses of Buyer or any of its Affiliates, or (y) with respect to any assets, properties, products, product lines, services or businesses of the Company Group if such Remedy Action would, individually or in the aggregate, reasonably be expected to be (1) material to the Company Group taken as a whole or (2) materially detrimental to the benefits Buyer and its Affiliates expect as a result of the Transactions (such effect referred to in clauses (x) and (y), a “Burdensome Condition”) and (B) unless such Remedy Action is conditioned upon the consummation of the Transactions (provided that, if so requested by Buyer, Seller and the Company shall agree to take any Remedy Action that is conditioned upon consummation of the Transactions).

(e)    Further, and without limiting the generality of the foregoing, Buyer shall not, and shall cause its Affiliates not to, acquire or enter into any agreement to acquire (by merger, consolidation, acquisition of equity interests or assets, joint venture or otherwise) any Person or a business division thereof, in each case in the pro distribution business, if such acquisition or the entering into such agreement would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any applicable approval from a Governmental Body, permit or Order necessary to consummate the Transactions or the expiration or termination of any waiting period under applicable Law, that in any such case constitutes a condition to Closing under Article VIII or (ii) materially increase the risk of any Governmental Body entering an Order prohibiting the consummation of the Transactions or materially increase the risk of not being able to remove any such Order on appeal or otherwise.

7.4    Consents; Notification of Certain Matters; Further Assurances.

(a)    Until the Closing or earlier termination of this Agreement, each of Seller and the Company shall use commercially reasonable efforts to obtain, prior to the Closing, and deliver to Buyer at or prior to the Closing, all consents, waivers and approvals, as applicable, with respect to the consummation of the Transactions under each Contract (excluding sales orders and purchase orders) listed or described on Schedule 4.4(a) and Schedule 5.3(a) of the Company Disclosure Schedules (or which should have been listed or described on Schedule 4.4(a) or Schedule 5.3(a) of the Company Disclosure Schedules (each such Contract, an “Additional Contract”)) as to which written request is made by Buyer to Seller no later than 10 Business Days following the date of this Agreement (or, with respect to any Additional Contract, no later than 10 Business Days following the date on which the parties hereto identify such Additional Contract); provided that the failure to obtain any such consent, waiver or approval (in and of itself) shall not constitute a breach of this Section 7.4(a) or give rise to the failure of any condition to Closing set forth in Article VIII or any termination right set forth in Article IX, and Seller, the Company Group and their respective Affiliates shall have no liability whatsoever to Buyer (and Buyer shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any such consents, waivers or approvals in connection with the Transactions or because of the default, acceleration or termination of the applicable Contract to which they relate as a result of the failure to obtain such consents, waivers or approvals; provided, further that in no event shall Seller, any member of the Company Group or any of their respective Affiliates be required to (i) commence or engage in litigation or initiate any other Legal Proceeding against any Person in order to obtain any consent, waiver or approval pursuant to this Section 7.4(a) or (ii) make, or obligate itself to make, any payment to any third-party in order to obtain any consent, waiver or approval pursuant to this Section 7.4(a) unless Buyer agrees to pay or reimburse such Person for any such payment.

(b)    Until the Closing or earlier termination of this Agreement, Seller and the Company shall give prompt notice to Buyer of (i) any notice or other communication received by it or any member of the Company Group from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions, if the subject matter of such communication or the failure to obtain such consent would reasonably be expected to be material to the Company Group or (ii) if the Company obtains Knowledge of any breach by Seller or any member of the Company Group of its representations and warranties hereunder; provided that the delivery of any notice pursuant to this Section 7.4(b) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement; provided, further, that the failure to give any such notice (in and of itself) shall not constitute a breach of this Section 7.4(b) or give rise to the failure of any condition to Closing set forth in Article VIII or any termination right set forth in Article IX.

(c)    Until the Closing or earlier termination of this Agreement, each of the parties hereto shall (i) execute such documents and perform such further acts as may be reasonably required to carry out the provision hereof and the actions contemplated hereby and (ii) use its reasonable best efforts to, at the earliest practicable date, satisfy, or cause the satisfaction of, the condition precedents to the consummation of the Transactions; provided that this Section 7.4 shall not apply with respect to any matters relating to the HSR Act or any other Antitrust Laws, which matters shall be governed exclusively by Section 7.3.

7.5    Confidentiality. Buyer acknowledges that the information provided to Buyer and its Representatives in connection with this Agreement and the Transactions is subject to the terms of the confidentiality agreement between FBM and Buyer, dated July 2, 2025, as amended in accordance with its terms (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference; provided that such information may be used by Buyer and its Representatives for all purposes reasonably related to this Agreement or the consummation of the Transactions.

7.6    Indemnification, Exculpation and Insurance.

(a)    From and after the Closing, Buyer shall cause the applicable member of the Company Group (each a “Primary Indemnitor”) to indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the Persons who at or prior to the Closing were directors or officers of any member of the Company Group (collectively, the “Indemnitees”), with respect to all acts or omissions by them in their capacities as such or taken by them at the request of any member of the Company Group, in each case, at or prior to the Closing (the “Covered D&O Matters”) as and to the extent provided in any Organizational Document of any member of the Company Group as in effect on the date of this Agreement or on the Closing Date (to the extent there are changes thereto after the date hereof in accordance with this Agreement) or in any indemnification agreements entered into by any member of the Company Group with any Indemnitee as in effect on the date of this Agreement (and that have been made available to

Buyer), and any such indemnification agreements or arrangements of any member of the Company Group shall survive the Closing and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such amendment or modification is required by Law. In addition, from and after the Closing, Buyer shall cause the Company Group to advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 7.6 (including in connection with enforcing the indemnity and other obligations referred to in this Section 7.6), as incurred, to the fullest extent permitted under applicable Law and provided under any Organizational Document of any member of the Company Group as in effect on the date of this Agreement or on the Closing Date (to the extent there are changes thereto after the date hereof in accordance with this Agreement) or any indemnification agreements or arrangements entered into by any member of the Company Group with any Indemnitee as in effect on the date of this Agreement (and that have been made available to Buyer); provided that the Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b)    Buyer hereby acknowledges that certain Indemnitees may have rights to indemnification, advancement of expenses and/or insurance provided by Persons other than the Company Group (collectively, the “Secondary Indemnitors”). Buyer hereby agrees that, with respect to the Covered D&O Matters, (i) the Primary Indemnitors are the indemnitor of first resort (i.e., their obligations to the Indemnitees are primary and any obligation of the Secondary Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Indemnitee are secondary), (ii) the Primary Indemnitors (A) shall be required to advance all expenses, as incurred, by any Indemnitee and (B) shall be liable for all expenses, judgments, penalties, fines and amounts actually paid by the Indemnitee in settlement, in each case of clauses (A) and (B), to the extent legally permitted and as required by the terms of this Agreement, any Organizational Documents of any member of the Company Group as in effect on the date of this Agreement or on the Closing Date (to the extent there are changes thereto after the date hereof in accordance with this Agreement) or any indemnification agreements or arrangements entered into by any member of the Company Group with such Indemnitee as in effect on the date of this Agreement (and that have been made available to Buyer), without regard to any rights the Indemnitee may have against the Secondary Indemnitors, and (iii) the Primary Indemnitors irrevocably waive, relinquish and release the Secondary Indemnitors from any and all claims against the Secondary Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Each of Buyer and Seller further agree that no advancement or payment by a Secondary Indemnitor on behalf of an Indemnitee with respect to any claim for which an Indemnitee has sought indemnification from the Primary Indemnitors shall affect the foregoing. Buyer and the Indemnitees agree that the Secondary Indemnitors are express third party beneficiaries of the terms of this Section 7.6(b).

(c)    From and for six years after the Closing, Buyer shall cause the certificate of incorporation, bylaws or comparable Organizational Documents of the Company and each other member of the Company Group to contain provisions with respect to indemnification and exculpation from liability for the benefit of the Indemnitees with respect to the Covered D&O Matters that are at least as favorable to the beneficiaries of such provisions as those provisions set forth as of the date of this Agreement in the Organizational Documents of each member of the Company Group which provisions, in each case, shall not be amended, repealed or otherwise modified with respect to the Covered D&O Matters in a manner that would adversely affect the rights thereunder of any Indemnitee without the written consent of such Indemnitee.

(d)    On or prior to the Closing Date, Seller shall use commercially reasonable efforts to cause the Company to obtain and pay for a non-cancelable run-off or tail directors and officers insurance policy for a period of six years from and after the Closing Date to provide insurance coverage for Covered D&O Matters (the “D&O Insurance”) on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date hereof, at a price not to exceed 300% of the aggregate annual premium most recently paid by Seller for the Company Group (the “Maximum Amount”); provided that if Buyer can procure a policy on superior terms or on equivalent terms with an insurer with a rating higher or equivalent to Seller’s insurer, but at a lower price, as compared to any such policy that may be procured by Seller, then Buyer may obtain such policy in lieu of Seller. If Seller is unable to obtain the insurance required by this Section 7.6(d) because its cost exceeds the Maximum Amount, Seller shall use commercially reasonable efforts to obtain as much comparable insurance as possible for the years within such six-year period for a premium equal to the Maximum Amount (after reasonably cooperating with, and consulting with, Buyer). Buyer shall maintain any such D&O Insurance in full force and effect for the full term thereof. The costs of any such D&O Insurance shall be a Shared Expense.

(e)    The provisions of this Section 7.6 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

(f)    In the event that Buyer, the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer and of the Company shall assume all of the obligations of Buyer and the Company set forth in this Section 7.6.

7.7    Publicity. The initial press release of each party hereto regarding the Transactions and the execution of this Agreement shall be mutually agreed by Buyer and Seller. Thereafter, no party hereto shall, and each party shall cause its Affiliates and Representatives not to, issue or cause the publication of any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other parties hereto (not to be unreasonably withheld, conditioned or delayed); provided that nothing herein will prohibit (a) any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure upon advice of internal or external counsel is required by Law, in which case the party making such determination will (with respect to Buyer, to the extent practicable given its status as a public reporting company under the federal securities Laws) consult in good faith with the other parties hereto prior to making such disclosure or (b) AS and CD&R and their respective Affiliates from (i) communicating with the current or prospective limited partners of the investment funds managed by AS, CD&R and their respective Affiliates regarding this Agreement or the Transactions, including in connection with fundraising and reporting activities or (ii) disclosing the consummation of the Transactions on its website and otherwise in the ordinary course of their business (provided that such disclosure is consistent with the content of any press release or public announcement permitted by this Section 7.7).

7.8    Employee Matters.

(a)    For a period of 12 months following the Closing (or upon an earlier termination of employment), Buyer shall provide, or shall cause to be provided, to each employee of any member of the Company Group as of the Closing (each a “Continuing Employee”), (i) annual base salary or base wages and short-term cash incentive compensation opportunities, in each case, that are no less favorable than such annual base salary or base wages and short-term cash incentive compensation opportunities provided to such Continuing Employee immediately prior to the Closing, and (ii) employee benefits, including welfare benefits, retirement benefits and vacation benefits (but excluding for all purposes of this Section 7.8(a), defined benefit pension, retiree welfare, nonqualified deferred, severance, equity or equity-based, long-term incentive, retention, change in control and other special or non-recurring compensation or benefits), that are substantially comparable in the aggregate to either (A) the employee benefits provided to such Continuing Employee immediately prior to the Closing or (B) the employee benefits provided to similarly situated employees of Buyer and its Affiliates. For a period of six months following the Closing (or upon an earlier termination of employment), Buyer shall provide, or shall cause to be provided, to each Continuing Employee, severance payments and benefits that are no less favorable than the severance payments and benefits provided to such Continuing Employee immediately prior to the Closing under the applicable Company Benefit Plans set forth on Schedule 5.14(a) of the Company Disclosure Schedules (to the extent such Continuing Employee’s termination of employment constitutes a severance-eligible event for purposes of the applicable Company Benefit Plan).

(b)    For all purposes, including for the purposes of eligibility, vesting, vacation entitlement, severance and all other benefit entitlements under the employee benefit plans of Buyer in which Continuing Employees are eligible to participate on or following the Closing Date (the “Buyer Plans”), Buyer shall credit each Continuing Employee with his or her years of service with any member of the Company Group and any predecessor entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Company Benefit Plan; provided, however, that no such credit shall be provided (i) to the extent that such credit would result in any duplication of benefits for the same period of service, (ii) for purposes of eligibility to participate in or benefit accrual under any defined benefit pension plan or retiree welfare benefit programs or (iii) for purposes of vesting under Buyer’s equity incentive and annual cash incentive arrangements.

(c)    With respect to each Buyer Plan, for the plan year in which Continuing Employees transition from a Company Benefit Plan to the relevant Buyer Plan, Buyer shall use commercially reasonable efforts to (i) cause to be waived under any applicable Buyer Plan any pre-existing condition limitations, actively-at-work requirements, exclusions and waiting periods to the extent waived or not applicable under, or previously satisfied by each Continuing Employee and his or her eligible covered dependent under, the relevant Company Benefit Plan and (ii) cause each Continuing Employee and any eligible covered dependent to be given credit under the applicable Buyer Plan for amounts paid prior to the date on which such Continuing Employee commences participation in such Buyer Plan for purposes of applying deductibles, co-payments, co-insurance and out-of-pocket maximums.

(d)    Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any Continuing Employees covered by a Collective Bargaining Agreement shall be governed by the applicable Collective Bargaining Agreement until the expiration, modification or termination of such Collective Bargaining Agreement in accordance with its terms or applicable Law.

(e)    If requested by Buyer in a writing delivered to the Company following the date hereof and at least 15 Business Days prior to the Closing Date, the Company shall (i) take all necessary actions (including the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective as of no later than the day before the Closing Date, the Company Pension Plan set forth in Schedule 7.8(e) of the Company Disclosure Schedules and (ii) make all employee and employer contributions to such Company Pension Plan for all periods of service prior to the Closing Date. The Company shall provide Buyer with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of such Company Pension Plan (the form and substance of which shall be subject to review and reasonable comment by Buyer), and prior to the Closing Date, the Company shall provide Buyer with the final documentation evidencing that such Company Pension Plan has been terminated. If such Company Pension Plan is requested by Buyer to be terminated pursuant to this Section 7.8(e), then each Continuing Employee who participated in such Company Pension Plan immediately prior to Closing shall be eligible to participate in a 401(k) plan maintained by Buyer or an Affiliate thereof as soon as reasonably practicable following the Closing Date (giving effect to the service crediting provision of Section 7.8(b)), and Buyer shall, or shall cause the applicable Affiliate thereof to, permit, to the extent elected by any such Continuing Employee in accordance with applicable Law and as soon as reasonably practicable thereafter, a direct rollover of eligible rollover distributions (as defined in Section 402(c)(4) of the Code), including any outstanding loans, to such 401(k) plan maintained by Buyer or an Affiliate thereof with respect to each such Continuing Employee.

(f)    To the extent not paid prior to the Closing, Buyer shall, or an Affiliate of Buyer shall, pay, at the time cash incentive bonuses are regularly paid for the year in which the Closing occurs, to each participant in a Company Benefit Plan that is a cash incentive bonus plan who is then employed or engaged by Buyer or its Affiliates, the full amount of such participant’s cash incentive bonus earned for the year in which the Closing occurs, with the amount of any such cash incentive bonus payable for the portion of the year through the Closing Date at least equal to the amount accrued through the Closing Date; provided that such amounts accrued through the Closing Date (including the employer portion of any payroll, employment or similar Taxes payable by any member of the Company Group with respect thereto) are reflected in Net Working Capital.

(g)    To the extent that any employee notification or consultation requirements are imposed by applicable Law or under any Collective Bargaining Agreement with respect to the Transactions, the Company shall consult with Buyer and shall use reasonable best efforts to ensure that any such pre-Closing notification or consultation requirements are complied with in all material respects prior to the Closing.

(h)    The provisions contained in this Section 7.8 shall not (i) be treated as an amendment or other modification of any Company Benefit Plan, Buyer Plan or other employee benefit plan, policy, agreement, Contract, program, practice or other arrangement, (ii) limit the right of Buyer or any of its Affiliates to amend, terminate or otherwise modify any Company Benefit Plan, Buyer Plan or other employee benefit plan, policy, agreement, Contract, program, practice or other arrangement following the Closing Date, (iii) terminate any Company Service Provider at any time and for any reason or (iv) create any third party rights, benefits or remedies of any nature whatsoever in any Company Service Provider (or any beneficiaries or dependents thereof) or any other Person that is not a party to this Agreement.

7.9    Tax Matters.

(a)    Cooperation. From and after the Closing, Buyer and Seller shall cooperate, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns and any proceeding with respect to Taxes. Such cooperation shall include taking commercially reasonable efforts to preserve all Tax Returns, books, records and documents relating to any liabilities for Taxes relating to any Pre-Closing Tax Period until the later of the expiration of all applicable statutes of limitations and extensions thereof or a final determination within respect to Taxes for any Pre-Closing Tax Period and providing copies of all reasonably requested relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis to provide an explanation of any documents or information so provided. For the avoidance of doubt, nothing in this Agreement shall require Buyer to make available any consolidated, affiliated, combined, unitary or similar Tax Returns that include Buyer or any of its Affiliates to any Person.
(b)    [Reserved.]

(c)    [Reserved.]

(d)    [Reserved.]

(e)    Straddle Periods. Any Taxes attributable to any Straddle Period shall be allocated between the Pre-Closing Tax Period and the post-Closing period as follows: (i) Taxes, other than those referred to in clause (ii) below, shall be made by means of a deemed closing of the books and records of the Company as of the end of the Closing Date (provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated in accordance with clause (ii) below) and (ii) Taxes imposed on a periodic basis (such as real or personal property or other ad valorem Taxes) attributable to a Straddle Period shall be allocated by multiplying the amount of such Taxes for the entire Straddle Period by a fraction the numerator of which is the number of calendar days beginning on the first day of the Straddle Period and ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.
(f)     336 and 338 Elections. Neither Buyer nor any of its Affiliates shall (or, from and after the Closing, shall cause or permit the Company or any of its Affiliates to) make an election under Section 336 or Section 338 of the Code with respect to the Transactions.

(g)    Certain Tax Returns. Buyer shall cause, to the extent permitted by applicable Law, the taxable year of each member of the Company Group to end on the Closing Date.

(h)    Transfer Taxes. All Transfer Taxes shall be borne shall be borne 50% by Seller and 50% by Buyer. If Seller is required by Law to file any such Tax Return or other documentation, Buyer shall pay to Seller the amount of any Transfer Taxes required to be borne by Buyer under this Section 7.9(h) no later than three days prior to the due date thereof. If Buyer is required by Law to file any such Tax Return or other documentation, Seller shall pay to Buyer the amount of any Transfer Taxes required to be borne by Seller under this Section 7.9(h) no later than three days prior to the due date thereof. At the request of each party, the other party shall reasonably cooperate in making any filings required in order to obtain a refund for any Transfer Tax incurred in connection with the transactions contemplated by this Agreement. Any refunds of Transfer Taxes shall (net of any reasonable out-of-pocket costs actually incurred in respect of the receipt of the refund) be for Buyer or Seller, as the case may be, to the extent attributable to payments of Transfer Taxes made by each such party. To the extent permitted under applicable Law, each of the parties shall cooperate as reasonably requested by the other party in order to minimize or avoid Transfer Taxes arising out of the transactions contemplated by this Agreement.

7.10    R&W Insurance Policy. In the event Buyer or any of its Affiliates obtains a buyer-side representations and warranties insurance policy in connection with this Agreement and the transactions contemplated hereunder (such policy, a “R&W Insurance Policy”), (a) all premiums, underwriting fees, brokers’ commissions and other similar costs and expenses due and payable under such R&W Insurance Policy shall be borne solely by Buyer or such Affiliate, (b) such R&W Insurance Policy shall not provide for any “seller retention” (as such phrase is commonly used in the representations and warranties insurance policy industry) and (c) such R&W Insurance Policy shall expressly waive any claims of subrogation (except in the case of Fraud with respect to the Express Representations) against Seller and the Company, and Buyer shall provide Seller, reasonably in advance of binding the R&W Insurance Policy, the final version of the R&W Insurance Policy for informational review by Seller. Buyer acknowledges and agrees that the obtaining of any R&W Insurance Policy is not a condition to the Closing and Buyer shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article VIII, to consummate the transactions contemplated by this Agreement, even if a R&W Insurance Policy is not obtained at or prior to the Closing. In addition, Buyer acknowledges and agrees that the obtaining of any R&W Insurance Policy shall not impede or delay the Closing. At the request of Buyer, the Company and Seller shall use commercially reasonable efforts to cooperate with, and make reasonably available (upon reasonable notice and during normal business hours) their respective Representatives to assist, Buyer (and any Affiliate thereof) in connection with the obtaining, binding and causing the issuance of any R&W Insurance Policy, including by making available due diligence material reasonably requested by Buyer (or an Affiliate thereof); provided that Seller, the Company and each of their Affiliates shall not be required to provide due diligence materials where doing so would (i) result in a loss of attorney-client or legal privilege to any member of the Company Group or (ii) constitute a violation of any applicable Law. Notwithstanding the foregoing, a failure of Seller and/or the Company to comply with the obligations set forth in this Section 7.10 shall not be eligible to constitute a basis for Buyer to terminate this Agreement pursuant to Section 9.1(d) or otherwise allege the condition to Closing set forth in Section 8.2(f) is not satisfied unless any such non-performance or non-compliance constitutes an uncured Willful Breach and, in the case of termination of this Agreement on account thereof, such breach has not been cured in accordance with the time period provided in Section 9.1(d). As promptly as practicable, but in any event not later than three Business Days following both the date of this Agreement and the Closing Date, Seller shall deliver or cause to be delivered to Buyer an electronic copy of the Data Room, both as of the date of this Agreement and as of the Closing Date.

7.11    Section 280G. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company will, (i) solicit from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder) (the aforementioned waivers, the “Parachute Payment Waivers”), and deliver such executed Parachute Payment Waivers to Buyer as soon as practicable after the date hereof (but in no event later than the fifth day immediately prior to the Closing Date) and (ii) with respect to each individual executes a Parachute Payment Waiver, as soon as practicable following the delivery of the Parachute Payment Waivers to Buyer (but in no event later than the third day immediately prior to the Closing Date), prepare and distribute to its shareholders a disclosure statement describing all potential parachute payments that may be received by such disqualified individual(s) and submit to a vote of shareholders of the Company entitled to vote on such matters, the right of any such “disqualified individual” to receive the Waived 280G Benefits in a manner reasonably intended to comply in good faith with the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder (the foregoing actions, a “Section 280G Vote”). Prior to the Closing, if a Section 280G Vote is required, the Company shall deliver to Buyer evidence reasonably satisfactory to Buyer, (A) that a Section 280G Vote was solicited in a manner reasonably intended to comply in good faith with Section 280G of the Code, and the requisite shareholder approval was obtained with respect to any payments and/or benefits that were subject to the Company shareholder vote (the “Section 280G Approval”) or (B) that the Section 280G Approval was not obtained and as a consequence, pursuant to the Parachute Payment Waivers, such “parachute payments” shall not be made or provided. The determination of which payments may be deemed to constitute parachute payments, the form of the Parachute Payment Waiver, the disclosure statement, any other materials to be submitted to the Company’s shareholders in connection with the Section 280G Approval and the calculations related to the foregoing shall be subject to advance review and comment by Buyer. In the event that Buyer provides to the Company, no less than 20 Business Days prior to the Closing, a written description of any arrangements entered into at the direction of Buyer or between Buyer and its Affiliates, on the one hand, and a disqualified individual, on the other hand (“Buyer Arrangements”), and the value for purposes of Section 280G of the Code of such Buyer Arrangements, the Company shall include such description and value(s) in any materials disclosed to holders of Shares in connection with soliciting approval in accordance with this Section 7.11. The parties hereto acknowledge that the Company cannot compel any disqualified individual to waive any existing rights under a contract with the Company or any of the Company Subsidiaries and the Company shall not be deemed in breach of this Section 7.11 with respect to any disqualified individual who refuses to waive any such right.

7.12    Acknowledgments by Buyer.

(a)    Buyer acknowledges, on its own behalf and on behalf of each of its Affiliates, that it has conducted to its full satisfaction an independent investigation and verification of the business, financial condition, results of operations, assets, liabilities, properties, contracts and prospects of the Company Group, and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of its own independent investigation and verification, and has not relied on, is not relying on, and shall not rely on any information, statements, disclosures, documents, projections, forecasts or other material made available to Buyer any of its Affiliates or Representatives in any “data room”, or any information, statements, disclosures or materials, in each case, whether written or oral, made or provided by, or as part of, any of the foregoing, or any failure of any of the foregoing to disclose or contain any information, in each case except for the Express Representations (it being understood that Buyer has relied only on the Express Representations). Buyer acknowledges and agrees, on each of its own behalf and on behalf of its Affiliates, that (i) the Express Representations are the sole and exclusive representations, warranties and statements of any kind made to Buyer or any of its Affiliates and on which Buyer may rely in connection with the transactions contemplated by this Agreement; and (ii) all other representations, warranties and statements by Seller or the Company of any kind or nature expressed or implied, whether in written, electronic or oral form, including (1) the completeness or accuracy of, or any omission to state or to disclose, any information (other than to the extent set forth in the Express Representations) including in any “data room”, meetings, calls or correspondence with management of the Company Group, Seller or any other Person on behalf of the Company Group or any of their respective Affiliates or Representatives and (2) any other representation, warranty or statement relating to the historical, current or future business, financial condition, results of operations, assets, liabilities, properties, contracts, and prospects of any member of the Company Group (or the quality, quantity or condition of the assets of any member of the Company Group), are, in each case, specifically disclaimed by the Company, on its own behalf and on behalf of Seller. Buyer on its own behalf and on behalf of each of its Affiliates: (x) disclaims reliance on the items in clause (ii) in the immediately preceding sentence and (y) acknowledges and agrees that each of it has relied on, is relying on and shall rely on only the items in clause (i) in the immediately preceding sentence. Without limiting the generality of the foregoing, Buyer acknowledges and agrees, on each of its own behalf and on behalf of its Affiliates, that neither the Company Group, nor any other Person (including Seller), has made, is making or is authorized to make, and Buyer, on each of its own behalf and on behalf of each of its Affiliates, hereby waive, all rights and claims it or they may have against Seller with respect to the accuracy of, any omission or concealment of, or any misstatement with respect to, (A) any potentially material information regarding the Company Group or any of their respective equity, assets, liabilities or operations and (B) any warranty or representation (whether in written, electronic or oral form), express or implied, as to the quality, merchantability, fitness for a particular purpose, or condition of the Company Group’s business, operations, assets, liabilities, prospects or any portion thereof, except, in each case, to the extent set forth in the Express Representations.

(b)    Without limiting the generality of the foregoing, in connection with the investigation by Buyer and its Affiliates of the Company Group, each of Buyer, and its Affiliates, have received or may receive, from or on behalf of the Company Group, certain projections, forward-looking statements and other forecasts (whether in written, electronic or oral form) (collectively, “Projections”). Buyer acknowledges and agrees, on each of its own behalf and on behalf of its Affiliates, that (i) such Projections are being provided solely for the convenience of Buyer to facilitate its own independent investigation of the Company Group, (ii) there are uncertainties inherent in attempting to make such Projections and (iii) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections).

(c)    Buyer acknowledges and agrees, on each of its own behalf and on behalf of its Affiliates, that it shall not assert, institute or maintain, and shall cause each of its Affiliates not to, assert, institute or maintain, any Legal Proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 7.12, including any such Legal Proceeding with respect to the distribution to Buyer or any of its Affiliates, or Buyer’s, or any of its Affiliates’ use, of any “data room”, the Projections or any other information, statements, disclosures, or materials, in each case whether written or oral, provided by them or Seller or any failure of any of the foregoing to disclose any information; provided, however, that nothing in this Section 7.12 shall limit any claims, rights or remedies of Buyer or any of its Affiliates (or any of Buyer’s or any of its Affiliates’ rights with respect thereto) (i) under this Agreement or any of the other Transaction Documents or (ii) with respect to Fraud.

(d)    Buyer acknowledges and agrees, on each of its own behalf and on behalf of its Affiliates, that the covenants and agreements contained in this Section 7.12 (i) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing until the expiration of the applicable statute of limitations and (ii) are an integral part of the transactions contemplated by this Agreement and that, without these agreements set forth in this Section 7.12, the Company would not enter into this Agreement.

7.13    Change of Name; Intellectual Property Matters.

(a)    Within 60 days after the Closing, Buyer shall, and shall cause each relevant member of the Company Group to, (i) if applicable, pass required corporate resolutions, amend respective constitutional documents, file and submit all necessary paperwork to change the Company Group’s corporate names to names that do not comprise or contain the word “ASP” and (ii) thereafter not use any trademark, service mark, corporate name, or other indicia of origin comprising, containing, or confusingly similar to “ASP”; provided, however, that the Company and its Affiliates may continue to use the name “ASP” (x) in a text-only form in accounting, tax, and regulatory filings to factually and accurately describe the Company Group, (y) as required by applicable Law or (z) as permitted as a “fair use” under applicable trademark Law.

(b)    To the extent any Registered IP listed on Annex B is registered in the name of a Person other than a member of the Company Group, Seller shall use commercially reasonable efforts to ensure that the assignment or transfer of such Registered IP to the applicable member of the Company Group that owns such Registered IP (and any prior assignment) is recorded at the applicable Intellectual Property registry or domain name registrar prior to the Closing Date. Notwithstanding the foregoing, a failure of Seller and/or the Company to comply with the obligations set forth in this Section 7.13(b) shall not be eligible to constitute a basis for Buyer to terminate this Agreement pursuant to Section 9.1(d) or otherwise allege the condition to closing set forth in Section 8.2(f) is not satisfied unless any such non-performance or non-compliance constitutes an uncured Willful Breach and, in the case of termination of this Agreement on account thereof, such breach has not been cured in accordance with the time period provided in Section 9.1(d).

7.14    Termination of Management Consulting Agreement and Related Party Agreements. At or prior to the Closing, Seller and the Company shall, and shall cause their Affiliates to, cause (i) the Management Consulting Agreement and (ii) each Related Party Agreement designated by Buyer in writing at least five Business Days prior to the Closing, to be terminated (which, for the avoidance of doubt, shall not include any commercial agreements entered into in the Ordinary Course of Business by any portfolio company of any investment fund affiliated with, managed or advised by, or directly or indirectly controlled by AS or CD&R), in each case, without any continuing liability or obligation of any member of the Company Group. At least ten Business Days prior to Closing, Seller shall provide Buyer with an updated version of Schedule 5.21 listing all Related Party Agreements then in effect.

7.15    Exclusivity. Until the earlier of (x) the Closing and (y) such time as this Agreement is terminated in accordance with Article IX, except for the transactions contemplated by this Agreement, Seller and the Company shall not, and shall cause their respective controlled Affiliates and the other members of the Company Group not to, and shall direct their respective Representatives not to, directly or indirectly, solicit, knowingly encourage, participate in, initiate, engage in or enter into any negotiation, discussion, Contract, arrangement or mutual understanding with, any Person other than Buyer and its Affiliates and their respective Representatives, that constitutes or relates to, or could reasonably be expected to lead to, an Acquisition Proposal. Seller and the Company shall, and shall cause their respective controlled Affiliates and the other members of the Company Group, and shall direct their respective Representatives to, promptly (a) cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing and (b) terminate access of any Person (other than Buyer and its Affiliates and Representatives) to any data room hosted in connection any Acquisition Proposal. Seller and the Company shall not, and shall cause their respective controlled Affiliates and the other members of the Company Group, and shall direct their respective Representatives not to, release any Person from, or waive any provision of, any confidentiality agreement to which the Company or any of the Company Subsidiaries is a party, without the prior written consent of Buyer. For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the transactions contemplated by this Agreement): (i) any direct or indirect acquisition or purchase of all or any portion of the equity securities or material assets of the Company Group, taken as a whole (other than inventory sold in the ordinary course of business) or (ii) any merger, consolidation or other business combination involving the Company Group.

7.16    Financing Assistance.

(a)    Prior to the Closing, the Company shall, and shall cause the other members of the Company Group and its Representatives to, use reasonable best efforts to provide such customary cooperation and assistance as may be reasonably requested by Buyer in connection with the arrangement or consummation of the Debt Financing (including providing customary authorization letters to the Financing Sources), at Buyer’s sole cost and expense, and consents to (i) (x) the disclosure by Buyer to the Financing Sources of any financial statements on a confidential basis and (y) the public disclosure of certain customary line items from such financial statements, and such other customary information as may be reasonably requested by Buyer in a manner and to the extent that is customary for financings similar to the Debt Financing and (ii) the reasonable use of logos or trademarks of the Company Group, but solely for use in a manner that is not intended to, nor reasonably likely to, harm or disparage the Seller Parties, the Company Group or any of the Company Subsidiaries, and its or their respective Affiliates or Representatives; provided that:

(i)    such cooperation and assistance shall not unreasonably disrupt or interfere with the business or the operations of the Company or the Company Subsidiaries;

(ii)    nothing in this Section 7.16 shall require cooperation to the extent that it would (A) subject Seller, any member of the Company Group or any of their respective Representatives (collectively, the “Company Cooperation Parties”) to any actual or potential personal liability or (B) conflict with or violate the Organizational Documents of any member of the Company Group or any applicable Laws;

(iii)    no member of the Company Group shall be required to (A) pay any commitment or other fee, reimburse any expenses or otherwise incur or assume any liability or other obligation in connection with the Debt Financing or be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Debt Financing or any information utilized in connection therewith, (B) deliver or obtain opinions of internal or external counsel or accountants’ comfort letters or reliance letters or (C) provide access to or disclose information where access or disclosure could contravene any confidentiality agreement or jeopardize any legal or other privilege;

(iv)    no member of the Company Group shall be required to approve, execute, deliver or enter into, or perform any agreement, document or instrument with respect to the Debt Financing that would be effective prior to the Closing (other than any customary authorization letter or similar agreement as is requested by Buyer in connection with the Debt Financing to the extent necessary for the Debt Financing), or to adopt resolutions approving the agreements, documents and instruments for the Debt Financing, other than as may be necessary or advisable in connection herewith; and

(v)    no member of the Company Group shall be required to (A) provide any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments (or otherwise prepare pro forma financial information or post-Closing financial information), (B) prepare or deliver any financial statements prior to (1) 45 days following the end of such fiscal quarter for any quarterly financial statements and (2) 90 days following the end of such fiscal year for any annual financial statements, (C) require the delivery of any financial statements in a form or subject to a standard different than those provided to Buyer on or prior to the date hereof or (D) furnish any information which is not prepared by or available to the Company Group in the Ordinary Course of Business to the extent such information is not reasonably available (or cannot be derived from information reasonably available) to the Company Group.

(b)    Buyer shall indemnify and hold harmless the Company Cooperation Parties from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement or consummation of the Debt Financing and the performance of their respective obligations under this Section 7.16. Buyer shall, promptly upon written request by the Company, reimburse the Company Cooperation Parties for all reasonable and documented out-of-pocket costs and expenses incurred by them (including those of their accountants, consultants, legal counsel, agents and other Representatives) in connection with the cooperation and assistance required by this Section 7.16.

(c)    Notwithstanding the foregoing, a failure of the Company to perform or comply with the obligations set forth in this Section 7.16 shall not be eligible to constitute a basis for Buyer to terminate this Agreement pursuant to Section 9.1(d) or otherwise allege the condition to Closing set forth in Section 8.2(f) is not satisfied, unless any such non-performance or non-compliance constitutes an uncured Willful Breach and, in the case of termination of this Agreement on account thereof, such breach has not been cured in accordance with the time period provided in Section 9.1(d).

(d)    For the avoidance of doubt, Buyer hereby acknowledges and agrees that its obligations to consummate the Transactions are not subject to any condition or contingency with respect to receipt of the Debt Financing.

7.17    Treatment of Existing Indebtedness.

(a)    Prior to the Closing, Seller shall use reasonable best efforts, and shall cause each member of the Company Group to use reasonable best efforts to, prepare, execute and deliver (or cause to be delivered), in each case, in form reasonably satisfactory to Buyer: (i) to the extent required by the terms of the documentation governing such Debt, notices of prepayment and termination under the Existing Credit Agreements, Marjam Seller Notes and ISDA Agreements, (ii) all officer’s certificates, opinions of counsel, notices/requests to the trustee under the Senior Notes Indenture, notices of conditional redemption and/or satisfaction and discharge and any other documentation required to evidence the cancellation of the obligations arising thereunder, (iii) customary “payoff letters”, Lien and guaranty releases or other similar evidence of redemption, repayment, repurchase and/or satisfaction and discharge of (A) the Existing Credit Agreements, Marjam Seller Notes and ISDA Agreements and (B) Senior Notes Indenture and (iv) all other documentation (if any) required pursuant to (A) the Existing Credit Agreements, the holders of the Marjam Seller Notes and the parties designated as “Party A” under the ISDA Agreements and (B) the trustee under the Senior Notes Indenture, in each case, in order to effect the redemption, repayment, repurchase and/or satisfaction and discharge of such Specified Debt, including the backstop or replacement (or if required under Section 2.3(a)(iv), any cash collateralization) of any letter of credit issued and outstanding under the ABL Credit Agreement; provided that, Seller shall provide to Buyer for Buyer’s review drafts of such notices and other documents (A) in the case of clause (iii)(B) and (iv)(B), no later than five Business Days prior to the Closing Date and (B) in the case of clauses (i), (ii), (iii)(A) and (iv)(A), no later than three Business Days prior to the date such documents are required to be delivered in order to effect a redemption or satisfaction and discharge of such Specified Debt as required by this Agreement (or, in each case, such shorter period as Buyer may agree).

7.18    Real Estate Matters.

(a)    Prior to the Closing, the Company shall, and shall cause the applicable members of the Company Group to, reasonably cooperate with Buyer in obtaining, at Buyer’s sole cost and expense, in the event Buyer elects to obtain (i) new owner’s title insurance policies (or bringdowns of or endorsements to any of the existing title insurance policies, if available) from a nationally recognized title company selected by Buyer, in amounts and with such endorsements determined by Buyer, insuring the Company or a Company Subsidiary fee simple title interest to each of the Owned Real Properties, as applicable and (ii) NSPS/ALTA surveys of the Owned Real Properties (or updates to existing NSPS/ALTA surveys, if available) from one or more licensed surveyors selected by Buyer, sufficient to allow the title company to remove the “survey exception” from each of the title policies referenced in clause (i) above and certified to Buyer, the Company or applicable Company Subsidiary and the title company. The Company agrees that any such cooperation will include (A) delivery by the Company or applicable member of the Company Group of any customary and reasonable affidavits required by the title company to issues its policies (including non-imputation and owner’s affidavits) in form and substance reasonably satisfactory to the title company and (B) the granting of access to the applicable Owned Real Properties to the above-referenced surveyor(s) at reasonable times, upon reasonable notice and subject to reasonable limitations.

(b)    Prior to the Closing, to the extent that the applicable Material Real Property Lease obligates the applicable landlord to respond to the tenant’s request, the Company shall, and shall cause the applicable members of the Company Group to, use commercially reasonable efforts to request estoppel certificates fully executed by the applicable landlord with respect to the Material Real Property Leases. Such estoppel certificates shall certify to the following: (i) current landlord, (ii) current monthly rent, (iii) the expiration date of the Material Real Property Lease and number of renewal options, (iv) that the Material Real Property Lease with respect to such Leased Real Property is true, complete and correct, (v) that the Material Real Property Lease is enforceable against the parties and is valid in accordance with its terms, (vi) that no amounts due under the Material Real Property Lease are delinquent and (vii) that there are no defaults (or circumstances that could give rise to defaults) then existing under such Material Real Property Lease.

(c)    Notwithstanding the foregoing, a failure of the Company to perform or comply with the obligations set forth in this Section 7.18 shall not be eligible to constitute a basis for Buyer to terminate this Agreement pursuant to Section 9.1(d) or otherwise allege the condition to closing set forth in Section 8.2(f) is not satisfied unless any such non-performance or non-compliance constitutes an uncured Willful Breach and, in the case of termination of this Agreement on account thereof, such breach has not been cured in accordance with the time period provided in Section 9.1(d).

7.19    Specified Contract. Seller shall comply with the provisions of Schedule 7.19 of the Company Disclosure Schedules.

7.20    Schedule 7.20. Seller, Buyer and the Company shall comply with the provisions of Schedule 7.20 of the Company Disclosure Schedules.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1    Conditions Precedent to Obligations of Buyer, the Company and Seller. The respective obligations of Buyer, Seller and the Company to consummate the Transactions are subject to the satisfaction or, to the extent permitted by Law, waiver, at or as of immediately prior to the Closing, of each of the following conditions; provided that any condition relating to the absence of the imposition of a Burdensome Condition shall be solely to the benefit of Buyer and may be asserted only by, or waived only by, Buyer in its sole discretion:

(a)    There shall not be in effect any Law or Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions or which imposes a Burdensome Condition (other than a Burdensome Condition that Buyer, in its sole discretion, has determined to accept) (any such Law or Order, a “Legal Restraint”); and

(b)    The waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have expired, or early termination shall have been granted, without the imposition of a Burdensome Condition (other than a Burdensome Condition that Buyer, in its sole discretion, has determined to accept), and there shall be no timing or similar agreement in place preventing or delaying the consummation of the Transactions.

8.2    Conditions Precedent to Obligations of Buyer. The obligations of Buyer to consummate the Transactions are subject to the satisfaction, at or as of immediately prior to the Closing, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):

(a)    The representations and warranties of Seller set forth in Article IV and the Company set forth in Article V (other than the Fundamental Representations and the representation and warranty of the Company in Section 5.8(a)) shall be true and correct (without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) as of the Closing as if made on and as of the Closing (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    The Fundamental Representations (other than the representations and warranties contained in Section 4.3 and Section 5.4) shall be true and correct (without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) in all material respects as of the Closing as if made on and as of the Closing (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date);

(c)    The representations and warranties of Seller set forth in Section 4.3 and of the Company set forth in Section 5.4 (without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) shall be true and correct in all respects as of the Closing as if made on and as of the Closing (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date) except, in each case, for de minimis inaccuracies;

(d)    The representation and warranty of the Company set forth in Section 5.8(a) shall be true and correct as of the Closing as if made on and as of the Closing (with respect to the period covered therein);

(e)    No Material Adverse Effect shall have occurred since the date hereof and remains ongoing;

(f)    Seller and the Company shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by such Person on or prior to the Closing (other than (i) the obtaining of any consent, waiver or approval (in and of itself) under Section 7.4(a) and (ii) any of the obligations of Seller and the Company set forth in Section 7.10, Section 7.13, Section 7.16 and Section 7.18 herein, in each case, unless any non-performance or non-compliance constitutes an uncured Willful Breach); and

(g)    There shall not be pending any Legal Proceedings by any Governmental Body under any Antitrust Law challenging or seeking to prevent, hinder or delay the consummation of the Transactions or impose a Burdensome Condition (other than a Burdensome Condition that Buyer, in its sole discretion, has determined to accept) (any such Legal Proceeding, a “Legal Challenge”).

8.3    Conditions Precedent to Obligations of Seller and the Company. The obligations of Seller and the Company to consummate the Transactions are subject to the satisfaction, on or as of immediately prior to the Closing, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

(a)    The representations and warranties of Buyer set forth in Article VI shall be true and correct (without giving effect to any “materiality”, “material adverse effect”, or similar qualifiers contained in any of such representations and warranties) as of the Closing as if made on and as of the Closing (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), except where the failure of such representations and warranties to be so true and correct would not (i) have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or (ii) otherwise prevent, hinder, or delay the consummation of the Transactions; and

(b)    Buyer shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing.

8.4    Frustration of Closing Conditions. None of Seller, the Company or Buyer may rely, either as a basis for not consummating the Transactions or for terminating this Agreement and abandoning the Transactions, on the failure of any condition set forth in Sections 8.1, 8.2, or 8.3, as the case may be, to be satisfied if such failure was primarily due to any breach of a covenant, agreement, representation, or warranty of this Agreement by such party.

ARTICLE IX

TERMINATION

9.1    Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a)    by mutual written consent of Seller and Buyer;

(b)    by Seller or Buyer, by written notice to the other party, if:

(i)    the Closing has not occurred on or before August 19, 2026 (the “Initial Termination Date” and, as extended pursuant to this Section 9.1(b)(i), the “Termination Date”); provided that if the conditions set forth in Section 8.1(a) (solely to the extent relating to a Legal Restraint arising under any Antitrust Law), Section 8.1(b) or Section 8.2(g) shall not have been satisfied by the Initial Termination Date, but all other conditions to Closing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to those conditions being capable of being satisfied at such time were the Closing to have occurred at such time) have been satisfied or validly waived, then the Initial Termination Date shall be automatically extended to November 19, 2026 (the “First Extended Termination Date”); provided, further, that if the conditions set forth in Section 8.1(a) (solely to the extent relating to a Legal Restraint arising under any Antitrust Law), Section 8.1(b) or Section 8.2(g) shall not have been satisfied by the First Extended Termination Date, but all other conditions to Closing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to those conditions being capable of being satisfied at such time were the Closing to have occurred at such time) have been satisfied or validly waived, then the First Extended Termination Date shall be automatically extended to February 19, 2027; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to a party if the failure of such conditions to Closing to be satisfied was primarily due to the breach by such party of its representations and warranties under this Agreement or the failure of such party to perform any of its obligations under this Agreement; or

(ii)    there shall be in effect a final non-appealable Legal Restraint; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a party if such Legal Restraint was primarily due to the breach by such party of its representations and warranties under this Agreement or the failure of such party to perform any of its obligations under this Agreement;

(c)    by Seller, by written notice to Buyer, if there shall have been a breach by Buyer of any of its representations, warranties, covenants or agreements contained in this

Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.3 and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) 30 Business Days after providing written notice of such breach to Buyer and (ii) three Business Days prior to the applicable Termination Date; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if Seller or the Company is then in breach of this Agreement and such breach would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.2; or

(d)    by Buyer, by written notice to Seller, if there shall have been a breach by Seller or the Company of any of their respective representations, warranties, covenants or agreements contained in this Agreement (other than (i) the obtaining of any consent, waiver or approval (in and of itself) under Section 7.4(a) and (ii) any of the obligations of Seller and the Company set forth in Section 7.10, Section 7.13, Section 7.16 and Section 7.18 herein, in each case, unless any non-performance or non-compliance constitutes an uncured Willful Breach), which breach or Willful Breach, as applicable, would result in the failure to satisfy one or more of the conditions set forth in Section 8.2, and in any such case such breach or Willful Breach, as applicable, shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) 30 Business Days after providing written notice of such breach to Seller and (ii) three Business Days prior to the applicable Termination Date; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if Buyer is then in breach of this Agreement and such breach would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.3.

9.2    Effect of Termination.

(a)    In the event that this Agreement is validly terminated in accordance with Section 9.1, this Agreement shall immediately become null and void and the parties hereto shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Buyer, Seller or the Company; provided that (i) no such termination shall relieve any party hereto from liability for the payment of the Reverse Termination Fee pursuant to Section 9.2(b), as applicable, or any Fraud or any Willful Breach of its representations, warranties, covenants or agreements under this Agreement prior to the effective date of termination, as applicable, and (ii) the Confidentiality Agreement and the provisions of Section 7.5, Section 7.7, this Section 9.2 and Article X hereof (and any related definitional provisions set forth in Section 1.1) shall survive any such termination and remain valid and binding obligations of each of the parties.

(b)    In the event that (i) Buyer or Seller terminates this Agreement pursuant to Section 9.1(b)(i) or Section 9.1(b)(ii), in each case as a result of either a Legal Restraint arising under any Antitrust Law or a Legal Challenge, or the failure to satisfy the conditions set forth in Section 8.1(b), and (ii) all of the conditions set forth in Article VIII have been satisfied or validly waived other than (x) any such conditions that are by their nature to be satisfied at the Closing (so long as such conditions are capable of being satisfied if the Closing were to occur on such date) and (y) any of the conditions set forth in Section 8.1(a) (solely to the extent that any Legal Restraint arises under any Antitrust Law), Section 8.1(b) and Section 8.2(g), then, in the event of a termination by Seller or as a condition to a termination by Buyer, Buyer shall pay or cause to be paid to Seller $370,000,000 (the “Reverse Termination Fee”) (in the case of a termination by

Seller, no later than five Business Days after such termination) by wire transfer of immediately available funds to the account or accounts designated by Seller. For the avoidance of doubt, Buyer will not be required to pay the Reverse Termination Fee pursuant to this Section 9.2(b) more than once.

(c)    If Buyer fails to promptly pay the amount due pursuant to Section 9.2(b), Buyer shall pay Seller, Seller’s and its Affiliates’ reasonable and documented fees, costs and expenses (including reasonable and documented attorney’s fees and expenses and disbursements) incurred in connection with seeking payment of the amount due pursuant to Section 9.2(b) from Buyer (including with respect to any Legal Proceeding commenced by Buyer), together with interest on the amount of the Reverse Termination Fee at an interest rate per annum equal to the Interest Rate, from the date the payment of the Reverse Termination Fee is due through the date such payment in full is actually received.

(d)    The Company, Seller and Buyer acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and that without these agreements, Seller and the Company would not enter into this Agreement. Each of the parties hereto acknowledges and agrees that the payment by Buyer of the Reverse Termination Fee is not a penalty, but constitutes liquidated damages. Each of the parties hereto further acknowledges and agrees that (a) in the event of any termination of this Agreement described in Section 9.2(b), Seller’s right to receive payment from Buyer of the Reverse Termination Fee pursuant to Section 9.2(b) and, to the extent applicable, any payments pursuant to Section 9.2(c), shall be the sole and exclusive monetary remedy of the Seller Parties against the Buyer Parties for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach of or failure to perform under this Agreement or otherwise, and, upon payment of such amount(s), none of the Buyer Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, other than in the case of Fraud or Willful Breach, and (b) in no event shall Seller be entitled to both specific performance that results in the occurrence of the Closing and the payment of the Reverse Termination Fee.

ARTICLE X

MISCELLANEOUS

10.1    Survival. None of the representations and warranties of the Company, Seller, or Buyer contained in this Agreement or any certificate to be delivered pursuant to this Agreement and none of the covenants or agreements of any party contained in this Agreement required to be performed by such party before the Closing shall survive the Closing, and thereafter none of the parties hereto or any of their Affiliates or any of their respective Representatives shall have any liability whatsoever with respect to any such representation, warranty, covenant or agreement, and no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto; provided that (a) nothing in this Section 10.1 shall, nor shall be deemed or construed to, waive or release any claim or remedy for Fraud and (b) the acknowledgments and agreements set forth in Section 4.7, Section 4.8 and Section 5.25 shall survive indefinitely. The provisions of this Section 10.1 will not, however, prevent or limit a cause of action under Section 10.12 to obtain an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. Unless otherwise indicated, the covenants and agreements set forth in this Agreement which by their terms are required to be performed after the Closing shall survive the Closing until such covenants or agreements have been performed or satisfied. Notwithstanding anything to the contrary herein, the terms of this Agreement shall in no way prohibit Buyer from making claims or exercising its rights under any R&W Insurance Policy, and the rights provided under any R&W Insurance Policy shall be Buyer’s sole recourse with respect to any actual or alleged breach of any representation or warranty set forth in this Agreement (or any certificate or other document delivered hereunder with respect to any such representation or warranty), other than in the case of Fraud.

10.2    Expenses. Whether or not the Transactions are consummated, and except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement or the Transactions (including legal, accounting and other professional fees), and the Company will bear the fees, costs and expenses incurred by Seller in connection with the negotiation, execution and performance of this Agreement and the Transactions; provided that the parties hereto shall bear equally any Shared Expenses that are incurred and, with respect to any such Shared Expenses, in the event that the Transactions are not consummated, to the extent any party actually pays any such fees and expenses in excess of the share thereof that such party would have been required to bear if the Transactions had been consummated, such party shall be entitled to reimbursement from the other party. Without limiting the foregoing, Buyer will pay and be solely responsible for all filing fees payable under the HSR Act.

10.3    Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury.

(a)    This Agreement and all Related Claims shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to any laws, provisions or rules (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware and without regard to any borrowing statute that would result in the application of the statutes of limitations or repose of any other jurisdiction, and in furtherance of the foregoing, the laws of the State of Delaware will control even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive or procedural law of some other jurisdiction would ordinarily or necessarily apply; provided that any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or the Transactions, or any dispute arising out of or relating in any way to the Debt Financing or any of the transactions contemplated thereby or the performance of any services contemplated thereunder (each of the foregoing, a “Financing Party Action”), shall be governed by, and construed in accordance with, the law of the State of New York (except that in all events (i) the interpretation of the definition of “Material Adverse Effect” (and whether or not a “Material Adverse Effect” has occurred), (ii) the determination of the accuracy of any representation made by Seller or the Company hereunder and whether, as a result of any inaccuracy thereof, Buyer has the right to terminate its obligations (or decline to consummate the Transactions) hereunder and (iii) the determination of whether the Transactions have been consummated in accordance with the terms of this Agreement shall, in each case, be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, provisions or rules (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware).

(b)    Subject to the provisions of Section 3.3(c) of this Agreement, each of the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware sitting in Wilmington, Delaware (or if such court declines to exercise such jurisdiction in any appropriate state or federal court in the State of Delaware sitting in Wilmington, Delaware) over all Related Claims and the parties hereto hereby irrevocably agree that all Related Claims shall be heard and determined in such court. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The parties hereto agree that a final judgment with respect to any such Related Claim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any Financing Party Action, in any forum other than any state or federal court sitting in the Borough of Manhattan in the City of New York and hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any Financing Party Action in any such court.

(c)    Each of the parties hereto hereby consents to process being served by any party to this Agreement in any Legal Proceeding by the delivery of a copy thereof in accordance with the provisions of Section 10.6.

(d)    EACH PARTY HERETO ACKNOWLEDGES THAT ANY ACTION OR LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING OR ANY RELATED CLAIM IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION, LEGAL PROCEEDING OR RELATED CLAIM. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.3(d). EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT THE FOREGOING WAIVER SHALL EXTEND FOR THE BENEFIT OF THE FINANCING SOURCES.

10.4    Entire Agreement.

(a)    This Agreement (including the Company Disclosure Schedules and any Exhibits hereto or thereto), the Transaction Documents, the Confidentiality Agreement and each other agreement, document, instrument or certificate contemplated hereby or to be executed in connection with the Transactions (collectively, the “Specified Documents”), contain the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous agreements, discussions, negotiations, correspondence, communications, undertakings and understandings among the parties with respect to such subject matter. Other than in the case of Fraud, the parties hereto have voluntarily agreed to define their rights, liabilities and obligations with respect to the Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement and the other Specified Documents, and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement or the other Specified Documents. The parties hereby agree that neither party hereto shall have any remedies or causes of action (whether in contract, tort, statute or otherwise) for any statements, communications, disclosures, failures to disclose, representations or warranties not explicitly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; the parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of ordinary parties in an arm’s-length transaction.

(b)    Buyer acknowledges and agrees that no Representative of Seller or any member of the Company Group has any authority, express or implied, to make any representations, warranties, covenants or agreements not specifically set forth in this Agreement and subject to the limited remedies provided in this Agreement. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. No Person is asserting the truth of any factual statements contained in any representation and warranty set forth in this Agreement; rather, the parties have agreed that should any representations and warranties of any party prove inaccurate, the other party shall have the specific remedies herein specified as the exclusive remedy therefor. Nothing in this Section 10.4 shall limit Buyer’s rights and remedies in the case of Fraud.

10.5    Amendments and Waivers. This Agreement may not amended except by an instrument in writing signed by Buyer, the Company and Seller. No waiver by any party of any provision of this Agreement or any breach of this Agreement hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.6    Notices. All notices, requests, instructions, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) delivered by e-mail (provided that no “bounceback” or similar notification of non-delivery is received by the sender with respect thereto) or (iii) when received by the addressee if sent by nationally recognized overnight delivery service or prepaid first class certified mail (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company (prior to Closing) to:

ASP Flag Holdings LP
c/o American Securities LLC
[***]
[***]
Attention: [***]
Email: [***]

and

Clayton, Dubilier & Rice, LLC
[***]
Attention: [***]
Email: [***]

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael Lubowitz and Ryan Taylor
Email: [***]

If to Seller:
ASP Flag Holdings LP
c/o American Securities LLC
[***]
Attention: [***]
Email: [***]

and

Clayton, Dubilier & Rice, LLC
[***]
Attention: [***]
Email: [***]

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue

New York, NY 10153
Attention: Michael Lubowitz and Ryan Taylor
Email: [***]

If to Buyer or to the Company (after Closing), to:

Lowe’s Companies, Inc. [***]
Attention: [***]
E-mail: [***]

With a copy (which shall not constitute notice) to:

Freshfields US LLP
3 World Trade Center
175 Greenwich Street
New York, NY 10007
Attention: Damien Zoubek and Jenny Hochenberg
E-mail: [***]

Unless a different deadline for the delivery of notices, requests, instructions, demands and other communications is expressly provided for in this Agreement, all such notices, requests instructions, demands and other communications will be deemed given on the day delivered pursuant to the means set forth above if delivered before 5:00 p.m. Eastern Time on a Business Day, and otherwise on the next following Business Day. Any party hereto from time to time may change its address (including electronic email address) or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

10.7    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

10.8    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided that, Buyer may assign this Agreement to any of its Affiliates if such assignment would not reasonably be likely to delay or impair the ability of the parties to satisfy the conditions set forth in Section 8.1(a), Section 8.1(b) and Section 8.2(g), but no such assignment shall relieve Buyer of its obligations under this Agreement. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.

10.9    No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights, remedies or claims of any nature upon any Person other than the parties hereto and their respective successors or permitted assigns, except for the rights of (i) the Buyer Parties as set forth in Section 3.3(i) and Section 9.2(d); (ii) the Indemnitees as set forth Section 7.6; (iii) Weil as set forth in Section 10.10; (iv) the Non-Parties as set forth in Section 10.11; (v) the Released Parties as set forth in Section 10.13; and (vi) the Financing Sources as set forth in Section 10.3. All of the Persons identified as third-party beneficiaries in the immediately preceding sentence shall be entitled to enforce such provisions to the extent applicable to them and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were parties to this Agreement. Notwithstanding anything herein to the contrary, each of Seller and the Company agrees that none of the Financing Sources will have any liabilities to the Seller, the Company or their respective Affiliates in connection with this Agreement, the Transactions or the Debt Financing or the transactions contemplated thereby or the services contemplated thereunder, whether at law or equity, in contract, tort, statute or otherwise. Each party hereto agrees that the provisions of this Section 10.9 and Section 10.3 shall not be amended in a manner adverse to any Financing Sources without their prior written consent.

10.10    Legal Representation.

(a)    Each of Buyer, on behalf of itself and the Buyer Parties, and the Company, on behalf of itself and the Seller Parties, and on behalf of each of their respective directors, members, partners, officers, employees and Affiliates, and their respective successors and assigns (all such parties, the “Waiving Parties”), hereby agree that Weil, Gotshal & Manges LLP (or any successor) (“Weil”) may represent any or all of Seller or the Seller Parties, in each case, in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby adverse to the Waiving Parties or any other Person, notwithstanding its representation (or any continued representation) of the Company Group. Each of Buyer and the Company, on behalf of itself and the Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto.

(b)    Each of Buyer and the Company, on behalf of itself and the Waiving Parties, hereby irrevocably acknowledge and agree that all communications, written or oral, between any member of the Company Group, any of Seller or the Seller Parties or their counsel, including Weil, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Documents or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company Group notwithstanding purchase and sale of Shares, and instead survive, remain with and are controlled by Seller (the “Privileged Communications”), without any waiver thereof.

(c)    Each of Buyer and the Company, on behalf of itself and the Waiving Parties, hereby further agree (i) not to assert that any privilege has been waived as to the

Privileged Communications, whether located in the records or email server of a member of the Company Group or otherwise (including in the knowledge of the officers and employees) and (ii) not to take any action that would knowingly result in any subsequent waiver of the privilege respecting the Privileged Communications. Notwithstanding the foregoing, if a dispute arises between Buyer or any of its Affiliates (including, following the Closing, the Company Group), on the one hand, and a third party other than (and unaffiliated with) Seller, on the other hand, after the Closing, then Buyer or any of its Affiliates (including, following the Closing, the Company Group) may assert such attorney-client privilege to prevent disclosure to such third party of confidential communications by Weil.

10.11    Non-Recourse. This Agreement may only be enforced against, and other than in the case of Fraud, any Related Claims may only be made or asserted against (and are expressly limited to) the Persons that are expressly identified as the parties hereto in the preamble to and signature pages of this Agreement and solely in their capacities as such. No Person who is not a party hereto, including any current, former or future Affiliate or Representative of any party hereto or any current, former, or future Affiliate or Representative of any of the foregoing (such Persons, collectively, but specifically excluding the parties hereto, “Non-Parties”), shall have any liability (whether at law or in equity, based upon contract, tort, statute or otherwise) for obligations or liabilities arising under, in connection with or related to this Agreement or for any Related Claim and each party hereto hereby irrevocably waives and releases all such liabilities, obligations and Related Claims against any such Non-Party; provided that nothing in this Section 10.11 shall, nor shall be deemed to construed to, waive or release any claim or remedy for Fraud.

10.12    Specific Performance. The parties hereto agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that (a) the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.3 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, none of the Company, Seller nor Buyer would have entered into this Agreement. The parties hereto acknowledge and agree that any party pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.12 shall not be required to provide any bond or other security in connection with any such Order. The remedies available to the parties pursuant to this Section 10.12 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair, deemed a waiver of or otherwise limit any party’s right to seek to collect or collect damages or any other remedy. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other parties have an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties further agree that nothing set forth in this Section 10.12 shall require any party hereto to institute any Legal Proceeding for (or limit any party’s right to institute any Legal Proceeding for) specific performance under this Section 10.12 prior or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination).

10.13    Release. Effective as of the Closing Date, except for any claims, rights or remedies (or any of the Releasing Parties’ rights with respect thereto) (a) under this Agreement or the other Transaction Documents, (b) with respect to Fraud, (c) claims against any Company Service Provider in his or her capacity as such or (d) under any commercial agreements or arrangements between any Released Parties and any of the Releasing Parties that are unrelated to the Transactions, each of Buyer and the Company on behalf of itself and each of its Affiliates and each of its current, former and future officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Seller, their respective Affiliates and each of their respective current, former and future officers, directors, employees, partners, members, owners, advisors, successors and assigns (collectively, the “Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity which the Releasing Parties may have against each of the Released Parties, now has or in the future may have, in respect of any cause, matter or thing relating to the business or operations of the Company Group, the Transactions or the ownership of Shares by the Released Parties, in each case, occurring or arising on or prior to the Closing Date (including cost recovery or contribution under the Comprehensive Environmental Response, Compensation, and Liability Act or any similar Law). Each of Buyer and the Company, on behalf of itself and each Releasing Party, covenant and agree that no Releasing Party shall assert any such claim against the Released Parties.

10.14    Counterparts. This Agreement may be executed in one or more counterparts including by means of electronic transmission, such as by electronic mail in “.pdf” form, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

BUYER:

Lowe’s Companies, Inc.

By: /s/ Brandon Sink
Name:    Brandon Sink
Title:    Executive Vice President, Chief                     Financial Officer

[Signature Page to Stock Purchase Agreement]

THE COMPANY:
ASP FLAG PARENT HOLDINGS, INC.

By: /s/ Eric Schondorf
Name: Eric Schondorf
Title: Vice President and Secretary

[Signature Page to Stock Purchase Agreement]

SELLER:
ASP FLAG HOLDINGS LP

By: /s/ Eric Schondorf
Name: Eric Schondorf
Title: Vice President and Secretary
[Signature Page to Stock Purchase Agreement]